UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DYAX CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value
(2)

Aggregate number of securities to which transaction applies:

(A) 147,156,981 shares of common stock, (B) 13,731,927 shares of common stock underlying options with an exercise price below the per share cash consideration of $37.30 and (C) 557,601 Dyax restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 147,156,981 shares of common stock multiplied by the proposed per share merger consideration of $41.30, which consists of $37.30 in cash consideration and a contingent value right for an additional payment of $4.00 per share, (B) 13,731,927 shares of common stock underlying options with an exercise price below the per share cash consideration of $37.30, multiplied by $33.25 (which is the difference between $41.30 and the weighted average exercise price of $8.05 for such options) and (C) 557,601 Dyax restricted stock units multiplied by $41.30.

	(4)	Proposed maximum aggregate value of transaction: $6,557,198,809.35
(5)

Total fee paid:

$660,309.92, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying ..0001007 by the proposed maximum aggregate value of the transaction of $6,557,198,809.35

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DYAX CORP.

55 NETWORK DRIVE

BURLINGTON, MASSACHUSETTS 01803

[●]

Dear Dyax Stockholder,

We cordially invite you to attend a special meeting of stockholders of Dyax Corp., a Delaware corporation, which we refer to as Dyax, to be held on [●], at [●] [a.m.], local time, at [●], which we refer to as the special meeting.

On November 2, 2015, Dyax entered into a merger agreement with Shire Pharmaceuticals International, which we refer to as SPI, Parquet Courts, Inc., a wholly owned subsidiary of SPI that we refer to as Merger Sub, and Shire plc, which we refer to as Shire. The merger agreement provides for the acquisition by SPI of Dyax through the merger of Merger Sub with and into Dyax, which we refer to as the merger, with Dyax as the surviving corporation. At the special meeting you will be asked to consider and vote upon a proposal to adopt the merger agreement, as such agreement may be amended from time to time, which we refer to as the merger agreement.

If the merger is completed, you will be entitled to receive $37.30 in cash and one contractual contingent value right, which represents the right to receive a contingent payment of $4.00 in cash upon the achievement of a specified milestone (as more fully described in the proxy statement), in each case without interest, less any applicable withholding or transfer taxes, for each share of our common stock, par value $0.01 per share, which we refer to as a Dyax share, that you own (unless you have properly exercised and not lost or withdrawn your appraisal rights). The cash consideration of $37.30 per Dyax share represents an approximately 35% premium over Dyax’s closing share price on October 30, 2015, the last trading day before the transaction was announced, and an approximately 45% premium over Dyax’s volume-weighted average trading price for the 30-day trading period ending October 30, 2015.

The board of directors of Dyax has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the merger agreement and those transactions are fair to, and in the best interests of, Dyax and its stockholders (other than Shire, SPI and their subsidiaries) and resolved to recommend that Dyax’s stockholders approve the adoption of the merger agreement. Dyax’s board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding Dyax shares entitled to vote on the proposal. The approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the Dyax shares present in person or represented by proxy and entitled to vote on the proposal. The approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement requires the affirmative vote of holders of a majority of Dyax shares present in person or represented by proxy and entitled to vote on the proposal.

The board of directors of Dyax unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the envelope provided, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. The failure to vote will not have an effect on the vote on the (i) approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and (ii) approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

If your Dyax shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your Dyax shares at the special meeting without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your Dyax shares in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your Dyax shares “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement. The failure to instruct your bank, brokerage firm or other nominee to vote your Dyax shares “FOR” (i) approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and (ii) approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement will not have an effect on these proposals.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the contingent value rights agreement to be entered into between Shire and American Stock Transfer & Trust Company, LLC, which agreement we refer to as the CVR agreement, and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement, and a copy of the CVR agreement is attached as Annex B to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement and the CVR agreement, carefully. You may also obtain additional information about Dyax from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your Dyax shares, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at (888) 658-5755, or by e-mailing DYAX@georgeson.com.

The board of directors of Dyax has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Gustav Christensen

Chief Executive Officer and President

The proxy statement is dated [●], and is first being mailed to Dyax stockholders on or about [●].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DYAX CORP.

55 NETWORK DRIVE

BURLINGTON, MASSACHUSETTS 01803

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●]

To the Stockholders of Dyax Corp.:

Notice is hereby given that a special meeting of the stockholders of Dyax Corp., a Delaware corporation, which we refer to as Dyax, will be held at [●], local time, on [●], at [●], which we refer to as the special meeting, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 2, 2015, as it may be amended from time to time, which we refer to as the merger agreement, by and among Dyax, Shire Pharmaceuticals International, a company incorporated in Ireland, which we refer to as SPI, Parquet Courts, Inc., a Delaware corporation and a wholly owned subsidiary of SPI, which we refer to as Merger Sub, and Shire plc, a company incorporated in Jersey, which we refer to as Shire, which provides for the merger of Merger Sub with and into Dyax, which we refer to as the merger, with Dyax as the surviving corporation. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger.

3.	To consider and vote on a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

The merger agreement, the merger and the other transactions contemplated by the merger agreement are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

The board of directors of Dyax has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement and those transactions are fair to, and in the best interests of, Dyax and its stockholders (other than Shire, SPI and their subsidiaries) and resolved to recommend that Dyax’s stockholders approve the adoption of the merger agreement. Dyax’s board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock, each of which share we refer to as a Dyax share, entitled to vote on the proposal. The approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the Dyax shares present in person or represented by proxy and entitled to vote on the proposal. The approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement requires the affirmative vote of holders of a majority of Dyax shares present in person or represented by proxy and entitled to vote on the proposal.

The board of directors of Dyax unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Your vote is very important, regardless of the number of Dyax shares you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding Dyax shares entitled to vote on the proposal to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your Dyax shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The board of directors of Dyax has fixed the close of business on [●] as the record date for determining the stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each Dyax share that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices for a period of at least ten days prior to the date of the special meeting during ordinary business hours of Dyax for any purpose germane to the special meeting. The list of our stockholders of record will also be available during the special meeting at the place of the special meeting for inspection by any stockholder present at the special meeting for any purpose germane to the special meeting.

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the special meeting. If your Dyax shares are held through a bank, brokerage firm or other nominee, please send proof of your ownership to the Corporate Secretary at 55 Network Drive, Burlington, Massachusetts 01803, and Dyax will send you an admission ticket. Alternatively, please bring to the special meeting proof of your beneficial ownership of Dyax shares. Acceptable proof could include an account statement showing that you owned Dyax shares on the record date, [●]. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Andrew D. Ashe

Secretary

Burlington, Massachusetts

Dated: [●]

-i-

Annex A	Agreement and Plan of Merger, dated as of November 2, 2015, among Dyax Corp., Shire Pharmaceuticals International, Parquet Courts, Inc. and Shire plc

Annex B	Form of Contingent Value Rights Agreement, to be entered into between Shire plc and American Stock Transfer & Trust Company, LLC

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex D	Opinion of Centerview Partners LLC, dated as of November 1, 2015

-ii-

This proxy statement and a proxy card are first being mailed on or about [●], to stockholders who owned outstanding shares of common stock, par value $0.01 per share, of Dyax Corp., which we refer to as Dyax shares, as of the close of business on [●], the record date for determining stockholders entitled to notice of and to vote at the special meeting.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [●].

Parties to the Merger (Page [●])

Dyax Corp., a Delaware corporation, which we refer to as Dyax or the Company, is a biopharmaceutical company developing and commercializing therapies to address orphan diseases. Dyax’s current areas of focus include:

•	Hereditary Angioedema

Dyax develops and commercializes treatments for hereditary angioedema, which we refer to as HAE. Dyax discovered and developed KALBITOR® (ecallantide), a plasma kallikrein inhibitor, and is selling it in the United States for the treatment of acute attacks of HAE. Additionally, Dyax discovered and is developing DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, which is an investigational product candidate to treat HAE prophylactically. Dyax has also developed a biomarker assay that detects the activation of plasma kallikrein in patient blood and is using this assay to expedite the development of DX-2930.

•	Pipeline Development Programs

Dyax is expanding upon its expertise in the plasma kallikrein pathway and has an evolving pipeline of fully human monoclonal antibody drug candidates that Dyax believes have the potential to address various orphan diseases. These drug candidates include:

•	DX-2930 for diabetic macular edema

•	DX-2507 for antibody-mediated autoimmune diseases

•	DX-4012 for anti-thrombotic therapy

•	Licensing and Funded Research Portfolio

Dyax has a portfolio of product candidates being developed by licensees based on its phage display technology, which we refer to as the Licensing and Funded Research Portfolio or LFRP. This portfolio currently includes one approved product, CYRAMZA® (ramucirumab) marketed by Eli Lilly & Company, and multiple product candidates in various stages of clinical development for which Dyax is or may be eligible to receive future royalties and/or milestone payments.

Shire Pharmaceuticals International, a company incorporated in Ireland, which we refer to as SPI, is an indirect wholly owned subsidiary of Shire.

Parquet Courts, Inc., a Delaware corporation and wholly owned subsidiary of SPI, which we refer to as Merger Sub, was formed by SPI for the purpose of entering into the Agreement and Plan of Merger among Dyax, SPI, Merger Sub and Shire plc, as such agreement may be amended from time to time, which we refer to as the merger agreement, and completing the transactions contemplated by the merger agreement. Upon completion of the merger of Merger Sub with and into Dyax, with Dyax being the surviving corporation, which we refer to as the merger, Merger Sub will cease to exist as a separate entity.

Shire plc, a company incorporated in Jersey, which we refer to as Shire, is a biopharmaceutical company that focuses on developing and marketing innovative medicines for patients with rare diseases and other specialty conditions.

The Special Meeting (Page [●])

Date, Time and Place of the Special Meeting (Page [●])

The special meeting of the holders of Dyax shares to vote upon the proposal to adopt the merger agreement, which we refer to as the special meeting, will be held on [●], at [●] [a.m.], local time, at [●].

At the special meeting, holders of Dyax shares will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and to approve the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Record Date and Quorum (Page [●])

You are entitled to receive notice of, and to vote at, the special meeting if you owned Dyax shares at the close of business on [●], which Dyax has set as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and which we refer to as the record date. You will be entitled to one vote for each Dyax share that you owned on the record date. As of the record date, there were [●] Dyax shares outstanding and entitled to vote at the special meeting, held by [●] holders of record. Holders of a majority in interest of all Dyax shares issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or represented by proxy, constitute a quorum for the purposes of the special meeting. Abstentions and broker non-votes (as described in “Questions and Answers about the Special Meeting and the Merger” beginning on page [●]) are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page [●])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Dyax shares entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for Dyax’s Named Executive Officers” beginning on page [●], requires the affirmative vote of holders of a majority of the Dyax shares present in person or represented by proxy and entitled to vote on the proposal. Dyax is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

The proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement requires the affirmative vote of holders of a majority of Dyax shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

As of [●], the record date, the directors and executive officers of Dyax beneficially owned and were entitled to vote, in the aggregate, [●] Dyax shares (not including any Dyax shares deliverable upon exercise or conversion of any options, restricted stock units or other equity-based awards), representing approximately [●] percent of the outstanding Dyax shares. The directors and executive officers of Dyax have informed Dyax that they currently intend to vote all such Dyax shares “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Proxies and Revocation (Page [●])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your Dyax shares are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your Dyax shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your Dyax shares will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your Dyax shares will not have an effect on the proposal to approve the merger-related executive compensation or the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to Dyax’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Dyax Corp., Attention: Corporate Secretary, 55 Network Drive, Burlington, Massachusetts 01803.

The Merger (Page [●])

The merger agreement provides that, following satisfaction or waiver of the closing conditions set forth in the merger agreement, Merger Sub will merge with and into Dyax. Dyax will be the surviving corporation in the merger, which we refer to as the surviving corporation. As a result of the merger, Dyax will cease to be a publicly traded company and will become a wholly owned direct or indirect subsidiary of SPI. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [●])

Each Dyax share that is issued and outstanding immediately prior to the effective time of the merger, other than excluded shares, as defined below, will be converted into the right to receive:

•	an amount in cash equal to $37.30, which we refer to as the per share cash consideration, and

•	one contractual contingent value right, which we refer to as a CVR, which represents the right to receive a payment of $4.00 in cash upon the achievement of a specified milestone pursuant to the contingent value rights agreement to be entered into between Shire and American Stock Transfer & Trust Company, LLC, which we refer to as the CVR agreement, in each case, without interest thereon.

We refer to the per share cash consideration and a CVR, together, as the per share merger consideration. Excluded shares consist of:

•	Dyax shares owned immediately prior to the effective time of the merger by SPI (or any of its direct or indirect subsidiaries), Merger Sub or Dyax, except, in each case, to the extent held on behalf of a third party, and

•	Dyax shares that are owned by those who have properly demanded and perfected and not withdrawn such demand for (or lost their right to) appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, which we refer to as DGCL. In this proxy statement, we refer to such stockholders as dissenting stockholders.

Reasons for the Merger; Recommendation of the Board of Directors (Page [●])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [●], the board of directors of Dyax, which we refer to as the board of directors, has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the merger agreement and those transactions are fair to, and in the best interests of, Dyax and its stockholders (other than Shire, SPI and their subsidiaries) and resolved to recommend that Dyax’s stockholders approve the adoption of the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Dyax’s stockholders. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [●].

The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Opinion of Centerview Partners LLC (Page [●])

Dyax retained Centerview Partners LLC, which we refer to as Centerview, as financial advisor to the board of directors in connection with the proposed merger and the other transactions contemplated by the merger agreement, which we collectively refer to as the transaction throughout this Opinion of Centerview Partners LLC section and the summary of Centerview’s opinion under the caption “The Merger—Opinion of Centerview Partners LLC”, beginning on page [●]. In connection with this engagement, the board of directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of Dyax shares (other than excluded shares and Dyax shares owned by any affiliate of SPI), of the per share cash consideration, together and not separately, with one CVR, which are collectively referred to as the per share merger consideration throughout this Opinion of Centerview Partners LLC section and the summary of Centerview’s opinion under the caption “The Merger—Opinion of Centerview Partners LLC”, proposed to be paid to such holders pursuant to the merger agreement. On November 1, 2015, Centerview rendered to the board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 1, 2015 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the per share merger consideration proposed to be paid to the holders of Dyax shares (other than excluded shares and Dyax shares owned by any affiliate of SPI) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated November 1, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex D and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Dyax shares (other than excluded shares and Dyax shares owned by any affiliate of SPI) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of Dyax or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Financing of the Merger (Page [●])

The obligations of Shire, SPI and Merger Sub to complete the merger are not contingent upon the receipt by them of any financing. Shire, SPI and Merger Sub have informed Dyax that they expect that funds needed by them in connection with the merger will be derived from (i) cash on hand, (ii) borrowings under Shire’s or SPI’s existing, or any new, credit facilities, (iii) the proceeds from the sale of debt securities, or (iv) any combination of the foregoing.

Interests of Certain Persons in the Merger (Page [●])

In considering the recommendation of the board of directors with respect to the proposed merger, you should be aware that executive officers and directors of Dyax have certain interests in the merger that are different from, or in addition to, the interests of Dyax’s stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Dyax. These interests include, but are not limited to, the following:

•	payment in respect of cancelled Dyax equity awards (including outstanding options to purchase Dyax shares, which we refer to as Dyax stock options, and outstanding restricted stock units of Dyax, which we refer to as Dyax restricted stock units) based on the per share cash consideration, and the right to receive CVRs in accordance with the terms of the merger agreement;

•	the potential to receive certain payments and benefits under certain executive officers’ individual retention agreements upon a qualifying termination of employment; and

•	the entitlement to indemnification benefits in favor of directors and officers of Dyax.

For further information with respect to the arrangements between Dyax and its directors and executive officers, see the information included under “The Merger—Interests of Certain Persons in the Merger” beginning on page [●] and “Advisory Vote on Merger-Related Compensation for Dyax’s Named Executive Officers—Golden Parachute Compensation” beginning on page [●].

Material U.S. Federal Income Tax Consequences of the Merger (Page [●])

The receipt of the per share merger consideration pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of cash received and the fair market value (as of the effective time of the merger) of the CVRs received and (ii) such U.S. holder’s adjusted tax basis in Dyax shares exchanged pursuant to the merger.

There is no legal authority directly addressing the U.S. federal income tax treatment of CVRs. The parties to the CVR agreement agree to treat and report the CVR payment (except to the extent of any imputed interest, as described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for all tax purposes as additional consideration for the sale of Dyax shares, except as required by applicable law. Assuming this treatment is correct, a U.S. holder should recognize gain for U.S. federal income tax purposes equal to the excess of (i) the CVR payment received (less imputed interest) over (ii) the U.S. holder’s adjusted tax basis in the CVR. Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more detailed discussion of the U.S. federal income tax consequences of the merger, including the receipt of, and payments with respect to, the CVRs.

The tax consequences to holders will depend on their own situation. All holders should consult their own tax advisor to determine the particular tax consequences to them of the receipt of per share merger consideration in exchange for Dyax shares pursuant to the merger.

Regulatory Approvals (Page [●])

Under the terms of the merger agreement, Dyax, SPI and Shire are required to use reasonable best efforts to obtain antitrust approvals, subject to certain limitations. The merger cannot be completed until the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, applicable to the merger or the transactions contemplated by the merger agreement has expired or been terminated.

On November 19, 2015, Dyax and Shire filed notification of the proposed merger with the Federal Trade Commission, which we refer to as the FTC, and the Department of Justice, which we refer to as the DOJ, under the HSR Act.

The consummation of the merger is not conditioned on any antitrust law-related regulatory filings in the United States or in any other jurisdiction, other than those described above.

Litigation Related to the Merger (Page [●])

On November 17, 2015, a purported stockholder of Dyax, Brian T. Ford, filed a putative class action petition in the Court of Chancery of the State of Delaware against Dyax, each member of the board of directors, Shire, SPI and Merger Sub, in an action styled Brian T. Ford v. Dyax Corp. et. al., Case No. 11712-VCL. The complaint included, among other things, claims for breach of fiduciary duty against the individual directors by approving the merger agreement, and for aiding and abetting the alleged breaches of fiduciary duty against Dyax, Shire, SPI and Merger Sub. The complaint sought, among other things, either to enjoin the proposed transaction or to rescind it should it be consummated, as well as money damages. Subsequently, on November 19, 2015, the plaintiff in such action sought voluntary dismissal of its action, which was granted by the Court of Chancery of the State of Delaware on the same day, and the case was dismissed without prejudice.

The Merger Agreement (Page [●])

Treatment of Common Stock and Common Stock-Based Awards (Page [●])

•

Dyax Shares. In the merger, each Dyax share outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive the per share merger consideration, equal to (A) the per share cash consideration, without interest and less any applicable withholding or transfer taxes, plus (B) one CVR, which represents the right to receive a payment of

$4.00 in cash, without interest, less any applicable withholding or transfer taxes, upon the achievement of the milestone (as defined under the CVR agreement, see “The Contingent Value Rights Agreement” beginning on page [●]) set forth in, and subject to and in accordance with the terms and conditions in, the CVR agreement, to be entered into prior to the completion of the merger by Shire and American Stock Transfer & Trust Company, LLC, which we refer to as the rights agent.

•	Dyax Stock Options. At the effective time of the merger, each Dyax stock option outstanding immediately prior to the effective time of the merger will, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for the right to receive (without interest) (A) an amount in cash equal to the product of (i) the excess of the per share cash consideration over the exercise price per share for such Dyax stock option and (ii) the total number of Dyax shares subject to such Dyax stock option (less any withholding or transfer taxes), and (B) one CVR for each Dyax share subject to such Dyax stock option.

•	Dyax Restricted Stock Units. At the effective time of the merger, each Dyax restricted stock unit outstanding immediately prior to the effective time of the merger will, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for the right to receive (without interest) (A) an amount in cash equal to the product of (i) the number of Dyax shares subject to such Dyax restricted stock unit and (ii) the per share cash consideration (less any tax withholdings) and (B) one CVR for each Dyax share subject to such Dyax restricted stock unit.

No fraction of a CVR will be issued in connection with the merger or any other transaction contemplated by the merger agreement and the CVR agreement, and no certificates or scrip for any such fractional CVR will be issued.

No Solicitation; Other Offers (Page [●])

The merger agreement provides that Dyax is not permitted to, directly (or indirectly through third parties) (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information about Dyax or its subsidiaries relating to, or that would reasonably be expected to lead to, any acquisition proposal, (iii) otherwise facilitate knowingly any effort or attempt to make an acquisition proposal or (iv) enter into or execute any agreement relating to an acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, Dyax may, prior to the time the merger agreement is adopted by our stockholders, make available information regarding Dyax and its subsidiaries with respect to certain unsolicited written bona fide acquisition proposals or engage in discussions or negotiations with a person with respect to certain unsolicited written bona fide acquisition proposals.

At any time before the time the merger agreement is adopted by Dyax stockholders, to the extent that the board of directors determines in good faith that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, Dyax may terminate the merger agreement to enter into an alternative acquisition agreement with respect to an acquisition proposal that the board of directors has determined in good faith constitutes a superior proposal, or make a change of recommendation in respect of a superior proposal, so long as Dyax has first complied with certain terms of the merger agreement, including (i) negotiating with SPI in good faith regarding revisions proposed by SPI to the terms of the merger agreement for a period of 120 hours, subject to additional 72-hour negotiation periods if the terms of the superior proposal materially change during such negotiation period and (ii) where applicable, disbursing a termination fee.

Conditions to the Merger (Page [●])

The respective obligations of Dyax, SPI, Merger Sub and Shire to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the absence of any legal prohibitions, the adoption of the merger agreement by Dyax stockholders, receipt of regulatory approval under the HSR Act, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement, as well as the effectiveness of the CVR agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page [●].

Termination (Page [●])

Dyax and SPI may, by mutual written consent, terminate the merger agreement and abandon the transactions contemplated in the merger agreement at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Dyax’s stockholders.

The merger agreement may also be terminated and the transactions contemplated by the merger agreement abandoned upon delivery of written notice to the other party as follows:

•	by either SPI or Dyax, if any of an end date termination event, a regulatory termination event or a special meeting termination event (each, as defined in the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page [●]) has occurred;

•	by SPI, if a change of recommendation termination event or a Dyax breach termination event (each, as defined in the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page [●]) has occurred; or

•	by Dyax, if an alternative acquisition agreement termination event or a Shire group termination event (each, as defined in the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page [●]) has occurred.

Termination Fee (Page [●])

Termination Fee Required to be Disbursed by Dyax

In certain circumstances, Dyax may be required to disburse a termination fee of $180,000,000, which we refer to as the Dyax termination fee, if the merger agreement is terminated. The Dyax termination fee would be disbursable in the following circumstances:

•	If a bona fide acquisition proposal has been made to Dyax or any of its subsidiaries or any person has publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal with respect to Dyax or any of its subsidiaries (and such acquisition proposal or publicly announced intention has not been publicly withdrawn prior to the date of termination), thereafter the merger agreement is terminated by either SPI or Dyax due to the end date termination event or the special meeting termination event or by SPI due to a Dyax breach termination event and within twelve (12) months of such termination, Dyax or any of its subsidiaries has entered into an alternative acquisition agreement with respect to an acquisition proposal and such acquisition proposal is thereafter consummated (substituting 50% for 15% in the definition of acquisition proposal), which circumstance we refer to as an acquisition proposal event;

•	If the merger agreement is terminated by SPI due to the change of recommendation termination event, which circumstance we refer to as a change of recommendation event; or

•	If the merger agreement is terminated by Dyax due to the alternative acquisition agreement termination event, which circumstance we refer to as a superior proposal event.

In an acquisition proposal event, Dyax must disburse the Dyax termination fee promptly after the consummation of such acquisition proposal (but in no event later than two (2) business days of such consummation).

In a change of recommendation event, Dyax must disburse the Dyax termination fee promptly, but in no event later than two (2) business days after the date of such termination.

In a superior proposal event, Dyax must disburse the Dyax termination fee immediately prior to or substantially concurrently with, and as a condition of, such termination.

Termination Fee Required to be Disbursed by SPI

In certain circumstances, SPI may be required to disburse to Dyax a termination fee of $280,000,000, which we refer to as the SPI termination fee, if the merger agreement is terminated. The SPI termination fee would be disbursable if the following conditions are satisfied:

•	If SPI or Dyax has terminated the merger agreement due to the occurrence of the end date termination event or the regulatory termination event;

•	If at the time of such termination, all conditions to the closing of the merger set forth in the merger agreement, other than the governmental order condition, regulatory condition, and/or the legal proceeding condition, which we refer to as the regulatory conditions, were satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the merger but which would be satisfied or would be capable of being satisfied if the closing date of the merger were the date of such termination); and

•	If at the time of such termination, any of the regulatory conditions has not been satisfied.

If the foregoing conditions are satisfied, SPI must promptly, but in no event later than two (2) business days after the date of such termination, disburse the SPI termination fee. However, SPI will not be obligated to disburse the SPI termination fee if Dyax has breached its obligations in any manner that has contributed in any material respect to the failure of the governmental order condition, regulatory condition or the legal proceeding condition to be satisfied.

Expense Reimbursement

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated thereunder will be borne by the party incurring such expense. However, if the merger agreement is terminated due to the end date termination event, special meeting termination event or Dyax breach termination event, and prior to the time of termination and after the date of the merger agreement a bona fide acquisition proposal has been publicly announced or otherwise communicated to the board of directors and not withdrawn prior to the date of such termination, Dyax will reimburse SPI for its documented out-of-pocket expenses up to a maximum of $15,000,000, which we refer to as reimbursable expenses, promptly following receipt of an invoice from SPI documenting such expenses. Any reimbursable expenses owed to SPI will be credited against any Dyax termination fee.

Remedies (Page [●])

Except as provided above, upon termination of the merger agreement:

•	Where a party is entitled to either the Dyax termination fee of $180,000,000, or the SPI termination fee of $280,000,000, such termination fee will be the sole and exclusive remedy of the receiving party arising out of or related to the merger agreement, the merger or the transactions contemplated by the merger agreement, the termination of the merger agreement, the failure to consummate the merger or the transactions contemplated by the merger agreement, and any claims or actions under applicable law arising out of any such breach, termination or failure; and

•	The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement, and to enforce specifically the terms of the merger agreement.

The CVR Agreement

The CVRs will be governed by the terms of the CVR agreement, which will be entered at or prior to the effective time of the merger by Shire and the rights agent.

An amount of $4.00 in cash per CVR will be paid contingent upon Shire’s or its affiliates’ (or their respective successors’ or assigns’) receipt of approval by the U.S. Food and Drug Administration, which we refer to as the FDA, of a biologic license application which approval grants Shire or its affiliates (or their respective successors or assigns) the right to market and sell DX-2930 in the United States in accordance with applicable law for the prevention of attacks of type 1 and type 2 HAE in patients with type 1 or type 2 HAE, as evidenced by the publication of such approval by the FDA. However, such approval must not (a) require the inclusion of a “boxed warning” (as defined in 21 CFR §201.57(c)(1)) in the product labeling, (b) require the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA under the authority granted to it in 21 U.S.C. § 355-1 other than one whose elements are limited to the distribution of educational materials and (c) be granted by the FDA under subpart E of the Federal Drug and Cosmetic Act (21 CFR § 601). Such approval may contain (x) a voluntary commitment to conduct a post-approval study or clinical trial or (y) a post-approval study or clinical trial required pursuant to 21 USC §355(o).

Such FDA approval must be received on or prior to December 31, 2019 for the holders of CVRs to receive payment under the CVR agreement.

In this proxy statement, we refer to such FDA approval required for the cash payment for each CVR as the milestone (as described in more detail in “The Contingent Value Rights Agreement” beginning on page [●]).

The CVRs will not be evidenced by a certificate or other instrument. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any holder. The CVRs will not represent any equity or ownership interest in Shire or in any constituent company to the merger or any of their respective affiliates.

The CVRs may not be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except in the limited circumstances specified in the CVR agreement.

A copy of the form of CVR agreement is attached as Annex B to this proxy statement. For a more detailed description of the CVRs and the CVR agreement, see “The Contingent Value Rights Agreement” beginning on page [●].

Market Price of Dyax Shares (Page [●])

The closing price of Dyax common stock on the NASDAQ Global Market, which we refer to as NASDAQ, on October 30, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $27.53 per share of common stock. If the merger is completed, for each Dyax share you own you will be entitled to receive (i) $37.30 in cash, without interest, less any applicable withholding or transfer taxes, plus (b) one CVR, which represents the right to receive a contingent payment of $4.00 in cash, without interest, less any applicable withholding or transfer taxes, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR agreement (unless you have properly exercised, and not lost, your appraisal rights with respect to such Dyax shares). The per share cash consideration of $37.30 per Dyax share represents an approximately 35% premium over Dyax’s closing share price on October 30, 2015 and an approximately 45% premium over Dyax’s volume-weighted average trading price for the 30-day trading period ended October 30, 2015.

On [●], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Dyax common stock on NASDAQ was $[●] per share of common stock. You are encouraged to obtain current market quotations for Dyax common stock in connection with voting your Dyax shares.

Appraisal Rights (Page [●])

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your Dyax shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the per share merger consideration if you follow exactly the procedures specified under Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Dyax before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement, as provided under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [●] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your Dyax shares through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Dyax Shares (Page [●])

If the merger is completed, Dyax shares will be delisted from NASDAQ, and deregistered under the Exchange Act, and Dyax will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of Dyax shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Dyax. Please refer to the “Summary” beginning on page [●] and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [●].

Q.	What is the proposed merger transaction and what effects will it have on Dyax?

A.	The proposed merger transaction is the acquisition of Dyax by SPI pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by Dyax stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Dyax, with Dyax being the surviving corporation. As a result of the merger, Dyax will become a wholly owned direct or indirect subsidiary of SPI and will no longer be a publicly held corporation, and you, as a holder of Dyax shares, will no longer have any interest in the future earnings or growth of Dyax. In addition, following the merger, Dyax shares will be delisted from NASDAQ and deregistered under the Exchange Act, and Dyax will no longer file periodic reports with the SEC on account of Dyax shares.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, for each Dyax share that you own (unless you have properly exercised and not withdrawn a demand for (or lost your rights to) appraisal rights under the DGCL) you will be entitled to receive (i) $37.30 in cash, without interest, less any applicable withholding or transfer taxes, plus (b) one CVR, which represents the right to receive a contingent payment of $4.00 in cash, without interest, less any applicable withholding or transfer taxes, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR agreement. For example, if you own 100 Dyax shares, you will receive $3,730.00 in cash consideration plus 100 CVRs representing the right to receive a contingent payment of an additional $400.00 in cash in the aggregate upon the achievement of the milestone set forth in, and, subject to and in accordance with the terms and conditions of, the CVR agreement, in each case, less any applicable withholding or transfer taxes. Please do NOT return your stock certificate(s) with your proxy.

Q.	What are the CVRs?

A.	The CVRs represent the non-transferable contractual right to receive an additional cash payment from Shire. The right to receive the additional cash payment is contingent upon the achievement of the milestone by no later than December 31, 2019 (as more fully described in “The Contingent Value Rights Agreement” beginning on page [●]).

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than in the limited circumstances specified in the CVR agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Shire, any constituent company to the merger or any of their respective affiliates. No interest will accrue on any amounts payable on the CVRs to any person in whose name a CVR is registered in the CVR register at the applicable time, whom we refer to as CVR holder.

Q.	How does the per share cash consideration compare to the market price of Dyax shares on the last trading day prior to announcement of the merger?

A.	The per share cash consideration represents an approximately 35% premium over Dyax’s closing share price on October 30, 2015 and an approximately 45% premium over Dyax’s volume-weighted trading price for the 30-day trading period ended October 30, 2015.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first half of 2016.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of Dyax or if the merger is not completed for any other reason, the stockholders of Dyax will not receive any payment for their Dyax shares in connection with the merger. Instead, Dyax will remain an independent public company and Dyax shares will continue to be listed and traded on NASDAQ. Under specified circumstances in the merger agreement, Dyax or SPI may be required to disburse a termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fee” beginning on page [●].

Q.	What conditions must be satisfied to complete the merger?

A.	Dyax, SPI, Merger Sub and Shire are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others, (i) the absence of any law or order prohibiting the consummation of the merger; (ii) holders of a majority of the outstanding Dyax shares entitled to vote on the proposal to adopt the merger agreement will have duly adopted the merger agreement at the special meeting or any adjournment or postponement thereof; and (iii) the applicable waiting period (and any extension thereof) under the HSR Act applicable to the merger or the transactions contemplated by the merger agreement having expired or terminated.

Completion of the merger is also subject to other customary conditions in favor of the parties, regarding the accuracy of the other party’s or parties’ representations and warranties (subject to customary materiality qualifiers) and the other party’s or parties’ compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers). SPI’s and Merger Sub’s obligations to complete the merger are also subject to the condition that there be no pending legal proceeding against SPI, Dyax, Merger Sub, any subsidiary of Dyax or any of their respective representatives brought by a governmental entity challenging the merger agreement or the transactions contemplated by the merger agreement or seeking to impose material limitations on the ownership or operation of the operations or assets of Dyax and its subsidiaries. Dyax’s obligation to complete the merger is further subject to the condition that the CVR agreement be in full force and effect.

Q.	What are the material U.S. federal income tax consequences of the merger?

A.	The receipt of the per share merger consideration pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of cash received and the fair market value (as of the effective time of the merger) of the CVRs received and (ii) such U.S. holder’s adjusted tax basis in Dyax shares exchanged pursuant to the merger.

There is no legal authority directly addressing the U.S. federal income tax treatment of CVRs. The parties to the CVR agreement agree to treat and report the CVR payment (except to the extent of any imputed interest, as described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for all tax purposes as additional consideration for the sale of Dyax shares, except as required by applicable law. Assuming this treatment is correct, a U.S. holder should recognize gain for U.S. federal income tax purposes equal to the excess of (i) the CVR payment received (less imputed interest) over (ii) the U.S. holder’s adjusted tax basis in the CVR. Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more detailed discussion of the U.S. federal income tax consequences of the merger, including the receipt of, and payments with respect to, the CVRs.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned Dyax shares as of the record date for the determination of stockholders entitled to vote at the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your Dyax shares with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Dyax will be held at [●] on [●] at [●] [a.m.], local time.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal (i) to adopt the merger agreement, which provides for the acquisition of Dyax by SPI, (ii) to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and (iii) to approve a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger?

A.	Under the Exchange Act and SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Dyax’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if Dyax’s stockholders do not approve the golden parachute compensation?

A.

Approval of the compensation that may be paid or become payable to Dyax’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Dyax or the surviving corporation in the merger. Because the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers and the merger agreement, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for Dyax’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding Dyax shares entitled to vote on the proposal to adopt the merger agreement.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding Dyax shares entitled to vote on the proposal, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger?

A.	Approving the merger-related executive compensation requires the affirmative vote of holders of a majority of Dyax shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your Dyax shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your Dyax shares, your Dyax shares will not be voted, but this will not have an effect on the proposal to approve the merger-related executive compensation.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement?

A.	Approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement requires the affirmative vote of the holders of a majority of the Dyax shares present in person or represented by proxy and entitled to vote on the proposal.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement. If you fail to submit a proxy or to vote in person at the special meeting or if your Dyax shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your Dyax shares, your Dyax shares will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Do any of Dyax’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Dyax. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [●] and “Advisory Vote on Merger-Related Compensation for Dyax’s Named Executive Officers” beginning on page [●].

Q.	What is the difference between holding Dyax shares as a stockholder of record and as a beneficial owner?

A.	If on [●], your Dyax shares were registered directly in your name with our transfer agent, then you are a stockholder “of record”. If you are a stockholder of record, you may vote in person at the special meeting, by mail or over the Internet. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy.

If on [●], your Dyax shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your Dyax shares are held in “street name” and you are the beneficial owner of the Dyax shares. If you are a beneficial owner of Dyax shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	If my Dyax shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my Dyax shares for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your Dyax shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your Dyax shares. Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the special meeting, and, as a result, absent specific instructions from the beneficial owner of such Dyax shares, banks, brokerage firms or other nominees are not empowered to vote those Dyax shares on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your Dyax shares, your Dyax shares will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your Dyax shares will not have an effect on the proposal to approve the merger-related executive compensation or on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	Only stockholders of record at the close of business on [●], the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. On the record date, [●] Dyax shares were outstanding, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

If you are a beneficial owner of Dyax shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	How many votes do I have?

A.	Each holder of Dyax shares is entitled to cast one vote on each matter properly brought before the special meeting for each Dyax share that such holder owned as of the record date of [●]. As of the close of business on the record date, there were [●] Dyax shares outstanding and entitled to vote, held by [●] holders of record.

Q.	What is the quorum requirement?

A.	Under the Amended and Restated Bylaws of Dyax, which we refer to as the bylaws, holders of a majority in interest of all Dyax shares issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the special meeting.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your Dyax shares voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there.

•	Via Our Internet Voting Site at www.voteproxy.com. If you received printed proxy materials, follow the instructions for submitting your proxy via the Internet printed on your proxy card.

•	By Telephone. Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. You can also submit your proxy by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.

•	In Writing. You can submit your proxy by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

The control number provided on your proxy card is designed to verify your identity when voting by telephone or Internet. The Internet and telephone voting facilities for the submission of proxies for stockholders of record will close at 11:59 p.m., Eastern Standard Time on [●], 2016.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. To attend the meeting in person (regardless of whether you intend to vote your Dyax shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page [●] of this proxy statement.

Q.	How can I change or revoke my proxy?

A.	If you own Dyax shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	sending a written statement to that effect to our Corporate Secretary, which must be received by us by 5:00 p.m. on the business day immediately prior to the date of the special meeting;

•	submitting a properly signed proxy card or voting instruction form dated a later date;

•	submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or

•	attending the meeting in person and voting your Dyax shares.

If you hold Dyax shares in street name, you should contact the intermediary for instructions on how to change your voting instruction.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your Dyax shares. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your Dyax shares is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the Dyax shares voted?

A.	Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card will vote your Dyax shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Dyax shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own Dyax shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your Dyax shares to be voted, the Dyax shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

For the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your Dyax shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the Dyax shares shown on each proxy card that you receive in order for all of your Dyax shares to be voted at the meeting.

Q.	What happens if I sell my Dyax shares before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your Dyax shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Dyax shares and each of you notifies Dyax in writing of such special arrangements, you will retain your right to vote such Dyax shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your Dyax shares.

Q.	What happens if I sell my Dyax shares after the special meeting but before the effective time of the merger?

A.	If you transfer your Dyax shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your Dyax shares. In order to receive the per share merger consideration, you must hold your Dyax shares through the completion of the merger.

Q.	Who is paying for this proxy solicitation?

A.	Dyax has engaged Georgeson, Inc. to assist in the solicitation of proxies for the special meeting. Dyax estimates that it will pay Georgeson, Inc. a fee of $[●] and telephone charges. Dyax has agreed to reimburse Georgeson, Inc. for certain fees and expenses and will also indemnify Georgeson, Inc., its affiliates and their respective officers, directors, employees and agents against certain losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability. Dyax may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Dyax shares. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your Dyax shares are represented at the special meeting. If you hold your Dyax shares in your own name as the stockholder of record, you may submit a proxy to have your Dyax shares voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, after the completion of the merger, you will be sent a letter of transmittal promptly, and in any event within five business days, describing how you may exchange your Dyax shares for the per share merger consideration. If your Dyax shares are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” Dyax shares in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under Section 262 of the DGCL instead of receiving the per share merger consideration for my Dyax shares?

A.	Yes. As a holder of Dyax shares, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions, including submitting a proper demand, and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page [●].

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your Dyax shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, Inc., our proxy solicitor, by calling toll-free at (888) 658-5755, or by e-mailing DYAX@georgeson.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” including “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding intents, beliefs, estimates and current expectations of Dyax Corp. In some cases, forward-looking statements can be identified by terminology such as “may”, “might”, “will”, “should”, “could”, “likely”, “expects”, “intends”, “targets”, “assumes”, “seeks to”, “plans”, “anticipates”, “believes”, “projects”, “estimates”, “predicts”, “potential”, “future”, “goal”, “objective”, or “continue”, or the negative of such terms or other variations thereof or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause Dyax Corp.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such estimates, assumptions, risks, uncertainties and other factors include, but are not limited to, those related to: (i) the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental approvals of the pending merger that could cause the parties to abandon the transaction; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to disburse a termination fee; (iii) the possibility that Dyax’s stockholders may not approve the merger; (iv) the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all; (v) the failure of the merger to close for any other reason; (vi) the non-occurrence of the milestone event specified in the CVR agreement; (vii) risks related to disruption of management time from ongoing business operations due to the proposed merger; (viii) limitations placed on our ability to operate the business by the merger agreement; (ix) the outcome of any legal proceedings instituted against Dyax and/or others relating to the merger agreement, and the transactions contemplated thereby, including the merger; (x) the risk that any announcements relating to the proposed merger could have adverse effects on the market price of Dyax’s common stock; (xi) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Dyax to retain and hire key personnel and maintain relationships with its suppliers, licensees, partners and customers, and on its operating results and businesses generally; (xii) whether the expected benefits of the merger will be realized; and (xiii) certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism and natural disasters.

These forward-looking statements are also qualified by, and should be read together with, the “Forward-Looking Statements”, the “Risk Factors” and the other statements in Dyax Corp.’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, in each case as filed with the Securities and Exchange Commission and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see “Where You Can Find More Information” beginning on page [●]).

Any forward-looking statements speak only as of the date of this proxy statement, and Dyax Corp. does not undertake any obligation to correct or update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events except as otherwise required by law. New factors may emerge from time to time, and it is not possible for Dyax Corp. to predict all such factors. Furthermore, it may not be possible for Dyax Corp. to assess the impact of any such factor on its business (viewed independently or together) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

The Company

Dyax Corp.

55 Network Drive

Burlington, MA 01803

Telephone: (617) 225-2500

Dyax Corp., a Delaware corporation, is a biopharmaceutical company developing and commercializing therapies to address orphan diseases. Dyax’s current areas of focus include:

•	Hereditary Angioedema

Dyax develops and commercializes treatments for HAE. Dyax discovered and developed KALBITOR® (ecallantide), a plasma kallikrein inhibitor, and is selling it in the United States for the treatment of acute attacks of HAE. Additionally, Dyax discovered and is developing DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, which is an investigational product candidate to treat HAE prophylactically. Dyax has also developed a biomarker assay that detects the activation of plasma kallikrein in patient blood and is using this assay to expedite the development of DX-2930.

•	Pipeline Development Programs

Dyax is expanding upon its expertise in the plasma kallikrein pathway and has an evolving pipeline of fully human monoclonal antibody drug candidates that Dyax believes have the potential to address various orphan diseases. These drug candidates include:

•	DX-2930 for diabetic macular edema

•	DX-2507 for antibody-mediated autoimmune diseases

•	DX-4012 for anti-thrombotic therapy

•	Licensing and Funded Research Portfolio

Dyax has a portfolio of product candidates being developed by licensees based on its phage display technology. This portfolio currently includes one approved product, CYRAMZA® (ramucirumab) marketed by Eli Lilly & Company, and multiple product candidates in various stages of clinical development for which Dyax is or may be eligible to receive future royalties and/or milestone payments.

Shire Pharmaceuticals International

Shire Pharmaceuticals International

5 Riverwalk, Citywest Business Campus

Dublin, Ireland

Telephone: +353 1 429 7700

Parquet Courts, Inc.

c/o Shire Human Genetic Therapies, Inc.

300 Shire Way

Lexington, MA 02421

Telephone: (617)  349-0200

Shire plc

Shire

5 Riverwalk, Citywest Business Campus

Dublin, Ireland

Telephone: +353 1 429 7700

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [●], 2016 at [●], local time, at [●], or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, holders of Dyax shares will be asked to:

•	consider and vote on a proposal to adopt the merger agreement (Proposal 1 on your proxy card);

•	consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger (Proposal 2 on your proxy card); and

•	consider and vote on a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement (Proposal 3 on your proxy card).

The board of directors unanimously recommends that you vote “FOR” each of the above proposals.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on [●] as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting, and only holders of record of Dyax shares on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of the close of business on the record date, there were [●] Dyax shares outstanding and entitled to vote, held by [●] holders of record. You will have one vote on all matters properly coming before the special meeting for each Dyax share that you owned on the record date.

Holders of a majority in interest of all Dyax shares issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or represented by proxy, constitute a quorum for the purposes of the special meeting. Dyax shares represented at the special meeting but not voted, including Dyax shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies. Pursuant to the bylaws, approval of the adjournment of the special meeting in a situation in which a quorum is not present or represented at the special meeting requires the affirmative vote of holders of a majority of the Dyax shares present in person or represented by proxy and entitled to vote on the proposal. Approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement requires the affirmative vote of the holders of a majority of the Dyax shares present in person or represented by proxy and entitled to vote on the proposal.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your Dyax shares are held through a bank, brokerage firm or other nominee, please send proof of your ownership to Dyax’s Corporate Secretary at 55 Network Drive, Burlington, Massachusetts 01803, and Dyax will send you an admission ticket. Alternatively, please bring to the special meeting proof of your beneficial ownership of our common stock. Acceptable proof could include an account statement showing that you owned Dyax shares on the record date, [●]. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Dyax shares entitled to vote on the proposal. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your Dyax shares are registered directly in your name with our transfer agent, you are considered, with respect to those Dyax shares, the “stockholder of record”. This proxy statement and proxy card have been sent directly to you by Dyax.

If your Dyax shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of Dyax shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those Dyax shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your Dyax shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in street name for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such Dyax shares, banks, brokerage firms or other nominees are not empowered to vote those Dyax shares on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of Dyax shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal. For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or attend in person the special meeting, or if there are broker non-votes with respect to your Dyax shares on the issue, as applicable, the Dyax shares held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related executive compensation.

The proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement requires the affirmative vote of holders of a majority of Dyax shares present in person or represented by proxy and entitled to vote on the proposal. For the proposal to adjourn the special meeting, if necessary, desirable or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or attend in person the special meeting, or if there are broker non-votes with respect to your Dyax shares on the issue, as applicable, the Dyax shares held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your Dyax shares voted on matters presented at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your Dyax shares voted. Those instructions will identify which of the above choices are available to you in order to have your Dyax shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your Dyax shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Dyax shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Dyax shares should be voted on a matter, the Dyax shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

If you have any questions or need assistance voting your Dyax shares, please contact Georgeson, Inc., our proxy solicitor, by calling toll-free at (888) 658-5755, or by e-mailing DYAX@georgeson.com.

IT IS IMPORTANT THAT YOU VOTE YOUR DYAX SHARES AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [●], the record date, the directors and executive officers of Dyax beneficially owned and were entitled to vote, in the aggregate, [●] Dyax shares (not including any Dyax shares deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately [●] percent of the outstanding Dyax shares. The directors and officers have informed Dyax that they currently intend to vote all such Dyax shares “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the envelope provided, or may vote in person by appearing at the special meeting. If you are a beneficial owner of Dyax shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your Dyax shares will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your Dyax shares will not have an effect on the proposal to approve the merger-related executive compensation or on the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to Dyax’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Dyax Corp., Attention: Corporate Secretary, 55 Network Drive, Burlington, Massachusetts 01803.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement. Pursuant to the bylaws, approval of the adjournment of the special meeting in a situation in which a quorum is not present or represented at the special meeting requires the affirmative vote of the holders of a majority of Dyax shares present in person or represented by proxy and entitled to vote on the proposal. Approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement requires the affirmative vote of the holders of a majority of Dyax shares present in person or represented by proxy and entitled to vote on the proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Dyax’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first half of 2016. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as soon as practicable following the satisfaction or waiver of the other conditions to the merger and the filing of a certificate of merger with the Secretary of State of the State of Delaware, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page [●].

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the fair value of your Dyax shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the per share merger consideration if you follow exactly the procedures specified under Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Dyax before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [●] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your Dyax shares through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

Dyax has engaged Georgeson, Inc. to assist in the solicitation of proxies for the special meeting. Dyax estimates that it will pay Georgeson, Inc. a fee of $[●] and telephone charges. Dyax has agreed to reimburse Georgeson, Inc. for certain fees and expenses and will also indemnify Georgeson, Inc., its affiliates and their respective officers, directors, employees and agents against certain losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability. Dyax may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Georgeson, Inc., our proxy solicitor, by calling toll-free at (888) 658-5755, or by e-mailing DYAX@georgeson.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into Dyax. Dyax will be the surviving corporation in the merger. As a result of the merger, Dyax will cease to be a publicly traded company and will become a wholly owned direct or indirect subsidiary of SPI. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

At the effective time of the merger, each Dyax share that is issued and outstanding immediately prior to the effective time of the merger, other than excluded shares, will be converted into the right to receive:

•	$37.30 in cash, and

•	one CVR, which represents the right to receive a payment of $4.00 in cash, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions in, the CVR agreement, in each case, without interest thereon.

Excluded shares consist of:

•	Dyax shares owned immediately prior to the effective time of the merger by SPI (or any direct or indirect subsidiaries thereof), Merger Sub or Dyax, except, in each case, to the extent held on behalf of a third party, and

•	Dyax shares that are owned by dissenting stockholders, which are those who have perfected and not withdrawn a demand for (or lost their right to) appraisal rights pursuant to Section 262 of the DGCL.

Background of the Merger

Dyax is a biopharmaceutical company focused on the development and commercialization of novel biotherapeutics. Dyax markets KALBITOR® (ecallantide) for the treatment of acute attacks of HAE in patients 12 years of age and older. Dyax has also been developing DX-2930, a fully human monoclonal antibody, for the potential prophylactic treatment of HAE. Both KALBITOR and DX-2930 were identified using Dyax’s proprietary phage display technology, and Dyax has broadly licensed this technology under its LFRP.

The board of directors, along with Dyax’s senior management, regularly reviews Dyax’s operations, financial performance, capital structure, strategic initiatives and product portfolio and pipeline, including research and development activities related to its product candidates and the potential for commercializing those candidates. As part of this ongoing review, the board of directors has regularly evaluated Dyax’s long-term business plan and considered a variety of strategic opportunities to maximize stockholder value, including acquisitions, dispositions and other financial and strategic alternatives taking into account Dyax’s business strategy, changes in the industry, execution risks and investments in research and development.

On March 31, 2015, Dyax announced positive safety, pharmacokinetic, biomarker and efficacy results from the Phase 1b clinical study of DX-2930. On the same day, Dyax also announced receipt of Fast Track designation from the FDA for the investigation of DX-2930 for the treatment of HAE.

On June 24, 2015, Dyax entered into a formal engagement letter with Centerview to provide financial advisory services in support of the board of directors’ evaluation of such strategic opportunities, in light of Centerview’s reputation and substantial knowledge and expertise with respect to the pharmaceutical industry and mergers and acquisitions transactions generally.

On July 7, 2015, Dyax announced that the FDA had granted Breakthrough Therapy designation for DX-2930 in HAE. Additionally, on its 2015 second quarter financial results call on July 29, 2015, Dyax announced that the FDA had recently indicated that only one additional study would be needed to support Dyax’s Biologics License Application.

On September 10, 2015, Mr. Mark J. Enyedy, Head of Corporate Development of Shire, telephoned Mr. Gustav Christensen, President and Chief Executive Officer of Dyax, to provide an unsolicited non-binding indication of interest to acquire 100% of the shares of Dyax for $33.50 per share in cash, which we refer to as the $33.50 proposal. This represented a premium of 52% over Dyax’s closing share price on September 9, 2015 and a premium of 48% over Dyax’s volume-weighted average closing share price for the 30 calendar days prior to the date Shire made the $33.50 proposal. On the same day, following the call, Dyax received a written non-binding indication of interest from Shire confirming the $33.50 proposal. On the same day, following the call with Mr. Enyedy, Mr. Christensen contacted Mr. Henry Blair, Chairman of the board of directors, and the other members of the board of directors and Dyax’s senior management, to inform them of the $33.50 proposal and to schedule a meeting of the board of directors to discuss the $33.50 proposal.

On September 13, 2015, the board of directors held a meeting by teleconference to discuss the $33.50 proposal. Members of senior management of Dyax and representatives of Centerview and Locke Lord LLP, Dyax’s external corporate counsel, whom we refer to as Locke Lord, attended the meeting at the request of the board of directors. A representative of Locke Lord reviewed with the members of the board of directors their fiduciary duties. The board of directors discussed potential conflicts of interest and noted no director had any conflict that would prevent him or her from fulfilling his or her fiduciary duties. The board of directors was aware that one director had an ownership interest in a corporation that had recently been acquired by Shire. The board of directors and representatives of Centerview and Locke Lord discussed the $33.50 proposal in light of Dyax’s standalone prospects, analyst estimates, upcoming catalysts and the competitive landscape. A representative of Centerview also reviewed for the board of directors other parties who could potentially be interested in a strategic transaction with Dyax, Centerview’s preliminary financial analysis of Dyax, and the $33.50 proposal. Following discussion, it was the consensus of the board of directors that Mr. Christensen should communicate to Shire that the $33.50 proposal provided insufficient value to warrant discussions with Shire. In addition, while not making a decision on whether to do so, the board of directors discussed whether Dyax should contact other potentially interested parties with respect to a strategic transaction with Dyax if Shire were to make another proposal. The board of directors discussed the potential benefits and detriments to Dyax of soliciting other potentially interested parties, comprising in part the need for confidentiality and the potential negative impact such solicitations would have on employees and the business of Dyax at a critical time for Dyax, including preparation for and execution of the strategically critical DX-2930 pivotal HAE trial. The board of directors also determined to form a special committee, which we refer to as the committee, to assist in the assessment of Shire’s acquisition proposal if Shire were to make another proposal and potential strategic alternatives generally. The board of directors noted that the committee was being formed as a matter of convenience to permit a subset of the members of the board of directors to be able to meet and make decisions on an expedited basis and not to address any potential conflicts of interests among the members of the board of directors or management. The board of directors appointed Messrs. Blair, Christensen, Marc Kozin, David McLachlan and Paolo Pucci as the members of the committee.

On September 17, 2015, Dyax engaged Sullivan & Cromwell LLP, whom we refer to as Sullivan & Cromwell, as its external mergers and acquisitions counsel to assist Dyax in considering a potential transaction with Shire as well as to assist it in evaluating strategic alternatives more generally.

On September 21, 2015, Mr. Christensen contacted Mr. Enyedy of Shire to inform him that Dyax was not interested in discussing the potential transaction reflected in the $33.50 proposal.

On September 22, 2015, Mr. Enyedy contacted Mr. Christensen to invite him to meet with Dr. Flemming Ornskov, Chief Executive Officer of Shire, as an opportunity for the two executives to become better acquainted.

On September 23, 2015, the committee held a meeting by teleconference. Members of senior management and representatives from Centerview, Locke Lord and Sullivan & Cromwell attended the meeting at the request of the board of directors. Following discussions among the members of the committee regarding the invitation for a meeting between Mr. Christensen and Dr. Ornskov, the committee determined that Mr. Christensen should accept the invitation to meet but that Mr. Christensen should reiterate to Dr. Ornskov that Dyax was not interested in a potential transaction with Shire based on the $33.50 proposal. Following this meeting, Mr. Christensen communicated to Mr. Enyedy his acceptance of the invitation to meet but reiterated Dyax’s views that the $33.50 proposal was insufficient to warrant discussions regarding a potential transaction between Dyax and Shire.

On September 30, 2015, Mr. Christensen and Dr. Ornskov met, and Mr. Christensen again told Dr. Ornskov that the $33.50 proposal was insufficient to warrant further discussions regarding a potential transaction between Dyax and Shire.

On October 1, 2015, the board of directors held a regularly scheduled quarterly meeting at Dyax’s headquarters. Members of senior management and representatives from Centerview, Locke Lord and Sullivan & Cromwell attended the meeting at the request of the board of directors. The board of directors and the senior management generally discussed matters relating to Dyax’s business during the meeting. Mr. Christensen updated the board of directors on his discussion with Dr. Ornskov and reported that he had reiterated to Dr. Ornskov that the $33.50 proposal was insufficient to warrant further discussions regarding a potential transaction between Dyax and Shire.

Later that same day, Dr. Ornskov telephoned Mr. Christensen and the two briefly discussed the $33.50 proposal and Mr. Christensen again reiterated that the $33.50 proposal was insufficient to warrant further discussions regarding a potential transaction between Dyax and Shire. Following this telephone call and on the same day, Dr. Ornskov called Mr. Christensen again and indicated that Shire was prepared to increase its nonbinding proposal from $33.50 per share in cash to $36.00 per share in cash, which we refer to as the $36.00 proposal, which represented a premium of 63% over Dyax’s closing share price on September 9, 2015, the date immediately prior to the $33.50 proposal, and a premium of 59% over Dyax’s volume-weighted average closing share price for the 30 calendar days prior to the date Shire made the $33.50 proposal, and a premium of 89% over Dyax’s closing share price on October 1, 2015. Dr. Ornskov further requested that Dyax allow Shire to conduct a targeted due diligence investigation of Dyax. On the same day, following the conversations between Mr. Christensen and Dr. Ornskov, Dyax received a revised written non-binding indication of interest from Shire confirming the $36.00 proposal.

On October 2, 2015, the board of directors held a meeting by teleconference. Members of senior management and representatives from Centerview, Locke Lord and Sullivan & Cromwell attended the meeting at the request of the board of directors. At the meeting, a representative of Sullivan & Cromwell reviewed with the board of directors the directors’ fiduciary duties. Following this review, the board of directors discussed whether now was the right time to consider a strategic transaction and the next steps in exploring such a potential transaction, including whether to permit Shire to conduct a due diligence investigation of Dyax with a view toward a receipt of a higher nonbinding proposal price, taking into account the board of directors’ understanding of Dyax, its standalone prospects and the risks inherent in its business. The board of directors also discussed the potential benefits and detriments of contacting other potentially interested parties to a strategic transaction. The board of directors discussed their concerns about contacting other parties regarding a potential transaction and engaging in discussions with such parties, and in particular with respect to maintaining confidentiality and the potential for a leak, the appropriate allocation of senior management time during a critical period in Dyax’s regulatory process for DX-2930, the incremental diversion of employee time and attention associated with interacting with multiple counterparties and the potential for a disruption of the operations of Dyax, including preparation for and execution of the strategically critical DX-2930 pivotal HAE trial. In addition, the board of directors discussed the likelihood that contacting other parties would generate proposals with values exceeding Shire’s $36.00 proposal, and in particular considering Shire’s deep interest and understanding of DX-2930 and HAE and the lack of such a high level of understanding of DX-2930 and HAE by other potential parties. While making no decision, the consensus of the directors was that contacting other parties with respect to a potential transaction involving Dyax carried a significant amount of risk. A representative of Centerview reviewed the financial terms of the $36.00 proposal and its preliminary financial analysis of Dyax. The board of directors directed management to respond to Shire that although the revised nonbinding proposal price of $36.00 was still insufficient, Dyax would be willing to allow Shire to proceed with a targeted due diligence review for ten days with a view toward a receipt of a higher nonbinding proposal price at the end of such ten-day period, and authorized senior management to allow Shire to engage in a targeted due diligence investigation of Dyax as suggested. The board of directors also instructed management to inform Shire that Shire would need to take reasonable steps to ensure regulatory approval for any potential transaction that would need to be obtained.

On October 4, 2015, Mr. Christensen telephoned Dr. Ornskov and informed him that while the revised nonbinding proposal of $36.00 was still insufficient, Dyax would permit Shire to conduct targeted due diligence of Dyax in order to enable Shire to submit an improved nonbinding proposal. Mr. Christensen also emphasized again that Shire would be required to make Dyax comfortable with respect to any risks associated with obtaining regulatory approval, in the event the parties were to move forward with a potential transaction.

On October 5, 2015, a representative of Dyax sent a representative of Shire a draft confidentiality agreement. From that date through October 9, 2015, senior management of Dyax and Shire, together with representatives of Sullivan & Cromwell and representatives of Ropes & Gray LLP, external counsel for Shire, whom we refer to as Ropes & Gray, negotiated the terms of a confidentiality agreement. The final confidentiality agreement, which was entered into by Dyax and Shire on October 9, 2015, included a twelve-month standstill provision pursuant to which Shire would be prohibited from taking certain actions with respect to Dyax during such period, which by its terms would terminate upon Dyax entering into a definitive agreement with a third party providing for a change of control of Dyax.

Following execution of the confidentiality agreement, Shire received access to an electronic data room containing due diligence information about Dyax.

On October 13, 2015, a representative of a pharmaceutical company with a large market capitalization, which we refer to as Party A, contacted Mr. Christensen, requesting a meeting to discuss general opportunities to collaborate.

On October 14, 2015, Mr. Christensen and a representative of Party A had a telephone call, during which the representative of Party A expressed a general interest in Dyax’s rare disease pipeline and inquired whether Dyax would be willing to consider a collaboration with Party A. Mr. Christensen responded that while Dyax was not interested in such a collaboration, it would be open to considering any and all strategic alternatives to maximize stockholder value. Notwithstanding this statement from Mr. Christensen, the representative of Party A did not express any interest in a strategic transaction between Dyax and Party A, including a potential sale of control transaction.

On October 16, 2015, representatives of Shire participated in meetings with senior management of Dyax, as well as representatives of Centerview, to discuss Dyax’s business and operations.

On October 19, 2015, Dr. Ornskov telephoned Mr. Christensen with a revised nonbinding proposal to acquire 100% of the issued and outstanding shares of Dyax for (i) $37.00 per share in cash and (ii) one contingent value right, representing the right to receive $3.00 per share in cash upon the FDA approval of DX-2930. The upfront cash portion represented a premium of 67% over Dyax’s closing share price on September 9, 2015, the date immediately prior to the $33.50 proposal, and a premium of 64% over Dyax’s volume-weighted average closing share price for the 30 calendar days prior to the date Shire made the $33.50 proposal, and a premium of 32% over Dyax’s closing share price on October 16, 2015.

Later on that same day, the board of directors held a meeting by teleconference. Members of senior management and representatives from Centerview, Locke Lord and Sullivan & Cromwell attended the meeting at the request of the board of directors. At the meeting, Mr. Christensen updated the board of directors on the meetings between representatives of the parties that took place on October 16, 2015. Mr. Christensen also informed the board of directors of the revised proposal received from Shire immediately prior to the meeting. Mr. Christensen also briefed the board of directors on the telephone conversation he had with a representative of Party A the previous week, and the directors noted that even though there was sufficient opportunity for the representative of Party A to express interest in discussing a potential strategic transaction, the representative of Party A did not do so, which was an indication that Party A was most likely not interested in pursuing a strategic transaction with Dyax. The board of directors discussed whether it should contact other parties with respect to a potential transaction, including the identity of such parties and the potential issues each of such parties would have in making as compelling an offer as the one reflected in Shire’s revised proposal. The board of directors also discussed their views that Shire was a more natural fit for a potential strategic transaction and could offer a higher value than others, including Party A, given Shire’s deep interest and understanding of DX-2930 and HAE. While making no decision, the consensus of the directors was that the potential detrimental effects of contacting other parties outweighed any potential benefits, in light of the potential negative impacts of leaks of information, the appropriate allocation of senior management time during a critical time in Dyax’s regulatory process for DX-2930, the incremental diversion of employee time and attention associated with interacting with multiple potential counterparties and the potential for a disruption of the operations of Dyax, including preparation and execution of the strategically critical DX-2930 pivotal HAE trial. Representatives of Centerview and the board of directors also discussed the potential terms of a contingent value right. While noting that the terms of the contingent value rights would need to be further negotiated, it was the consensus of the board of directors that the costs of having contingent value rights consideration that needed to be registered under the federal securities laws outweighed the potential benefits, because of the delay in closing that would be caused by having the contingent value rights registered. The board of directors directed Mr. Christensen to provide a nonbinding counter-proposal to Shire of (i) $38.00 per share in cash and (ii) one contingent value right, representing the right to receive $3.00 per share in cash upon the FDA approval of DX-2930. The board of directors further authorized Mr. Christensen to negotiate other amounts above the nonbinding proposal price reflected in Shire’s revised proposal. The board of directors also reemphasized that Shire would be required to provide assurance with respect to any risks associated with obtaining regulatory approval.

On the same day following Dyax’s board meeting, Mr. Christensen called Dr. Ornskov to communicate Dyax’s counter-proposal, as instructed by the board of directors.

On October 22, 2015, following several discussions during the course of October 21st and 22nd between Mr. Christensen and Dr. Ornskov, Dr. Ornskov orally gave Mr. Christensen a proposal that he characterized as Shire’s best and final proposal of (i) $37.30 per share in cash and (ii) one contingent value right, representing the right to receive $4.00 per share in cash upon the FDA approval of DX-2930, the upfront cash portion of which represented a premium of 69% over Dyax’s closing share price on September 9, 2015, the date immediately prior to the $33.50 proposal, and a premium of 65% over Dyax’s volume-weighted average closing share price for the 30 calendar days prior to the date Shire made the $33.50 proposal, and a premium of 39% over Dyax’s closing share price on October 21, 2015. Dyax received a written proposal that Shire presented as its best and final proposal, which confirmed the proposal that was orally communicated earlier by Dr. Ornskov.

On October 22, 2015, the board of directors held a meeting by teleconference. Members of senior management and representatives from Centerview, Locke Lord and Sullivan & Cromwell attended the meeting at the request of the board of directors. At the meeting, the board of directors discussed whether Dyax should contact other potentially interested counterparties with respect to a strategic transaction. The board of directors noted that they believed that Shire, based on the directors’ knowledge of the industry and discussions with management and representatives of Centerview, was the party that would be able to offer the greatest value for Dyax given its deep interest and understanding of DX-2930 and HAE and its existing product portfolio. The board of directors also discussed the risks to Dyax and to a potential transaction with Shire of discussing a strategic transaction with other potential counterparties, including the risks of leaks of information, the appropriate allocation of senior management time during a critical period in Dyax’s regulatory process for DX-2930, the incremental diversion of employee time and attention associated with interacting with multiple potential counterparties and the potential for a disruption of the operations of Dyax, including preparation for and execution of the strategically critical DX-2930 pivotal HAE trial. The board of directors also noted that they believed Dyax had received the highest possible price from Shire, and that price was more than any other party would be able to pay. The board of directors also discussed the importance of reaching agreement in advance of Dyax’s planned investor day conference, which was scheduled to occur on November 2, as the board of directors considered it to be potentially unhelpful to the investors for Dyax to have discussions regarding research and development capabilities and product pipeline at a time when Dyax was considering a potential sale of control transaction. A representative of Sullivan & Cromwell discussed with the board of directors certain key terms to be provided in any definitive agreement with Shire, including Dyax’s ability to respond to unsolicited acquisition proposals and to terminate such a merger agreement with Shire to accept a superior proposal. The board of directors confirmed their intention to ensure that any merger agreement with Shire would permit the board of directors to terminate such merger agreement in order to accept a superior proposal from a third party. A representative of Centerview reviewed with the board of directors the financial terms of the revised proposal and its preliminary financial analysis of Dyax. Following discussions among the directors, the board of directors determined that proceeding forward with Shire based on the current proposal was in the best interests of its stockholders and that it did not believe that engagement with other potential parties would provide a proposal superior to Shire’s best and final proposal. Also at the meeting, the board of directors confirmed again that there were no conflicts of interest among the directors that would prevent any director from complying with his or her fiduciary duties. A representative of Centerview confirmed for the board of directors that it had done no prior work for Shire and was not engaged on any current assignment for Shire. In addition, a representative of Centerview reviewed its prior relationships and work for the other parties who had been identified as potentially interested parties in a transaction with Dyax, and confirmed that neither Centerview nor any of the members of the Centerview team working with Dyax owned any securities in Dyax, Shire or the other identified parties.

On the same day following Dyax’s board meeting, Mr. Christensen called Dr. Ornskov of Shire to convey the decision of Dyax’s board of directors to proceed with discussions with Shire, and representatives of Sullivan & Cromwell sent an initial draft of the merger agreement to representatives of Ropes & Gray.

On October 23, 2015, representatives of Sullivan & Cromwell sent an initial draft form of the CVR agreement to representatives of Ropes & Gray.

On October 25, 2015, representatives of Ropes & Gray sent representatives of Sullivan & Cromwell Shire’s comments to the merger agreement and the CVR agreement. From this date until November 1, the parties and their respective advisors negotiated the terms of the proposed transaction, and significant issues that were discussed and resolved between the parties included: (i) a termination fee disbursable by Dyax, in certain circumstances under the merger agreement, including the termination of the merger agreement with Shire to accept a superior proposal; (ii) the limits on the actions Shire would be required to take to obtain regulatory approval required for the consummation of the merger; (iii) Shire’s proposal to pay Dyax a termination fee, if the merger agreement is terminated due to failure to obtain regulatory approval for the consummation of the merger; (iv) the definition of company material adverse effect and the allocation of risks between the parties during the interim period associated with the operation of Dyax; (v) the date by which the FDA approval of DX-2930 must be obtained for the holders of CVRs to receive payment; and (vi) the conditions to the FDA approval of DX-2930.

On October 29, 2015, the board of directors held a meeting by teleconference. Members of senior management and representatives from Centerview, Locke Lord and Sullivan & Cromwell attended the meeting at the request of the board of directors. At the meeting Mr. Christensen updated the board of directors on the negotiations with Shire with respect to the potential transaction and the significant unresolved issues between the parties. Mr. Christensen noted that Shire had been steadfast during the negotiations that it would not agree to a “hell-or-high-water” obligation to obtain regulatory approval but was willing to divest certain products of Dyax and to pay Dyax a termination fee if regulatory approval is not obtained. Following discussions among the directors, the consensus of the board of directors was that Shire would not waiver from this position but that the current proposal by Shire with respect to obtaining regulatory approval was acceptable to Dyax. Members of senior management and a representative of Sullivan & Cromwell also discussed with the board of directors the other issues being negotiated between the parties, including the amounts of the termination fees disbursable by each party and the definition of company material adverse effect, and received input from the board of directors on proposed responses to these issues.

On October 30, 2015, the board of directors held a meeting. Members of senior management and representatives from Centerview, Locke Lord and Sullivan & Cromwell attended the meeting. Members of senior management and a representative of Sullivan & Cromwell reviewed with the board of directors the current state of negotiations and outstanding issues with respect to the transaction documents, and received input from the board of directors on proposed responses to these issues. At this meeting, the board of directors discussed the importance of retaining non-executive employees of Dyax following an announcement of a transaction with Shire in light of the critical point in time Dyax was at with respect to the development of DX-2930, the general importance of such employees to continued operation of its businesses, and the potential for a lengthy period of time between the announcement and closing of the transaction. Following such discussion, the board of directors unanimously resolved to approve a change-in-control severance policy that provides for certain payments and benefits to non-executive employees upon qualifying terminations of employment that occur within the two-year period following a change in control of Dyax. The board of directors did not consider making any changes to the employment arrangements of management and also noted that the senior management had not entered into or discussed any employment arrangements with respect to themselves following consummation of a transaction with Shire.

Later that same day, in the context of the input received from the board of directors, a representative of senior management of Dyax continued negotiations on the transaction documents with a representative of senior management of Shire. These negotiations continued and were finalized on October 31, 2015.

On November 1, 2015, the board of directors held a meeting by teleconference. Members of senior management and representatives of Centerview, Locke Lord and Sullivan & Cromwell attended the meeting at the request of the board of directors. A representative of Sullivan & Cromwell reviewed the terms of the proposed merger agreement with the members of the board of directors and described the directors’ fiduciary duties. Representatives of Centerview reviewed with the board of directors Centerview’s financial analysis of the per share merger consideration, and rendered to the board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 1, 2015 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the per share merger consideration to be paid to the holders of Dyax shares (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a more detailed discussion of Centerview’s opinion, please see below under the caption “—Opinion of Centerview Partners LLC”. Such opinion is attached to this proxy statement as Annex D. Following consideration of the merger agreement and the transactions contemplated by the merger agreement, the board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement and such transactions are fair to, and in the best interests of, Dyax and its stockholders (other than Shire, SPI and their subsidiaries) and resolved to recommend that Dyax’s stockholders approve the adoption of the merger agreement.

On November 2, 2015, prior to the opening of trading on NASDAQ, Mr. Christensen and Dr. Ornskov exchanged e-mails confirming their agreement to the terms of the merger agreement and CVR agreement, and Shire, SPI, Merger Sub and Dyax executed the merger agreement. Dyax and Shire subsequently issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors unanimously recommends that you vote “FOR” the merger proposal.

The board of directors, at a meeting held on November 1, 2015, unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement and such transactions are fair to, and in the best interests of, Dyax and its stockholders (other than Shire, SPI and their subsidiaries) and resolved to recommend that Dyax’s stockholders approve the adoption of the merger agreement. The board of directors consulted with the senior management of Dyax, Centerview, Dyax’s outside financial advisor, Sullivan & Cromwell LLP, Dyax’s outside legal counsel, and Locke Lord LLP, Dyax’s outside legal counsel at various times, and considered a number of reasons, including the following non-exhaustive list of material reasons (not in any relative order of importance) that the board of directors believes support its unanimous determination and recommendation:

•	Business and Financial Condition of Dyax. The board of directors considered the current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects, as well as the long-range plan of Dyax and the execution risks associated with the commercialization of Dyax’s product portfolio. The board of directors weighed the certainty of realizing a compelling value for Dyax’s common stock in the merger compared to the uncertainty that trading values would approach the per share cash consideration in the foreseeable future and the risk and uncertainty associated with Dyax and its business (including the risk factors set forth in Dyax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K). These risks included the risks related to potential difficulties in obtaining U.S. and non-U.S. regulatory approvals for Dyax’s lead product candidate, DX-2930. The board of directors also believed that a sale of Dyax to Shire for $37.30 per Dyax share in cash plus a contingent value right to receive $4.00 per Dyax share in cash was more favorable to Dyax’s stockholders than the alternative of remaining a standalone independent company, because of, among other things, the uncertainty that Dyax would be able to obtain U.S. and non-U.S. regulatory approvals of, and effectively commercialize, DX-2930 independently in the U.S. and elsewhere in the world.

•	Implied Premium. The board of directors considered that the per share cash consideration represented an approximately 35% premium over Dyax’s closing share price on October 30, 2015, the last trading day before the transaction was announced, an approximately 45% premium over Dyax’s volume-weighted average trading price for the 30-day trading period leading up to the transaction announcement and an approximately 69% premium over Dyax’s closing share price on September 9, 2015, one day prior to Shire’s initial offer. The board of directors also considered the amount of the per share cash consideration offered in relation to the board of directors’ estimate of the current and future value of Dyax as an independent entity, assuming the full realization of Dyax’s long-range plan included therein, and also the challenges associated with achieving the metrics set forth in the long-range plan. The board of directors considered that in its view it had obtained Shire’s best and final offer and that, as of the date of the merger agreement, the per share cash consideration represented the highest per share consideration reasonably obtainable.

•	Per Share Cash Consideration. The board of directors considered the fact that approximately 90% of the nominal per share merger consideration will be payable in cash at the closing of the merger, which provides Dyax stockholders with immediate liquidity and a high degree of certainty of value.

•	The CVRs. The board of directors considered the fact that in addition to the per share cash consideration, each Dyax stockholder will receive one CVR for each Dyax share held, which provides

Dyax stockholders an opportunity to realize additional value, to the extent that the milestone set forth in the CVR agreement is achieved within the time periods described in the CVR agreement, through additional cash payments under the terms of the CVRs.

•	Reputation and Resources of Shire. The board of directors considered the extensive experience and resources of Shire in developing, and obtaining FDA approvals for commercializing, clinical stage biopharmaceutical product candidates and its global commercial capabilities, particularly as such development experience and resources relate to the achievement of the milestone with respect to the CVRs.

•	Product Development and Regulatory Risks. The board of directors considered the risks inherent in the development and commercialization of biotherapeutics for rare diseases such as HAE, the risks related to conducting and compiling data from clinical trials, the risks related to seeking approval for marketing from the FDA and other regulatory authorities such as the European Medicines Agency and the Pharmaceuticals and Medical Devices Agency (including any potential conditions or contingencies of such approvals), the risks related to market acceptance of Dyax product candidates, if approved, and other factors affecting the revenues and profitability of biotechnology products generally.

•	Negotiation Process and Procedural Fairness. The board of directors considered the enhancements that Dyax and its advisors were able to obtain as a result of robust arm’s-length negotiations with Shire, including the increase in the offer price proposed by Shire from the time of its initial proposal to the end of the negotiations and inclusion of provisions that increase the likelihood of consummating the merger if approved by the stockholders.

•	Potentially Interested Counterparties. The board of directors considered in its judgment, after discussions with Centerview and senior management of Dyax, that (i) there were few, if any, potentially interested and capable alternative counterparties to Shire based on the criterion of whether such counterparties had the capacity to compete with the financial terms proposed by Shire, (ii) there were few, if any, potentially interested and capable alternative counterparties to Shire that had the level of deep understanding of Dyax, its pipeline assets and DX-2930 and HAE in general and (iii) should any such potential counterparty be interested in pursuing a transaction on terms more favorable to Dyax and its stockholders than the merger, such counterparty would be able to pursue such an offer for Dyax, and the board of directors would be able to respond to and accept such an offer, pursuant to the terms of the merger agreement.

•	Strategic Alternatives. The board of directors considered its analysis, after discussions with Centerview, of the possible alternatives to the merger, including, in addition to the execution of senior management’s standalone plan, growth of Dyax through acquisition, and the risks associated with these alternatives, each of which the board of directors determined not to pursue in light of its belief that the merger is more favorable to Dyax’s stockholders than such alternatives. The board of directors also considered its belief that the value offered to holders of Dyax shares in the merger was more favorable to holders of Dyax shares than the potential risk-adjusted value of remaining an independent public company.

•	Industry and Economy. The board of directors considered the current state of the economy and assessed the stage of the pharmaceutical industry cycle, financing markets, uncertainty in drug pricing and uncertainty surrounding forecasted economic conditions both in the near term and the long term, generally and within Dyax’s industry in particular.

•	Certain Management Projections. The board of directors considered certain prospective forecasts for Dyax prepared by senior management of Dyax, which reflect an application of various commercial assumptions of Dyax’s senior management. For further discussion, see “—Certain Dyax Forecasts”.

•	Centerview’s Fairness Opinion and Related Analyses. The board of directors considered the opinion of Centerview rendered to the board of directors on November 1, 2015, which was subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the per share merger consideration to be paid to the holders of Dyax shares (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described under the caption “—Opinion of Centerview Partners LLC”.

•	Likelihood of Completion. The board of directors considered the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•	the fact that the conditions to the closing of the merger are specific and limited in scope;

•	the business reputation and capabilities of Shire, and the board of directors’ perception that Shire is willing to devote the resources necessary to close the merger in an expeditious manner;

•	Shire’s financial condition and the discussions thereof between the board of directors and Centerview;

•	Shire’s obligation to use its reasonable best efforts to obtain the regulatory approval under the HSR Act; and

•	Dyax’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Shire, SPI and/or Merger Sub and to enforce specifically the terms of the merger agreement.

•	Other Terms of the Merger Agreement. The board of directors considered other terms of the merger agreement, which are more fully described in “The Merger Agreement”. Certain provisions of the merger agreement that the board of directors considered important included:

•	Ability to Respond to Unsolicited Acquisition Proposals: Prior to the time the merger agreement is adopted by Dyax’s stockholders, the board of directors may, if prior to taking such actions the board of directors determines in good faith that failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware law, provide information in response to a request therefor by a person who has made a bona fide written acquisition proposal, engage or participate in discussions and negotiations with any person who has made a bona fide written acquisition proposal and authorize, adopt, approve, recommend and otherwise declare advisable such an acquisition proposal subject to a number of conditions;

•	Change of Recommendation in Response to a Superior Proposal; Ability to Accept a Superior Proposal: If the board of directors determines in good faith that an unsolicited acquisition proposal constitutes a superior proposal, the board of directors may withhold, withdraw, qualify or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement in the manner contemplated in the merger agreement. Dyax may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, subject to performance of its obligations to disburse the Dyax termination fee of $180,000,000 (as more fully described in the sections “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” and “The Merger Agreement—Termination Fee”). This right is subject to a 120-hour “match-right” that would allow Shire to match a superior proposal, except that in the event that the acquisition proposal is thereafter modified by the party making such acquisition proposal, the deadline for such new notice will be reduced to 72 hours;

•	General Change of Recommendation: If the board of directors determines in good faith that failure to change its recommendation other than in connection with a superior proposal would reasonably be expected to be inconsistent with its fiduciary duties, the board of directors may withhold, withdraw, qualify or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement in the manner contemplated thereby. If SPI terminates the merger agreement as a result of such change of recommendation, Dyax will have an obligation to disburse the Dyax termination fee of $180,000,000 (as more fully described in the section “The Merger Agreement—Termination Fee”);

•	Regulatory Approval and SPI Termination Fee: If the merger is not completed because the approval under the HSR Act is not obtained, SPI will be required to disburse a termination fee of $280,000,000, which the board of directors considered to be sufficiently high to Shire to encourage it to use its reasonable best efforts to obtain the requisite regulatory approval under the HSR Act, provided that SPI will not be required to disburse such termination fee if Dyax has contributed in a material respect to the failure to gain such approval; and

•	Material Adverse Effect: The number and type of matters that are specifically excluded from being considered in determining whether a material adverse effect has occurred.

•	Termination Date. The termination date under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger, while minimizing the length of time during which Dyax would be required to operate subject to the restrictions on interim operations set forth in the merger agreement.

•	Cooperation. The merger agreement requires Shire and SPI to use their reasonable best efforts to consummate the merger, and sets forth agreed actions with respect to Shire’s and SPI’s obligations to obtain requisite approvals to consummate the merger.

•	Appraisal Rights. Dyax stockholders have a right to demand appraisal of their Dyax shares and receive payment of the “fair value” of such Dyax shares pursuant to Section 262 of the DGCL in lieu of the per share merger consideration if they comply in all respects with Section 262 of the DGCL. Additionally, the merger agreement does not include any closing conditions related to the exercise of appraisal rights by Dyax stockholders.

•	Stockholder Approval. The merger and the merger agreement are subject to approval by Dyax’s stockholders.

The board of directors also considered a variety of potentially negative reasons in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	No Ongoing Equity Interest in Dyax. The merger would preclude Dyax’s stockholders from having the opportunity to directly participate in the future performance of Dyax’s assets and any potential future appreciation of the value of Dyax common stock (except to the extent that they receive payments under the CVRs).

•	The CVRs. The milestone necessary to trigger payments under the CVRs may not be achieved and, if it is not achieved prior to December 31, 2019, no payments would be made pursuant to the CVRs. The CVRs are not freely transferable and, accordingly, will not be registered with the SEC or listed on any securities exchange.

•	Inability to Solicit Other Takeover Proposals. There is a covenant in the merger agreement prohibiting Dyax from further soliciting other potential acquisition proposals and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied. The board of directors also considered the fact that the right afforded to SPI under the merger agreement to match acquisition proposals that the board of directors determines in good faith are superior proposals may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Dyax.

•	Dyax Termination Fee. The board of directors considered the fact that Dyax may be required to disburse the Dyax termination fee (i.e., $180,000,000) if the merger agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the Dyax termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless Dyax entered into a more favorable transaction. The board of directors also recognized that the provisions in the merger agreement relating to these fees were insisted upon by Shire as a condition to entering into the merger agreement. Additionally, the board of directors considered that if the merger agreement is terminated because (i) the termination date has occurred, the merger agreement was not adopted by Dyax’s stockholders, or Dyax breached the representations and warranties and materially failed to perform its obligations under the merger agreement and (ii) prior to such termination, there is a bona fide acquisition proposal at the time of such termination, then Dyax must reimburse up to $15,000,000 of SPI’s documented out-of-pocket expenses, which expenses would be credited against and reduce any Dyax termination fee that could subsequently be required to be disbursed under such circumstances (see the section entitled “The Merger Agreement—Termination Fees”).

•	SPI Termination Fee. The board of directors considered the fact that Shire would be able to terminate the merger agreement under certain circumstances that may be outside of Dyax’s control upon disbursement of the SPI termination fee of $280,000,000 to Dyax.

•	Effect of Announcement. The board of directors considered the effect of the public announcement of the transaction on Dyax’s operations, Dyax’s common stock price and employees, as well as its ability to attract and retain key personnel while the transaction is pending and the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby.

•	Interim Operating Covenants. The board of directors considered that the merger agreement imposes restrictions on the conduct of Dyax’s business prior to the consummation of the merger, requiring Dyax to use its reasonable efforts to conduct its business in the ordinary course, and that may limit Dyax from taking specified actions, subject to specific limitations, which may delay or prevent Dyax from undertaking business opportunities that may arise pending consummation of the merger.

•	Risks the Merger May Not Be Completed. The board of directors considered the fact that, while Dyax expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied. The board of directors also considered the risks and costs to Dyax if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, customers, partners, licensees and others that do business with Dyax and the potential effect on the trading price of the shares.

•	Transaction Costs. The board of directors considered the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of Dyax’s business.

•	Potential Conflicts of Interest. The board of directors considered the potential conflict of interest created by the fact that Dyax’s executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the merger, that may be different from or in addition to those of other stockholders, as more fully described in “—Interests of Certain Persons in the Merger”.

•	Regulatory Approval. The board of directors considered the risks associated with the potential need to make antitrust filings, and obtain antitrust consents and approvals, in the United States.

•	Tax Treatment. The board of directors considered the fact that receipt of the per share merger consideration generally would be taxable to Dyax’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and reasons considered by the board of directors is not intended to be exhaustive, but includes the material reasons considered by the board of directors. In view of the variety of reasons considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different reasons. The board of directors did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented. After considering these reasons, the board of directors concluded that the positive reasons related to the merger agreement and the transactions contemplated thereby substantially outweighed the potential negative reasons.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of Centerview Partners LLC

On November 1, 2015, Centerview rendered to the board of directors its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the per share merger consideration to be paid to the holders of Dyax shares (other than the excluded shares and Dyax shares owned by any affiliate of SPI) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated November 1, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken, is attached as Annex D and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex D. Centerview’s financial advisory services and opinion were provided for the information and assistance of the board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transactions contemplated by the merger agreement, which we refer to in this section as the transaction, and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Dyax shares (other than excluded shares and Dyax shares owned by any affiliate of SPI) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of Dyax or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement and the CVR agreement each dated October 31, 2015, referred to in this summary of Centerview’s opinion as the “Draft Agreements”;

•	Annual Reports on Form 10-K of Dyax for the years ended December 31, 2014, December 31, 2013 and December 31, 2012;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Dyax;

•	certain publicly available research analyst reports for Dyax;

•	certain other communications from Dyax to its stockholders; and

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Dyax, including certain financial forecasts, analyses and projections relating to Dyax prepared by management of Dyax and furnished to Centerview by Dyax for purposes of Centerview’s analysis (as described in “—Certain Dyax Forecasts” beginning on page [●]), which is collectively referred to in this summary of Centerview’s opinion as the “Internal Data”.

Centerview also conducted discussions with members of the senior management and representatives of Dyax regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Dyax and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Dyax’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Dyax’s direction, that the Internal Data (including, without limitation, the Dyax forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Dyax as to the matters covered thereby and Centerview relied, at Dyax’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at Dyax’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Dyax, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Dyax. Centerview assumed, at Dyax’s direction, that the final executed merger agreement and CVR agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Agreements reviewed by Centerview. Centerview also assumed, at Dyax’s direction, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Dyax, or the ability of Dyax to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Dyax’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Dyax or in which Dyax might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of Dyax Shares (other than excluded shares and Dyax shares owned by any affiliate of SPI) of the per share merger consideration to be paid to such holders pursuant to the merger agreement and the CVR agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement, the CVR agreement or the transaction, including, without limitation, the structure or form of the transaction, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of Dyax or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Dyax or any party, or class of such persons in connection with the transaction, whether relative to the per share merger consideration to be paid to the holders of Dyax shares pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of Dyax or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the board of directors in connection with Centerview’s opinion, dated November 1, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Dyax. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dyax or any other parties to the transaction. None of Dyax, SPI, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Dyax do not purport to be appraisals or reflect the prices at which Dyax may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 30, 2015 (the last trading day before the public announcement of the transaction) and is not necessarily indicative of current market conditions.

Analysis of Consideration

Centerview conducted an analysis of the per share merger consideration to be paid to the holders of Dyax shares (other than as specified in such opinion) pursuant to the merger agreement and the CVR agreement. Such consideration is equal, on a per Dyax share basis, to $37.30 upfront in cash together, and not separately, with one CVR, which could result in an additional one-time payment of $4.00 in cash upon achievement of the milestone, as described more fully in the section entitled, “Contingent Value Rights Agreement”, beginning on page [●]. For analytical purposes, assuming that CVR holders receive a $4.00 per CVR payment upon the achievement of the milestone based on an 80% probability of success as estimated by Dyax’s management in, and at the time implied by, the Dyax forecasts, as described under the section entitled, “The Merger—Certain Dyax Forecasts” and further assuming a range of discount rates from 10% to 12% based on Centerview’s analysis of Dyax’s weighted average cost of capital, Centerview calculated a range of illustrative net present values for one CVR as of December 31, 2015 of $2.55 to $2.64.

Solely for purposes of the financial analyses summarized below, the term “illustrative assumed per share merger consideration” refers to an aggregate assumed implied per Dyax share value of the merger consideration of $39.90 per share, equal, on a per Dyax share basis, to $37.30 upfront plus the estimated net present value of the CVR of $2.60 per CVR, based on the midpoint of the range of net present values of a CVR under Dyax forecasts, as set forth above. However, there is no guarantee that the conditions triggering the CVR payment will be satisfied, and if triggered, when such conditions will be satisfied.

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information for Dyax to corresponding financial information for the following publicly traded companies that Centerview deemed comparable, based on their experience and professional judgment, to Dyax:

•	ISIS Pharmaceuticals Inc.

•	Clovis Oncology Inc.

•	Neurocrine Biosciences, Inc.

•	Ultragenyx Pharmaceutical Inc.

•	Intercept Pharmaceuticals, Inc.

•	bluebird bio, Inc.

•	Agios Pharmaceuticals, Inc.

•	Halozyme Therapeutics Inc.

•	FibroGen, Inc.

•	SAGE Therapeutics Inc.

•	PTC Therapeutics, Inc.

•	BioCryst Pharmaceutical, Inc.

Although none of the selected companies is directly comparable to Dyax, these companies were selected, among other reasons, because they are publicly traded late-stage development companies with operations and businesses that, for purposes of Centerview’s analysis, may be considered similar to those of Dyax.

Using publicly available information obtained from SEC filings, FactSet (a data source containing historical and estimated financial data) and publicly available Wall Street research as of October 30, 2015, Centerview calculated, for each selected company, the company’s enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and other convertible securities) plus the book value of debt less cash, which is referred to, with respect to the comparable publicly traded companies, as “Enterprise Value”.

The results of this analysis are summarized below (dollars in millions):

	25th Percentile	Median Percentile	75th Percentile
Enterprise Value	$1,380	$2,252	$3,581

Applying the valuation range above and adding to it Dyax’s estimated cash balances as of December 31, 2015 by Dyax’s management as set forth in “—Certain Dyax Forecasts”, which is referred to as Dyax’s projected net cash balance, resulted in an implied per share equity value range for Dyax shares of approximately $11.10 to $24.75. Centerview then compared this range to the illustrative assumed per share merger consideration.

Additionally, Centerview calculated, for each selected company, the company’s estimated revenue multiple based on each such company’s estimated revenues for the 2018 calendar year based on the publicly available information described above.

The results of this analysis are summarized below:

	25th Percentile	Median Percentile	75th Percentile
Enterprise Value to 2018E Revenue	7.0x	8.5x	10.7x

Applying the valuation range above to the estimated revenues for Dyax by Dyax’s management for the 2018 calendar year of $381,218,194 as set forth in the Dyax forecasts, resulted in an implied per Dyax share equity value range for Dyax’s common stock of approximately $19.10 to $27.80. Centerview then compared these ranges to the illustrative assumed per share merger consideration.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Dyax. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Centerview performed the discounted cash flow analysis of Dyax based on the Dyax forecasts and U.S. penetration assumptions for DX-2930 sensitivity analysis of 20% up and down from the Dyax forecasts. Centerview calculated the forecasted fully-taxed unlevered free cash flows of Dyax based on the Dyax forecasts during the period beginning on January 1, 2016 and ending on December 31, 2035 and assumed that fully taxed unlevered free cash flows would decline in perpetuity after December 31, 2035 at a rate of free cash flow decline of 60% year-over-year. The fully-taxed unlevered free cash flows were then discounted to December 31, 2015 using a range of discount rates from 10% to 12% using a mid-year convention. This range of discount rates was based on Centerview’s analysis of Dyax’s weighted average cost of capital. In performing its discounted cash flow analysis, Centerview adjusted for (i) Dyax’s projected net cash balance as of December 31, 2015, as set forth in the Dyax forecasts, and (ii) federal net operating losses, estimated by Dyax’s management through December 31, 2015, as set forth in the Dyax forecasts, plus the tax shields generated from future estimated losses.

This analysis resulted in the following approximate implied per Dyax share equity value ranges for Dyax’s common stock:

Implied Per Share Price Range
Dyax forecasts	$26.85 – $32.10
U.S. DX-2930 penetration sensitivity—Up 20%	$30.65 – $36.70
U.S. DX-2930 penetration sensitivity—Down 20%	$23.05 – $27.50

Centerview then compared these ranges to the illustrative assumed per share merger consideration.

Other Considerations

Centerview noted for the board of directors certain additional factors solely for informational purposes, including, among other things, the following:

•	Historical closing trading prices of Dyax’s common stock during the 52-week period ended October 30, 2015, which reflected low and high stock trading prices for Dyax during such period of approximately $12.29 to $30.45 per share; and

•	Stock price targets for Dyax’s common stock in publicly available Wall Street research analyst reports, which indicated a stock price target for Dyax between $26.00 and $36.00 per share.

•	Centerview performed an analysis of the premiums paid in 16 selected other transactions involving the acquisition of biopharmaceutical companies that Centerview deemed relevant to consider in relation to Dyax and the transaction. Centerview calculated, for each selected transaction, the percentage premium represented by the transaction price per share compared to the target company’s market price per share on the trading day prior to the first public knowledge of the possibility of the transaction, which is referred to as % premium to 1-day unaffected price. The 25th percentile and 75th percentile premiums paid for the selected transactions were 37% and 68% respectively. Based on the analysis above and other considerations that Centerview deemed relevant in their professional judgment, Centerview applied this range to Dyax’s market price per Dyax share at the close of trading on October 30, 2015, the unaffected price on the trading day prior to public announcement of the transaction, resulted in an implied per Dyax share equity value range for Dyax’s common stock of approximately $37.70-$46.25.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the board of directors in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of Dyax with respect to the per share merger consideration or as to whether the board of directors would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between Dyax and SPI and was approved by the board of directors. Centerview provided advice to Dyax during these negotiations. Centerview did not, however recommend any specific amount of consideration to Dyax or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has not provided any investment banking or other services to Dyax, Shire, SPI or Merger Sub for which Centerview received any compensation. Centerview may provide investment banking and other services to or with respect to Dyax, Shire or SPI or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Dyax, Shire, SPI, or any of their respective affiliates, or any other party that may be involved in the transaction.

The board of directors selected Centerview as its financial advisor in connection with the transaction based on its reputation and substantial knowledge and expertise with respect to the pharmaceutical industry and mergers and acquisitions transactions generally. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

In connection with Centerview’s services as the financial advisor to the board of directors, Dyax has agreed to pay Centerview an aggregate fee of $56,974,203, $1,500,000 of which was payable upon the rendering of Centerview’s opinion and $55,474,203 of which is payable contingent upon consummation of the transaction. In addition, Dyax has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Dyax Forecasts

Other than full-year financial guidance provided to investors, which may cover such areas as projected net sales, development and license fees, and projected operating expenses, among other items, and which it may update from time to time during the relevant year, Dyax does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

As part of its ongoing evaluation of Dyax’s business, and subsequently in connection with its evaluation of Shire’s acquisition proposal, Dyax’s management prepared certain unaudited prospective financial information, based on the latest available long-range plans of Dyax and certain prospective financial information, which was presented to the board of directors and Centerview in May 2015 and thereafter updated or adjusted from time to time to reflect the latest views and assumptions of Dyax’s management, including pipeline progressions. In addition, in connection with the evaluation of a possible transaction involving Dyax and Shire, Dyax provided Shire with certain limited prospective financial information, including revenues, expenses and net cash flow forecasts for 2015 and expense forecasts for the years 2015, 2016 and 2017 that were prepared by management of Dyax and not for public disclosure.

Dyax’s management provided updated unaudited prospective financial information, which we refer to as the Dyax forecasts, (i) to the board of directors in September 2015 for purposes of considering and evaluating Shire’s acquisition proposal and (ii) to Centerview in connection with the rendering of Centerview’s fairness opinion to the board of directors and in performing its related financial analyses, as described above in “—Opinion of Centerview Partners LLC”. The board of directors directed Centerview to use the Dyax forecasts in performing its financial analyses in connection with the rendering of its fairness opinion.

To give our stockholders access to certain non-public information that was available to the board of directors at the time of the evaluation of the merger and the transactions contemplated by the merger agreement, we have included the Dyax forecasts below.

The Dyax forecasts were prepared by Dyax’s management based on certain assumptions they believed to be potentially achievable, including, but not limited to, an 80% probability of success in obtaining the approval by the FDA of a biologic license application in year-end 2017, which approval grants the right to market and sell DX-2930 in the United States. The Dyax forecasts reflect numerous other proprietary estimates and assumptions made by Dyax’s management with respect to DX-2930 and additional marketed and pipeline assets as appropriate, among other things, approvals and launch years to global markets, pricing, prevalence of HAE patients and penetration rates of the HAE market. All of these factors are difficult to predict and many are beyond Dyax’s control.

The Dyax forecasts for, among other things, the prospective total revenues, operating income and unlevered free cash flow for the years 2016-2035 are summarized in the two tables below:

	Fiscal Year Ending December 31, 2016-2025 (dollars in millions)
	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Total Revenue	$118	$130	$381	$738	$998	$1,200	$1,324	$1,416	$1,551	$1,660
Operating Income	(28)	(39)	204	490	725	887	979	1,065	1,180	1,271
Tax Expense(1)	—	—	(71)	(172)	(254)	(310)	(343)	(373)	(413)	(445)

Add: depreciation and amortization	1	1	2	2	2	2	2	2	2	2
Add: stock-based compensation	20	20	20	20	20	20	20	20	20	20
Less: Working Capital	(1)	(1)	(24)	(35)	(25)	(20)	(11)	(12)	(14)	(10)
Less: Capital Expenditure	(2)	(5)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Unlevered free cash flows	($10)	($24)	$130	$305	$467	$578	$646	$701	$774	$837
(1) Taxed if profitable at 35%.

	Fiscal Year Ending December 31, 2026-2035 (dollars in millions)
	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Revenue	$1,769	$1,874	$1,957	$2,024	$2,093	$2,169	$2,250	$2,337	$2,430	$1,031
Operating Income	1,358	1,448	1,517	1,578	1,641	1,709	1,781	1,858	1,938	782
Tax Expense(1)	(475)	(507)	(531)	(552)	(575)	(598)	(623)	(650)	(678)	(274)

Add: depreciation and amortization	2	2	2	2	2	2	2	2	2	1
Add: stock-based compensation	20	20	20	20	20	20	20	20	20	8
Less: Working Capital	(10)	(10)	(8)	(8)	(8)	(9)	(9)	(9)	(10)	(4)
Less: Capital Expenditure	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(0)
Unlevered free cash flows	$894	$953	$999	$1,039	$1,080	$1,123	$1,170	$1,219	$1,271	$513

(1)	Taxed if profitable at 35%.

The Dyax forecasts were developed from historical financial statements and a series of independent assumptions and estimates of Dyax management related to future trends and did not give effect to any significant changes or expenses as a result of the merger or the transactions contemplated by the merger agreement or any other effects of the merger and the transactions contemplated by the merger agreement. The Dyax forecasts have been prepared by Dyax management and are the responsibility of Dyax management. The Dyax forecasts were not prepared with a view toward public disclosure, and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles, which we refer to as GAAP. PricewaterhouseCoopers LLP, Dyax’s independent registered public accounting firm, has neither examined, compiled, nor performed any procedures with respect to the accompanying Dyax forecasts and, accordingly, PricewaterhouseCoopers LLP does not express any opinion or any other form of assurance on such information or its achievability. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Dyax historical financial information. It does not extend to the Dyax forecasts and should not be read to do so.

The Dyax forecasts, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Dyax management. Because the Dyax forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Dyax forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive, and regulatory and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Dyax’s control. The Dyax forecasts also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and result in the Dyax forecasts not being achieved include, but are not limited to, success of preclinical and clinical testing, the impact of regulatory decisions by regulatory agencies, the timing of regulatory approvals and introduction of new products, market acceptance of new products, availability of third-party reimbursement, impact of competitive products and pricing, the effect of regulatory actions, the impact of legal proceedings, the effect of global economic conditions, the cost and effect of changes in tax and other legislation, the factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●], and other risk factors described in Dyax’s quarterly report on Form 10-Q for the quarter ended September 30, 2015. In addition, the Dyax forecasts may be affected by Dyax’s ability to achieve strategic goals, objectives and targets over the applicable period.

In light of the foregoing factors and the uncertainties inherent in the Dyax forecasts, Dyax stockholders are cautioned not to place undue reliance on the Dyax forecasts and they should be evaluated in conjunction with Dyax’s historical financial statements and other information regarding Dyax and its public filings with the SEC. The Dyax forecasts speak only as of the date they were prepared and have not been updated since the dates on which the Dyax forecasts were finalized. As a result, they do not reflect subsequent events such as the announcement and pendency of the transaction with SPI, Merger Sub and Shire.

Financing of the Merger

The obligations of Shire, SPI and Merger Sub to complete the merger are not contingent upon the receipt by them of any financing. Shire, SPI and Merger Sub have informed Dyax that they expect that funds needed by them in connection with the merger will be derived from (i) cash on hand; (ii) borrowings under Shire’s or SPI’s existing, or any new, credit facilities; (iii) the proceeds from the sale of debt securities or (iv) any combination of the foregoing.

Shire’s Guarantee

Shire has irrevocably and unconditionally guaranteed the due and punctual performance of the obligations of SPI and Merger Sub under the merger agreement. If, for any reason, SPI or Merger Sub fails or is unable to pay or perform its obligations under the merger agreement, Shire will pay or perform such obligations.

Closing and Effective Time of Merger

The merger agreement provides that the closing for the merger will take place on the third business day following the day on which the last to be satisfied or waived of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page [●]) are satisfied or waived in accordance with the merger agreement or such other time as mutually agreed by the parties to the merger agreement. Assuming receipt of required regulatory approval under the HSR Act and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently expect the closing of the merger to occur in the first half of 2016.

The effective time of the merger will occur when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties in writing and specified in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly after the effective time of the merger (and in any event within five business days), the surviving corporation will cause a paying agent selected by SPI with Dyax’s prior approval (such approval not to be unreasonably withheld or delayed), which we refer to as the paying agent, to mail to each holder of record (other than holders of excluded shares) of a certificate representing Dyax shares, which we refer to as certificates, a letter of transmittal and instructions describing how such record holder may surrender his, her or its Dyax shares (or affidavits of loss in lieu thereof) in exchange for the per share merger consideration.

Upon surrender of a certificate (or affidavits of loss in lieu thereof) to the paying agent in accordance with the terms of the letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange: (A) a cash amount in immediately available funds (after giving effect to any required tax withholdings, as provided in the merger agreement) equal to the number of Dyax shares represented by such certificate (or, affidavits of loss in lieu thereof) multiplied by the per share cash consideration; and (B) one (1) CVR for each Dyax share represented by such certificate (or affidavits of loss in lieu thereof), and the certificate so surrendered will be cancelled.

No interest will be paid or accrued on any amount payable upon due surrender of the certificates. No fraction of a CVR will be issued in connection with the merger or any other transaction contemplated by the merger agreement and the CVR agreement, and no certificates or scrip for any such fractional CVR will be issued.

Pursuant to the merger agreement, holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. Instead, each holder of record of one or more book-entry shares whose Dyax shares were converted into the right to receive the per share merger consideration will upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request) be entitled to receive, and SPI will cause the paying agent to pay and deliver as promptly as reasonably possible after the effective time of the merger, the per share merger consideration in respect of each such Dyax share, and the book-entry shares of such holder will forthwith be cancelled.

In the event any certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by SPI or the paying agent, the posting by such person of a bond in customary amount and upon such terms as may be reasonably required by SPI or the paying agent, following compliance with the procedures set forth in the merger agreement, the paying agent will issue a check in an amount equal to: (A) (i) the number of Dyax shares represented by such lost, stolen or destroyed certificate multiplied by (ii) the per share cash consideration; and (B) one CVR for each Dyax share represented by such lost, stolen or destroyed certificate.

You will receive payment pursuant to the CVRs only upon the occurrence of the milestone specified in the CVR agreement. Each CVR represents the right to receive a contingent payment of $4.00 in cash, without interest, upon achievement of the milestone prior to December 31, 2019 (as more fully described in “The Contingent Value Rights Agreement”, beginning on page [●]).

Shire or the rights agent will be entitled to deduct or withhold from payment pursuant to the CVRs such amounts as may be required to be deducted or withheld with respect to the payment pursuant to the CVR under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign law relating to taxes, as may be reasonably determined by Shire or the rights agent.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the Dyax merger proposal, you should be aware that executive officers and directors of Dyax have certain interests in the merger that are different from, or in addition to, the interests of Dyax’s stockholders generally. The directors of Dyax were aware of these interests and considered them at the time they evaluated and negotiated the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Dyax. These interests are described below.

Treatment of Dyax Equity Awards

Dyax stock options and Dyax restricted stock units held by Dyax’s executive officers and directors immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment in the same manner as those equity awards held by other employees of Dyax. As described further in the section titled “The Merger Agreement—Treatment of Common Stock and Stock-Based Awards” beginning on page [●], such awards will generally be subject to the following treatment:

•	each Dyax stock option that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive (without interest): (A) an amount in cash equal to the product of (i) the excess of the per share cash consideration over the exercise price per Dyax share for such Dyax stock option; and (ii) the total number of Dyax shares subject to such Dyax stock option (less any withholding or transfer taxes); and (B) one CVR for each Dyax share subject to such Dyax stock option; and

•	each Dyax restricted stock unit outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive (without interest): (A) an amount in cash equal to the product of (i) the number of Dyax shares subject to such Dyax restricted stock unit; and (ii) the per share cash consideration (less any tax withholdings); and (B) one CVR for each Dyax share subject to such Dyax restricted stock unit.

The following table sets forth for (i) each individual executive officer and (ii) the non-employee directors (as a group), the number of unvested Dyax restricted stock units and unvested Dyax stock options held by such executive officer or group of non-employee directors, as applicable, and the cash amounts payable (on a pre-tax basis) in respect thereof, assuming that the completion of the merger occurs on March 1, 2016. The amounts reflected in the table below are based on the number of unvested Dyax equity awards held by the executive officers and directors as of the date of this proxy statement, taking into account scheduled vestings prior to March 1, 2016, but excluding any additional grants that may occur. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards, independent of the merger.

	Unvested Dyax Restricted Stock Units (#)	Unvested Dyax Restricted Stock Units ($)	Unvested Dyax Stock Options (#)	Unvested Dyax Stock Options ($)	Estimated Total Cash Consideration for Equity Awards(2) ($)
Gustav Christensen	37,500	1,398,750	700,000	17,426,500	18,825,250
Burt Adelman	28,125	1,049,063	621,561	15,846,927	16,895,990
Andrew Ashe	18,000	671,400	336,063	8,229,795	8,901,195
Todd Bazemore	0	0	322,916	8,268,313	8,268,313
George Migausky	18,000	671,400	331,999	8,117,416	8,788,816
Non-Employee Directors (as a group)(1)	0	0	112,500	1,544,501	1,544,501

(1)	Includes equity holdings of the following nine non-employee directors of Dyax: Henry E. Blair, Abbie Celniker, Ph.D., Ron Cohen, M.D., James W. Fordyce, Mary Ann Gray, Ph.D., Thomas L. Kempner, Marc D. Kozin, David J. McLachlan and Paolo Pucci.
(2)	Does not include payment in respect of CVRs received by the executive officers and directors in connection with the cancellation of their equity awards. Assuming that each executive officer and director receives payment with respect to all CVRs relating to his or her underlying unvested Dyax stock options and unvested Dyax restricted stock units, Messrs. Christensen, Adelman, Ashe, Bazemore and Migausky would receive future CVR payments of $2,950,000, $2,598,744, $1,416,252, $1,291,664 and $1,399,996, respectively, and the non-employee directors (as a group) would receive future CVR payments of $450,000 in aggregate.

Retention Agreements with Certain Executive Officers

Dyax previously entered into retention agreements (each, a “retention agreement”, and collectively, the “retention agreements”) with certain of its executive officers, specifying certain compensation and benefits payable to such executive officers in the event of a qualifying termination of employment.

Under their retention agreements, each of Messrs. Christensen, Adelman, Ashe, Bazemore and Migausky will be entitled to the termination payments and benefits set forth below if (a) his employment is terminated by Dyax without “cause”, or (b) he terminates his employment for “good reason” (as each such term is defined in the executive’s respective retention agreement), in each case, within 12 months of a change in control of Dyax. Under the retention agreements, each of the executives is required to execute a release of claims in favor of Dyax as a condition to receiving these severance payments and benefits and must comply with non-competition and non-solicitation restrictions for a period of 12 months (21 months for Mr. Christensen) following the termination.

•	A lump sum cash severance payment equal to 100% (150% for Mr. Christensen) of the sum of the executive’s annual base salary as of the date of the termination and the executive’s target annual bonus for the year of termination;

•	A pro rata annual bonus for the year in which the termination occurs, based on the executive’s target annual bonus opportunity in the year of termination; and

•	Continued medical, dental and life insurance coverage under Dyax benefit plans on the same basis as provided to the executive prior to his termination until the earlier of 12 months (18 months for Mr. Christensen) following such termination or the date the executive becomes eligible for coverage with a subsequent employer.

Based on the executives’ compensation levels as of the date of this proxy statement and assuming that the merger closed on March 1, 2016 and the executives experienced a qualifying termination in connection therewith, the amount of cash severance (inclusive of the pro rata annual bonus) that would be payable upon a qualifying termination, along with the estimated value of the continued medical, dental and life insurance coverage are as follows: Mr. Christensen, $1,980,000 (plus an estimated $29,724 in respect of benefit continuation coverage), Mr. Adelman, $853,667 (plus an estimated $13,226 in respect of benefit continuation coverage), Mr. Ashe, $649,167 (plus an estimated $20,577 in respect of benefit continuation coverage), Mr. Bazemore, $593,750 (plus an estimated $19,816 in respect of benefit continuation coverage) and Mr. Migausky, $671,333 (plus an estimated $13,226 in respect of benefit continuation coverage).

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, Dyax’s executive officers would receive the same benefits and would be covered by the same protections under the merger agreement as all other employees of Dyax, except, that because each of Dyax’s Executive Officers is a party to an executive retention agreement, he is not eligible to receive benefits under the Dyax Corp. Non-Executive Change-in-Control Severance Policy. See the section entitled “The Merger Agreement—Employee Benefits Matters” beginning on page [●] for a description of the benefits to be provided to Dyax employees pursuant to the merger agreement.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Dyax’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [●] for a description of such ongoing indemnification and coverage obligations.

For further information with respect to the arrangements between Dyax and its named executive officers, see the information included under “Advisory Vote on Merger-Related Compensation for Dyax’s Named Executive Officers—Golden Parachute Compensation” beginning on page [●].

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the material U.S. federal income tax consequences of the merger and the post-merger ownership and disposition of CVRs. It applies to you only if you hold Dyax shares as capital assets for tax purposes and you exchange Dyax shares in the merger in return for cash and CVRs. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	life insurance companies;

•	persons liable for alternative minimum tax;

•	persons that own or have owned, actually or constructively, 10% or more of Dyax shares;

•	persons that use Dyax shares as part of a straddle or a hedging or conversion transaction;

•	persons deemed to sell Dyax shares under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the U.S. dollar; or

•	persons that acquired Dyax shares upon the exercise of stock options or otherwise as compensation.

This section is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as of the date of this proxy statement. These laws are subject to change, possibly on a retroactive basis.

This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Dyax shares and post-merger ownership and disposition of CVRs. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and post-merger ownership and disposition of CVRs. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Dyax shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding Dyax shares should consult their own tax advisors.

This discussion addresses only U.S. federal income taxation.

STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER AND POST-MERGER OWNERSHIP AND DISPOSITION OF CVRS IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR NON-U.S. AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Dyax shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Dyax shares that is not a U.S. holder.

U.S. Holders

Tax Consequences of the Merger

The receipt of the per share merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between: (i) the sum of cash received and the fair market value (as of the effective time of the merger) of the CVRs received; and (ii) such U.S. holder’s adjusted tax basis in Dyax shares exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such Dyax shares exceeds one year as of the effective time of the merger. Long-term capital gains for noncorporate U.S. holders are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Dyax shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Dyax shares.

A U.S. holder’s initial tax basis in CVRs received in the merger will equal the fair market value of such CVRs, as determined for U.S. federal income tax purposes. The holding period for such CVRs will begin on the day following the date that they are received.

There is no legal authority directly addressing the U.S. federal income tax treatment of CVRs. Pursuant to the CVR agreement, the parties to the CVR agreement agree to treat and report the CVR payment (except to the extent of any imputed interest, as described below) for all tax purposes as additional consideration for the sale of Dyax shares, except as required by applicable law. Assuming this treatment is correct, a U.S. holder should recognize gain for U.S. federal income tax purposes equal to the excess of: (i) the CVR payment received (less imputed interest) over (ii) the U.S. holder’s adjusted tax basis in the CVR. Such gain should be long-term capital gain if the U.S. holder has held the CVR for more than one year. A U.S. holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the U.S. holder’s right to receive the CVR payment terminates.

Under the Code, a portion of the CVR payment should be treated as interest income that is ordinary income to a U.S. holder. The amount of imputed interest may be calculated under Section 483 of the Code, in which case the imputed interest would be equal to the excess of: (i) the amount of the CVR payment over (ii) the present value of the CVR payment as of the effective time of the merger, discounted at the relevant applicable federal rate.

As discussed above, the U.S. federal income tax treatment of the CVRs is unclear, and it is possible that the Internal Revenue Service might successfully assert that payments with respect to, or sales or other dispositions of, the CVRs should be treated other than described above. If such a position were sustained, all or part of the CVR payment (or payment in exchange for a CVR) could be treated as ordinary income and could be required to be included in income prior to receipt.

Non-U.S. Holders

Tax Consequences of the Merger

Any gain recognized on the receipt of the per share merger consideration or CVR payment pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any, provided the non-U.S. holder timely files U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the per share merger consideration, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. In certain circumstances, a non-U.S. holder may be subject to backup withholding with respect to cash consideration and a portion of the CVR payment, unless such non-U.S. holder properly certifies under penalties of perjury that it is a non-U.S. holder or such holder otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

To complete the merger, the parties must make filings with and obtain authorizations, approvals or consents from certain antitrust authorities. Under the terms of the merger agreement, the merger cannot be completed until the waiting period (and any extension thereof) under the HSR Act applicable to the merger or the transactions contemplated by the merger agreement has expired or been terminated.

On November 19, 2015, SPI and Dyax filed a notification of the proposed merger with the DOJ and FTC under the HSR Act.

The consummation of the merger is not conditioned on any antitrust-law-related regulatory filings in the United States or in any other jurisdiction, other than those described above.

At any time before or after consummation of the merger, the DOJ or the FTC (notwithstanding the termination of the waiting period under the HSR Act) could take such action under antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of Dyax, SPI, Merger Sub or Shire. At any time before or after the completion of the merger (and notwithstanding the termination of the waiting period under the HSR Act), any state or non-U.S. governmental entity could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of Dyax, SPI, Merger Sub or Shire. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see “The Merger Agreement—Filings; Other Actions; Notification” beginning on page [●].

Litigation Related to the Merger

On November 17, 2015, a purported stockholder of Dyax, Brian T. Ford, filed a putative class action petition in the Court of Chancery of the State of Delaware against Dyax, each member of the board of directors, Shire, SPI and Merger Sub, in an action styled Brian T. Ford v. Dyax Corp. et. al., Case No. 11712-VCL. The complaint included, among other things, claims for breach of fiduciary duty against the individual directors by approving the Merger Agreement, and for aiding and abetting the alleged breaches of fiduciary duty against Dyax, Shire, SPI and Merger Sub. The complaint sought, among other things, either to enjoin the proposed transaction or to rescind it should it be consummated, as well as money damages. Subsequently, on November 19, 2015, the plaintiff in such action sought voluntary dismissal of its action, which was granted by the Court of Chancery of the State of Delaware on the same day, and the case was dismissed without prejudice.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about Dyax contained in this proxy statement or in Dyax’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Dyax contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Dyax, SPI, Merger Sub and Shire were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Dyax, SPI, Merger Sub and Shire in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the company disclosure letter that Dyax provided to SPI in connection with the merger agreement, which we refer to as the disclosure letter, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Dyax, SPI, Merger Sub, Shire or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into Dyax upon the terms, and subject to the conditions, set forth in the merger agreement, and upon which the separate corporate existence of Merger Sub will cease. As the surviving corporation, Dyax will continue to exist following the merger and the separate corporate existence of Dyax will continue unaffected by the merger.

The directors of Merger Sub and the officers of Dyax at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers of the surviving corporation, respectively, in each case until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

At the effective time of the merger, the certificate of incorporation and bylaws of Dyax will be amended and restated in their entirety to read as set forth in Exhibit A and Exhibit B, respectively, to the merger agreement, and will serve as the certificate of incorporation and bylaws of the surviving corporation until thereafter amended as provided therein or by applicable law.

Following the completion of the merger, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing by the parties to the merger agreement, the closing of the merger will take place on the third business day following the day on which the last of the conditions to the closing of the merger (described under “—Conditions to the Merger” beginning on page [●]) have been satisfied or waived in accordance with the merger agreement (other than conditions that by their nature are to be satisfied at or immediately prior to the closing of the merger, but subject to the fulfillment or, to the extent permissible, waiver of those conditions at the closing of the merger).

Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing of the merger to occur in the first half of 2016. The effective time of the merger will occur when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as the parties may agree in writing and specify in the certificate of merger).

Treatment of Common Stock and Stock-Based Awards

Common Stock

In the merger, each Dyax share that is outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive the per share merger consideration, equal to: (a) the per share cash consideration, without interest and less any applicable withholding or transfer taxes plus (b) one CVR, which represents the right to receive a payment of $4.00 in cash per CVR, without interest and less any applicable withholding or transfer taxes, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions in, the CVR agreement, to be entered into prior to the completion of the merger by Shire and the rights agent.

At the effective time of the merger, all of the Dyax shares will be cancelled and will cease to exist and each certificate formerly representing any of the Dyax shares and each non-certified share represented by book entry (in each case, other than excluded shares) will thereafter represent only the right to receive the per share merger consideration. Each Dyax share owned immediately prior to the effective time of the merger by SPI (or any direct or indirect subsidiaries thereof), Merger Sub or Dyax (except, in each case, to the extent held on behalf of a third party) will remain outstanding and unaffected by the merger. Dyax shares owned by dissenting stockholders will cease to be outstanding, be cancelled without payment of any consideration and cease to exist. Instead, the dissenting stockholders will be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” beginning on page [●].

Dyax Stock Options

At the effective time of the merger, Dyax stock options outstanding immediately prior to the effective time of the merger will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest): (A) an amount in cash equal to the product of (i) the excess of the per share cash consideration over the exercise price per share for such Dyax stock option and (ii) the total number of Dyax shares subject to such Dyax stock option (less any withholding or transfer taxes); and (B) one CVR for each Dyax share subject to such Dyax stock option. Any Dyax stock option which has an exercise price per Dyax share that is greater than or equal to the per share cash consideration will be cancelled in exchange for no consideration or payment.

Dyax Restricted Stock Units

At the effective time of the merger, Dyax restricted stock units outstanding immediately prior to the effective time of the merger will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest): (A) an amount in cash equal to the product of (i) the number of Dyax shares subject to such Dyax restricted stock unit; and (ii) the per share cash consideration (less any tax withholdings); and (B) one CVR for each Dyax share subject to such Dyax restricted stock unit. Notwithstanding the foregoing, if any Dyax restricted stock units constitute nonqualified deferred compensation subject to Section 409A of the Code, and are not permitted to be paid at the effective time of the merger without triggering taxes or penalties, such payments will be made at the earliest time permitted under the applicable plan and award agreement that does not trigger such taxes or penalties.

Surrender and Payment Procedures

At or immediately prior to the effective time of the merger, SPI will deposit, or will cause to be deposited, with the paying agent, for the benefit of the former holders of Dyax shares, a cash amount in immediately available funds necessary for the paying agent to make payments in respect of the per share cash consideration, which cash amount is referred to as the exchange fund. SPI will not be required to deposit any funds related to any CVR unless and until such deposit is required pursuant to the CVR agreement.

Promptly after the effective time of the merger (and in any event within five business days), the surviving corporation will cause the paying agent to mail to each holder of record of a certificate representing Dyax shares (other than holders of excluded shares) a letter of transmittal and instructions describing how such record holder may surrender his, her or its Dyax shares (or affidavits of loss in lieu thereof) in exchange for the per share merger consideration.

Upon surrender of a certificate (or affidavits of loss in lieu thereof) to the paying agent in accordance with the terms of the letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange:

•	a cash amount in immediately available funds (after giving effect to any required tax withholdings, as provided in the merger agreement) equal to the number of Dyax shares represented by such certificate (or affidavits of loss in lieu thereof) multiplied by the per share cash consideration; and

•	one (1) CVR for each Dyax share represented by such certificate (or affidavits of loss in lieu thereof), and the certificate so surrendered will be cancelled.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration. Instead, each holder of record of one or more book-entry shares whose shares were converted into the right to receive the per share merger consideration will upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request), be entitled to receive, and SPI will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the per share merger consideration in respect of each such Dyax share and the book-entry shares of such holder will forthwith be cancelled.

In the event of a transfer of ownership of Dyax shares that is not registered in the transfer records of Dyax, a check for any cash to be exchanged upon due surrender of the certificate may be issued to such transferee (after giving effect to any required tax withholdings, as provided in the merger agreement) if the certificate formerly representing such Dyax shares is presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any and all transfer and other taxes required by reason of the issuance to such transferee have been paid or are not applicable.

No interest will be paid or accrued on any amount payable upon due surrender of the certificates.

No fraction of a CVR will be issued in connection with the merger or any other transaction contemplated by the merger agreement and the CVR agreement, and no certificates or scrip for any such fractional CVR will be issued. Each holder of Dyax shares who would otherwise be entitled to receive a fraction of a CVR pursuant to the merger agreement, after aggregating all fractional CVRs to be received by such holder will, upon surrender of such holder’s Dyax shares, receive one (1) CVR in exchange for such aggregated fractional CVR if the amount of such aggregated fractional CVR is greater than or equal to 0.50 or no consideration for such aggregated fractional CVR if the amount of such aggregated fractional CVR is less than 0.50.

From and after the effective time of the merger, there will be no transfers on the stock transfer books of Dyax of the Dyax shares that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificate or book-entry share is presented to the surviving corporation, SPI or the paying agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds and the CVRs to which the holder of the certificate or book-entry share is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by the stockholders of Dyax 180 days after the effective time of the merger will be delivered to the surviving corporation. Any holder of Dyax shares (other than excluded shares) who complied with the above-described exchange and payment procedures will thereafter look only to the surviving corporation for payment and delivery of the per share merger consideration (after giving effect to any required tax withholdings, as provided in the merger agreement) upon due surrender of its certificates (or, as provided in the merger agreement in case of lost, stolen or destroyed certificates, such affidavit of loss) or book-entry shares, without any interest thereon.

None of the surviving corporation, SPI, the paying agent or any other person will be liable to any former holder of Dyax shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If the consideration owed to a former holder of Dyax shares has not been paid prior to the date on which such consideration would otherwise escheat to, or become the property of any governmental entity, any such consideration will, to the extent permitted by applicable law, immediately prior to such time become the property of SPI, free and clear of all claims or interest of any person previously entitled thereto.

In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by SPI or the paying agent, the posting by such person of a bond in customary amount and upon such terms as may be reasonably required by SPI or the paying agent, following compliance with the procedures set forth in the merger agreement, the paying agent will

•	issue a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) equal to: (i) the number of Dyax shares represented by such lost, stolen or destroyed certificate multiplied by (ii) the per share cash consideration; and

•	one (1) CVR for each Dyax share represented by such lost, stolen or destroyed certificate.

You will receive payment pursuant to the CVRs only upon the occurrence of the milestone specified in the CVR agreement. Each CVR represents the right to receive a contingent payment of $4.00 in cash, without interest, upon achievement of the milestone prior to December 31, 2019 (as more fully described in “The Contingent Value Rights Agreement”, beginning on page [●]).

Representations and Warranties

Representations and Warranties of Dyax

We have made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in reports filed or furnished by Dyax under the Exchange Act or the Securities Act of 1933 (as amended), which we refer to as the Securities Act, from January 1, 2015 to the date of the merger agreement (including items incorporated by reference therein but excluding all cautionary and forward-looking disclosures) or in the disclosure letter that Dyax delivered to SPI prior to entering into the merger agreement. These representations and warranties relate to, among other things:

•	Dyax’s and its subsidiaries’ due incorporation, valid existence and good standing under their respective jurisdictions of organization, and their respective corporate power and authority to carry out their respective businesses as conducted at the date of the merger agreement;

•	Dyax’s ownership of its subsidiaries and their respective ownership interests in any other person;

•	Dyax’s capital structure in respect of, among other things, Dyax shares and the number of Dyax shares reserved for issuance under Dyax’s Amended and Restated 1995 Equity Incentive Plan, which we refer to as the Dyax stock plan and Dyax’s Employee Stock Purchase Plan, which we refer to as the ESPP, and the number of Dyax shares issuable upon exercise of outstanding Dyax stock options and Dyax restricted stock units;

•	Dyax’s corporate power and authority related to the merger agreement;

•	required governmental filings, approvals, notices, reports, consents, registrations, approvals, permits or authorizations;

•	the absence of violations of, or conflicts with, Dyax’s or its subsidiaries’ governing documents, certain contracts and applicable law as a result of Dyax’s entry into and performance under the merger agreement;

•	Dyax’s SEC filings since December 31, 2012, the financial statements included therein and Dyax’s disclosure controls and procedures over financial reporting;

•	Dyax’s compliance with rules and regulations of NASDAQ and the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act;

•	the absence of a material adverse effect (as described below) since December 31, 2014;

•	the absence of certain legal proceedings pending;

•	the absence of undisclosed liabilities;

•	employee benefits and compensation plans, contracts, policies, programs and arrangements of Dyax and its subsidiaries;

•	certain employment and labor matters of Dyax and its subsidiaries;

•	Dyax’s and its subsidiaries’ compliance with applicable laws;

•	the absence of any investigation, review or enforcement by any applicable governmental entity against Dyax and its subsidiaries;

•	Dyax’s and its subsidiaries’ compliance with applicable anti-bribery laws;

•	certain material contracts to which Dyax or its subsidiaries is party, the validity, binding nature and effectiveness of such material contracts and the absence of default by Dyax or its subsidiaries under any such contract;

•	real property of Dyax and its subsidiaries;

•	the inapplicability of certain anti-takeover statutes or regulations or any anti-takeover provision in Dyax’s governance documents to Dyax, Dyax shares or the merger;

•	environmental matters of Dyax and its subsidiaries;

•	tax matters of Dyax and its subsidiaries;

•	intellectual property of Dyax and its subsidiaries;

•	insurance policies of Dyax and its subsidiaries;

•	certain regulatory matters, including licenses of the FDA and compliance with health laws;

•	absence of any undisclosed broker’s or finder’s fees;

•	receipt of fairness opinion from Centerview; and

•	the accuracy of the information supplied by Dyax in this proxy statement.

Company Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any effect, change, event, development, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on our ability to consummate the merger or the other transactions contemplated in the merger agreement or a material adverse effect on the condition, business, assets, liabilities or results of operations of Dyax and its subsidiaries, taken as a whole. However:

•	none of the following will be taken into account in determining whether there has been, is, or would be a material adverse effect on the condition, business, assets, liabilities or results of operations of Dyax and its subsidiaries, taken as a whole:

•	any decline in the market price or trading volume of the Dyax shares on NASDAQ (provided that this exception will not prevent or affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a material adverse effect, subject to the other exceptions to material adverse effect);

•	any failure, in and of itself, by us or any of our subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that this exception will not prevent or affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a material adverse effect, subject to the other exceptions to material adverse effect);

•	the execution and delivery of the merger agreement (except to the extent such change, effect or development was the result of a breach of the representation and warranty by Dyax regarding the absence of violations of, or conflicts with, Dyax’s or its subsidiaries’ charter or bylaws, certain contracts and applicable law as a result of Dyax’s entry into and performance under the merger agreement), the performance by any party thereto of its obligations thereunder or the public announcement or the pendency of the merger or the transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of Dyax or any of its subsidiaries with its employees or with any other third party;

•	any litigation arising from allegations of any breach of fiduciary duty or violation of the securities laws relating to the merger agreement or the CVR agreement or the merger or compliance by Dyax with the terms of the merger agreement or the CVR agreement; and

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Shire, SPI, Merger Sub or any of their respective affiliates.

•	none of the following will be taken into account in determining whether there has been, is, or would be a material adverse effect on the condition, business, assets, liabilities or results of operations of Dyax and its subsidiaries, taken as a whole, except to the extent such effect, change, event, development, circumstance or occurrence has a materially disproportionate adverse effect on Dyax and its subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other biopharmaceutical companies:

•	any change in global, national or regional economic conditions;

•	any changes in conditions generally affecting the pharmaceutical, biopharmaceutical or biotechnology industries;

•	any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

•	changes or proposed changes in GAAP, or in laws applicable to us or any of our subsidiaries or the enforcement or interpretation thereof;

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, biological attacks, terrorism or military actions, or any escalation or worsening of any such events threatened or underway as of the date of the merger agreement; and

•	any change resulting from or arising out of a hurricane, earthquake, flood, tsunami, tornado or other natural disaster, weather conditions or other similar force majeure event.

Representations and Warranties of Shire, SPI and Merger Sub

The merger agreement also contains customary representations and warranties made by Shire, SPI and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Shire, SPI and Merger Sub relate to, among other things:

•	their due incorporation, valid existence and good standing under their respective jurisdictions of organization and their respective corporate power and authority to carry out their respective businesses;

•	direct or indirect ownership of 100% of the issued and outstanding capital stock of SPI by Shire;

•	their corporate power and authority related to the merger agreement and the CVR agreement;

•	required governmental filings, approvals, notices, reports, consents, registrations, approvals, permits or authorizations;

•	absence of certain legal proceedings or investigations pending or threatened against Shire, SPI or Merger Sub that seek to enjoin, or would reasonably be expected to prevent or interfere with, any of the transactions contemplated in the merger agreement;

•	SPI having sufficient funds necessary for the payment of the aggregate per share cash consideration;

•	capitalization, ownership and conduct of business of Merger Sub;

•	absence of any undisclosed broker’s or finder’s fees;

•	Shire, Merger Sub and their affiliates not being or having been during the prior three years an “interested stockholder”, as defined by the DGCL, of Dyax; and

•	the accuracy of the information supplied by Shire, SPI or Merger Sub in this proxy statement.

Conduct of Our Business Pending the Merger

Under the merger agreement, Dyax has agreed that from the date of the merger agreement and prior to the effective time of the merger, unless SPI gives its written approval (which cannot be unreasonably withheld, delayed or conditioned) or unless otherwise expressly permitted by the merger agreement or as required by a governmental entity or applicable law, Dyax and its subsidiaries will conduct their business in all material respects in the ordinary course of business consistent with past practice and use their respective commercially reasonable efforts to:

•	preserve their business organizations substantially intact;

•	maintain satisfactory relationships with governmental entities, customers and suppliers;

•	keep available the services of their key employees, key consultants and executive officers;

•	in connection with any and all clinical trials for DX-2930;

•	notify SPI promptly after receipt of any material communication from any regulatory authority or inspections of any manufacturing, research and development or clinical trial site and before giving any material submission to a regulatory authority; and

•	notify SPI a reasonable time prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline; and

•	preserve and protect the intellectual property owned by Dyax and its subsidiaries.

In addition, from the date of the merger agreement until the effective time of the merger, except as otherwise expressly contemplated or permitted by the merger agreement, as SPI may approve in writing, as required by applicable law or governmental entity, or as set forth in the disclosure letter, Dyax will not, and will not permit its subsidiaries to:

•	adopt any change in the governance documents, other than, in the case of its subsidiaries, in a manner that would not materially restrict the operation of its business;

•	merge or consolidate with any other person or adopt a partial or complete plan of dissolution, liquidation, consolidation, recapitalization, restructuring or other reorganization;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize such actions with respect to, any share of capital stock of Dyax or its subsidiaries (other than the issuance of Dyax shares upon (A) the exercise or vesting, as applicable, of Dyax options or Dyax restricted stock units outstanding as of the date of the merger agreement or in compliance with the merger agreement; or (B) in connection with the ESPP in compliance with the merger agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	make any loans, advances or capital contributions to or investments in any person (other than Dyax or any direct or indirect wholly owned subsidiary of Dyax) of more than $1,000,000 in the aggregate;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned subsidiary to Dyax or to any other direct or indirect wholly owned subsidiary) or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Dyax shares tendered by current or former employees or directors in order to pay taxes in connection with the exercise or vesting, as applicable, of Dyax options or Dyax restricted stock units or in connection with the ESPP in the ordinary course of business consistent with past practice);

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly owned subsidiary of Dyax), or issue or sell any debt securities or warrants or other rights to acquire any debt security of Dyax or any of its subsidiaries, other than indebtedness in an aggregate principal amount of less than $1,000,000 outstanding at any time;

•	(A) other than in the ordinary course of business consistent with past practice, acquire any assets or equity interests in any other person for a fair market value in an amount over (1) $1,000,000 in a single transaction or series of related transactions or (2) $5,000,000 in the aggregate and (B) except for expenditures set forth in capital budgets made available to SPI prior to the date of the merger agreement, make or authorize any capital expenditure over $1,000,000 in the aggregate during any calendar year;

•	(A) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP, or (B) except as required by applicable laws or GAAP, revalue in any material respect any of its assets, including writing off accounts or notes receivable, other than in the ordinary course of business and consistent with past practice;

•	settle any pending or threatened litigation or other proceedings before a governmental entity, if such settlement (A) is a settlement in which SPI has not been given an opportunity to participate, regarding which Dyax has not consulted with SPI and to which SPI has not consented (such consent not to be reasonably withheld, delayed or conditioned), (B) with respect to the current or future payment of monetary damages, involves the payment of monetary damages that exceed $1,000,000 individually or in the aggregate, net of any amount covered by insurance or indemnification, (C) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would reasonably be expected to have a material effect on the continuing operations of Dyax or would reasonably be expected to impose material adverse restrictions on the business activities of Dyax or (D) arises out of any matters related to the Foreign Corrupt Practices Act;

•	to the extent such action could materially affect Dyax, (A) make, change or revoke any tax election or adopt or change any method of tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code, settle or compromise any liability with respect to taxes or surrender any claim for a refund of taxes, (C) file any amended tax return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

•	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, rights, operations, product lines or businesses of Dyax or its subsidiaries, including capital stock of any of its subsidiaries, other than liens permitted under the merger agreement or transactions (A) solely among Dyax and/or its wholly owned subsidiaries that would not result in a material increase in the tax liability of Dyax and its subsidiaries, (B) that do not carry a value in excess of $1,000,000 in the aggregate, (C) pursuant to contracts listed in the disclosure letter in effect prior to the date of the merger agreement, or (D) with respect to contracts related to the LFRP entered into in the ordinary course of business consistent with past practice;

•	except as required pursuant to contracts or Dyax benefit plans in effect prior to the date of the merger agreement or as required by applicable law, (A) grant or provide any severance, termination or bonus payments (other than as permitted in the merger agreement) or benefits to any current or former employee, director or independent contractor, (B) increase the compensation of or benefits payable to any current or former employee or director, except for, with respect to current employees, annual merit-based pay increases in the ordinary course of business consistent with past practice and not to exceed 4% in the aggregate, (C) establish, adopt, terminate or amend any Dyax benefit plan (other than routine changes to welfare plans or any changes that would not result in more than a de minimis increase to Dyax’s costs under any Dyax benefit plans or would accelerate the vesting of any awards outstanding under such Dyax benefit plans) or any plan, contract, program, policy or arrangement that would be a Dyax benefit plan if in effect on the date hereof, (D) enter into or negotiate any collective bargaining agreement or other agreements with a labor union, employee representative organization or works council or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Dyax benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

•	hire or terminate the employment or engagement of any (A) executive officer or (B) employee with annualized base salary of more than $200,000, other than a termination for cause, or promote any employee, other than in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business, (A) amend, modify or terminate any material contract and contracts related to LFRP or (B) enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement;

•	except as required by applicable law, convene any regular or special meeting of the stockholders of Dyax other than the special meeting; or

•	agree, authorize or commit to do any of the foregoing.

The merger agreement is not intended to give Shire, SPI or Merger Sub, directly or indirectly, the right to control or direct our or our subsidiaries’ operations prior to the effective time of the merger, or to give Dyax, directly or indirectly, the right to control or direct Shire, SPI or their subsidiaries’ operations. Prior to the effective time of the merger, each of Shire, SPI and Dyax will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Special Meeting

Dyax has agreed to schedule the special meeting to be held within forty five (45) days of the initial mailing of the proxy statement, with the date of such meeting to be set after consultation with SPI. Dyax may postpone or adjourn the special meeting:

•	with the consent of SPI, such consent not to be unreasonably withheld, conditioned or delayed;

•	to ensure that any required supplement or amendment to the proxy statement is provided to the stockholders of Dyax within a reasonable amount of time in advance of the special meeting;

•	if Dyax reasonably believes that (1) it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the adoption of the merger agreement by the holders of a majority of the Dyax shares entitled to vote on the merger at the special meeting, whether or not a quorum is present or (2) it will not have sufficient Dyax shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting but, in this case, the special meeting may not be postponed or adjourned more than an aggregate of 15 calendar days; or

•	as may be required by applicable law.

At the instruction of SPI, we will postpone or adjourn the special meeting if it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the vote by the holders of a majority of the Dyax shares entitled to vote on the merger at the special meeting; provided that SPI may not require more than two such postponements or adjournments, which together may last no more than twenty (20) business days. Subject to the provisions of the merger agreement discussed below under “—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page [●], the board of directors will recommend that its stockholders adopt the merger agreement, Dyax will include Dyax’s recommendation that Dyax’s stockholders adopt the merger agreement in the proxy statement, which we refer to as the company recommendation, Dyax will furnish the information required to be provided to the holders of Dyax shares pursuant to applicable laws and, unless a change of recommendation (as defined in “—Solicitation of Acquisition Proposals; Board Recommendation Changes—No Change in Recommendation or Alternative Acquisition Agreement”) has been effected, Dyax will use reasonable efforts to solicit the adoption of the merger agreement and the approval of the merger and take all other actions reasonably necessary or advisable to secure the approval of Dyax’s stockholders required by the DGCL, other applicable law and Dyax’s governance documents.

Solicitation of Acquisition Proposals; Board Recommendation Changes

Dyax has agreed that it, its subsidiaries, its officers and directors, and its subsidiaries’ officers and directors will not, and will instruct and cause its or its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors and representatives not to:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or make available any non-public information or data to any person relating to Dyax or any of its subsidiaries relating to, or that would reasonably be expected to lead to, any acquisition proposal, except to notify such person of the existence of the provisions of the merger agreement discussed in this section;

•	otherwise facilitate knowingly any effort or attempt to make an acquisition proposal; or

•	enter into or execute, or propose to enter into or execute, any agreement relating to an acquisition proposal.

No Solicitation Exceptions

Prior to the time the merger agreement is adopted by our stockholders, Dyax and its representatives may take the following actions, if and only to the extent that, prior to taking such actions, the board of directors determines in good faith that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law:

•	provide information in response to a request therefor by a person who has made a bona fide written acquisition proposal if:

•	the board of directors has determined in good faith based on the information then available that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal;

•	such acquisition proposal did not result from a knowing or intentional breach of Dyax’s obligations under the provisions of the merger agreement described in this section “—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page [●];

•	Dyax receives from the person so requesting such information an executed confidentiality agreement on terms that, taken as a whole, are not less restrictive to the other party than those contained in the confidentiality agreement between Dyax and Shire, which we refer to as the Confidentiality Agreement, and Dyax complies with the Confidentiality Agreement; it being understood that such confidentiality agreement must include a standstill provision, but need not prohibit the making, or amendment, of a private acquisition proposal; and

•	Dyax promptly (but in any event within twenty-four (24) hours of providing such information) discloses (and, if applicable, provides copies of) any such information to SPI to the extent not previously disclosed or provided to SPI.

•	engage or participate in any discussions or negotiations with any person who has made such a bona fide written acquisition proposal, subject to the conditions set forth above if:

•	the board of directors has determined in good faith based on the information then available that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal.

•	authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal if:

•	the board of directors determines in good faith that such acquisition proposal is a superior proposal, after having complied with the provisions summarized under “—Solicitation of Acquisition Proposals; Board Recommendation Changes—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page [●].

No Change in Recommendation or Alternative Acquisition Agreement

Dyax has agreed that the board of directors will not:

•

withhold, withdraw, qualify or modify, or resolve or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to SPI, the company recommendation (it being understood that the board of directors may take no position with respect to an acquisition proposal proposed through a tender offer or exchange offer until the close of business on the tenth (10th) business day after the commencement of such acquisition proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

•	cause or permit Dyax to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement, subject to the requirements in the merger agreement), which we refer to as an alternative acquisition agreement, relating to any acquisition proposal.

However, prior to the time the merger agreement is adopted by our stockholders, the board of directors may:

•	withhold, withdraw, qualify or modify the company recommendation;

•	fail to include the company recommendation in the proxy statement;

•	following a publicly announced or disclosed bona fide acquisition proposal (other than an acquisition proposal that is a tender offer or exchange offer), fail to reaffirm or republish without qualification or modification the company recommendation within ten (10) business days following the receipt of a written request to do so from SPI; or

•	approve, recommend or otherwise declare advisable any superior proposal made after the date of the merger agreement, each of which actions we refer to as a change of recommendation.

In order for the board of directors to make a change of recommendation, Dyax must meet the following requirements:

•	the board of directors must determine in good faith that failure to make such change of recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; and

•	solely in a circumstance where any of the actions described directly above is in respect of an acquisition proposal, an acquisition proposal (with all references to “15%” in the definition of acquisition proposal below being deemed to be references to “50%” for the purposes of usage of such term in this section) has been made, the board of directors must have determined in good faith that such acquisition proposal constitutes a superior proposal.

SPI Match Rights with Respect to Superior Proposals

Prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement to enter into a superior proposal:

•	Dyax must notify SPI in writing, at least one hundred twenty (120) hours in advance, that it intends to effect a change of recommendation in connection with a superior proposal or to terminate the merger agreement to enter into an alternative acquisition agreement for a superior proposal, specifying the identity of the party who made such superior proposal and all the material terms and conditions of such superior proposal and attach the most current version of such agreement;

•	Dyax must negotiate in good faith with SPI during such one hundred twenty (120) hour period to make such revisions to the terms of the merger agreement as would permit the board of directors not to effect a change of recommendation in connection with a superior proposal or to terminate the merger agreement to enter into an alternative acquisition agreement for a superior proposal;

•	the board of directors must have considered in good faith any changes to the merger agreement, offered in writing by SPI in a manner that would form a binding contract if accepted by Dyax and must have determined in good faith that the superior proposal would continue to constitute a superior proposal if such changes offered in writing by SPI were to be given effect; and

•	in the event that the acquisition proposal is thereafter modified by the party making such acquisition proposal, Dyax must provide written notice of such modified acquisition proposal and must comply with the requirements directly above, except that the deadline for such new written notice will be reduced to seventy-two (72) hours and the time Dyax will be permitted to effect such actions will be reduced to the time that is seventy-two (72) hours after it has provided such written notice.

Nothing in the non-solicitation provisions of the merger agreement is deemed to prevent Dyax or the board of directors from (A) complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act (but any such disclosure that constitutes a change of recommendation by the board of directors will result in the consequences of a change of recommendation under the merger agreement) or (B) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to the stockholders; provided that no change of recommendation may be made except as provided above.

We have agreed to promptly (and, in any event, within twenty-four (24) hours) notify SPI if any proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, us or any of our representatives indicating, in connection with such notice, the material terms and conditions of any proposal or offer and thereafter will keep SPI reasonably informed, on a prompt basis, of the status and material terms of any such proposal or offer (including any amendments thereto) and the status of any such discussions or negotiations.

In this proxy statement, an “acquisition proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Dyax and/or any of its subsidiaries; or (ii) any direct or indirect acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of Dyax, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of Dyax (in each case, other than the merger).

In this proxy statement, a “superior proposal” means a bona fide acquisition proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of Dyax that the board of directors has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction described in this section, and taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such acquisition proposal) is likely to be consummated and would, if consummated, result in a transaction more favorable to Dyax’s stockholders from a financial point of view than the merger.

Filings; Other Actions; Notification

Cooperation of the Parties

Dyax, Shire and SPI have agreed to cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event will make all filings pursuant to the HSR Act within fifteen (15) days of the date of the merger agreement) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger.

Subject to applicable laws relating to the exchange of information, SPI and Dyax will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Shire and SPI or Dyax, as the case may be, including the tax, regulatory and commercial considerations of each party, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger.

SPI will have the right to direct and control all aspects of the parties’ efforts to gain regulatory clearance either before any governmental entity or in any action brought to enjoin the merger and the other transactions contemplated in the merger agreement pursuant to any antitrust or competition law including any divestiture activities.

Undertakings Regarding Antitrust Clearance

In connection with the efforts to obtain all requisite approvals and authorizations for the transactions under the HSR Act or any other antitrust law, Dyax and Shire have agreed to take or cause to be taken the following actions:

•	Dyax and Shire will promptly provide to each and every federal, state, local or foreign court or governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws, which we refer to as government antitrust entity, non-privileged information and documents requested by any such entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the merger agreement.

•	Shire will (and will cause each of its subsidiaries and affiliates to) use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including:

•	the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, including any governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; and

•	subject to the undertakings exception (as defined below), the proffer and agreement by Shire of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Dyax, Shire or any of their respective subsidiaries if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (1) commencement of any proceeding in any forum or (2) issuance of any order, decree, decision, determination, judgment or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger by any government antitrust entity (however, no such action will be binding on Dyax or its subsidiaries without Dyax’s prior written consent unless it is contingent upon the occurrence of the closing of the merger).

•	In the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind, that would make consummation of the transactions contemplated by the merger agreement in accordance with the terms therein unlawful or that would delay beyond November 2, 2016, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, Dyax and Shire will take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by the merger agreement.

However, Shire will not be required to sell, lease, license or otherwise dispose of, or hold separate pending such disposition of, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Dyax, Shire or any of their respective subsidiaries, except any currently (as of the date of the merger agreement) marketed products of Dyax that collectively generated gross revenues of no greater than $77,000,000 in the 2014 fiscal year; provided that, in connection with any divestiture required in this paragraph or that Shire elects to pursue in connection with the transactions contemplated by the merger agreement, Dyax will provide all cooperation reasonably requested to assist Shire in fulfilling Shire’s obligations at Shire’s sole cost and expense, which we refer to as an undertaking exception.

Status

Subject to applicable laws and the instructions of any governmental entity, Dyax, on the one hand, and Shire and SPI, on the other hand, each will keep the other apprised of the status of matters relating to completion of the merger, including promptly furnishing the other with copies of notices or other communications received by Shire, SPI or Dyax, as the case may be, or any of its subsidiaries, from any third party and/or any governmental entity with respect to the merger. Neither Dyax nor Shire and SPI will permit any of its officers or any other representatives to participate in any meeting or substantive telephone discussion with any governmental entity in respect of any filings, investigation or other inquiry with respect to the merger unless to the extent practicable (i) it consults with the other party in advance; and (ii) to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting or substantive telephone discussion.

Shire’s Additional Undertakings

Other than with respect to a potential transaction involving Baxalta, Shire agreed that it will not, and will not permit any of its affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any person, whether by merger, consolidation, purchasing the assets of or equity in any person or by any other manner if the entering into of an agreement relating to such transactions would reasonably be expected to materially increase the risk of any governmental entity entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the merger agreement prior to November 2, 2016.

Other Efforts

CVR

At or prior to the effective time of the merger, Shire has agreed to authorize and duly adopt, execute and deliver, and will ensure that the rights agent executes and delivers, the CVR agreement, subject to any reasonable revisions to the CVR agreement that are requested by such rights agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of CVRs). Shire, SPI and Dyax will cooperate, including by making changes to the form of CVR agreement, as necessary, to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Certain Other Cooperation by Dyax

If Shire or SPI elects to file a registration statement and/or arrange financing, in accordance with the securities laws prior to the closing date of the merger, Dyax will use its commercially reasonable efforts, at SPI’s request:

•	to permit the use of Dyax’s financial statements in such registration statement and/or financing;

•	to assist SPI with the preparation of pro forma financial statements by SPI;

•	to cause its current or former independent accountants to (A) provide any necessary written consents to use their audit reports relating to Dyax and to be named as an “Expert” in any document related to any registration statement, and (B) provide any customary “comfort letters”; and

•	provide such other information (financial or otherwise) that is reasonably requested by SPI, provided that neither Dyax nor any of its subsidiaries will be required to pay any fees, incur or reimburse any cost or expense, or make any payment or otherwise incur any liability relating to any such registration statement and/or financing to the extent SPI does not have a reimbursement or indemnity obligation to Dyax or its subsidiaries.

SPI will promptly, upon the written request of Dyax, (i) reimburse Dyax for all reasonable out-of-pocket costs (including reasonable accountants’ fees) incurred by Dyax or any of its subsidiaries in connection with providing assistance requested by SPI and (ii) indemnify Dyax and its subsidiaries for any damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with taking actions requested by SPI. SPI and Merger Sub acknowledge and agree that the closing of the merger will not be conditioned upon any financing requirement of SPI or Merger Sub.

Shire’s Guarantee

Shire has irrevocably and unconditionally guaranteed the due and punctual performance of the obligations of SPI and Merger Sub under the merger agreement. If, for any reason, SPI or Merger Sub fails or is unable to pay or perform its obligations under the merger agreement, Shire will pay or perform such obligations.

Transaction Litigation

Prior to the effective time of the merger, Dyax will promptly notify SPI of all proceedings commenced or threatened against Dyax or any of its subsidiaries or the board of directors, in each case in connection with, arising from or otherwise relating to the merger or any other transaction contemplated by the merger agreement (including by providing copies of all pleadings with respect thereto) and thereafter will keep SPI reasonably informed with respect to the status.

In addition, Dyax will:

•	give SPI the opportunity to participate (including keeping reasonably apprised of proposed strategy and other significant decisions of Dyax and offering comments which Dyax will consider in good faith, but not including decision-making power or authority over such proceedings) in the defense, settlement or prosecution of any such proceeding; and

•	consult with SPI with respect to the defense, settlement and prosecution of any such proceeding.

Dyax will not agree to any settlement related to any such proceeding without SPI’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

Employee Benefits Matters

SPI will provide, or will cause to be provided, to each continuing employee certain wages, incentive bonus opportunities and benefits. SPI will also provide, or cause to be provided, severance benefits in accordance with the terms of the retention agreements and Dyax’s Non-Executive Change-In-Control Severance Policy, in each case, as in effect prior to the effective time of the merger.

For purposes of vesting, benefit accruals, vacation and sick time credit and eligibility to participate under the employee benefit plans, programs and policies of SPI and its subsidiaries (except for benefit accrual purposes under any defined benefit plan of SPI or to the extent it would result in a duplication of benefits with respect to the same period of service), SPI or its subsidiaries will give each continuing employee credit for his or her years of service with Dyax before the effective time of the merger, to the same extent as such continuing employee was entitled to credit for such service under any similar Dyax benefit plan in which such continuing employee participated or was eligible to participate immediately prior to the effective time of the merger.

SPI will use commercially reasonable efforts to cause, to the extent consistent with SPI’s current employee benefit plans, programs and policies, (i) each continuing employee to be immediately eligible to participate in any and all employee benefit plans, programs and policies of SPI to the extent coverage under such plans is replacing comparable coverage under a Dyax benefit plan in which such continuing employee participated immediately before the effective time of the merger; and (ii) for purposes of each employee benefit plan of SPI providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such continuing employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable plan with Dyax and its subsidiaries. SPI will use commercially reasonable efforts, to the extent consistent with SPI’s current employee benefit plans, programs and policies, to cause any eligible expenses incurred by any continuing employee and his or her covered dependents during the portion of the plan year of the previous plan with Dyax and its subsidiaries ending on the date such continuing employee’s participation in the corresponding employee benefit plan of SPI begins to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year.

If the effective time of the merger occurs prior to the time when bonuses are paid with respect to calendar year 2015, at the effective time of the merger Dyax will pay each participant in Dyax’s incentive plans who remains employed through the effective time of the merger an annual incentive amount in respect of the 2015 fiscal year, equal to the actual level of performance achieved as of the earlier to occur of December 31, 2015 and the effective time of the merger (with such performance measure prorated, if applicable, for the portion of the performance cycle completed at the effective time); provided that, with respect to any employee who is a party to a retention agreement, if the effective time of the merger occurs in 2015 and such employee is terminated without “cause” or “good reason” (as such terms are defined in his or her retention agreement) following the effective time of the merger but prior to January 1, 2016, such employee will not be entitled to receive a prorated bonus with respect to calendar year 2015 pursuant to the retention agreement. In no event will the aggregate amount of all such bonuses be more than the amount that would be paid if the level of performance achieved was equal to 150% of each employee’s target.

Unless otherwise requested by SPI, Dyax will take, or cause to be taken, all actions necessary or appropriate to terminate the Dyax 401(k) Profit Sharing Plan, which we refer to as the Dyax 401(k) plan, effective no later than the day prior to closing, and prior to closing, will provide to SPI written evidence of the adoption by Dyax’s board of directors of resolutions terminating such Dyax 401(k) plan. No later than the effective time of the merger, (i) Dyax will take all actions reasonably necessary to cause each continuing employee to become 100% vested in such continuing employee’s accounts under such Dyax 401(k) plan, effective as of the earlier of closing or the date on which such Dyax 401(k) plan is terminated, and (ii) SPI will take all actions reasonably necessary to permit each continuing employee participating in the Dyax 401(k) plan to effect a direct rollover of his or her account balances from the Dyax 401(k) plan to a tax-qualified defined contribution retirement plan maintained by SPI or one of its subsidiaries and to transfer outstanding loans to the SPI 401(k) plan. Each continuing employee will be eligible to become a participant in the SPI 401(k) plan as soon as administratively practical after closing.

Prior to closing, SPI will be permitted to meet with key employees and executive officers to discuss employment arrangements to be entered into between SPI, one of its affiliates or the surviving corporation, and such key employees and executive officers following the effective time of the merger.

Conditions to the Merger

The respective obligations of Dyax, SPI, Merger Sub and Shire to consummate the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the absence of any enactment, issuance, promulgation, enforcement or any law (whether temporary, preliminary or permanent) of a court or other governmental entity of competent jurisdiction that in effect restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, which we refer to as the governmental order condition;

•	the merger agreement must have been duly adopted by the holders of a majority of the Dyax shares entitled to vote on the merger at the special meeting or any adjournment or postponement thereof; and

•	the applicable waiting period (and any extension thereof) under the HSR Act applicable to the merger or the transactions contemplated by the merger agreement must have expired or been terminated, which we refer to as the regulatory condition.

The obligations of SPI and Merger Sub to consummate the merger are subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions, which we refer to as the Dyax closing conditions:

•	Dyax’s representations and warranties regarding the organization, good standing and qualifications of Dyax, the corporate authority and approval with regard to the merger and the merger agreement by Dyax, disclosure of brokers’ and finders’ fees and the receipt of a fairness opinion of Centerview must be true and correct in all material respects when made and as of the closing of the merger (except to the extent such representation or warranty speaks only as to a particular date or time, which must be true and correct in all material respects as of such date or time) (it being understood that, for the purposes of determining the accuracy of such representations and warranties, the material adverse effect qualifications and other materiality qualifications contained in such representations and warranties will be disregarded);

•	Dyax’s representations and warranties regarding its capital structure must be true and correct except for de minimis exceptions when made and as of the closing of the merger (except to the extent such representation or warranty speaks only as to a particular date or time, which must be true and correct except for de minimis exceptions as of such date or time) (it being understood that, for the purposes of determining the accuracy of such representations and warranties, the material adverse effect qualifications and other materiality qualifications contained in such representations and warranties will be disregarded);

•	Dyax’s representations and warranties regarding the absence of material adverse effect and the inapplicability of certain anti-takeover statutes or any anti-takeover provisions in Dyax’s governing documents must have been true and correct in all respects when made and as of the closing (except to the extent such representation or warranty speaks only as to a particular date or time, which must be true and correct as of such date or time);

•	the other representations and warranties of Dyax must be true and correct in all respects when made and as of the closing of the merger (except to the extent any such representation or warranty speaks only as to a particular date or time, in which case it will only be required to be true and correct as of such date or time) except that any inaccuracies will be disregarded if the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute or would not reasonably be expected to constitute a material adverse effect (it being understood that the material adverse effect qualifications and other materiality qualifications contained in such representations and warranties will be disregarded);

•	Dyax must have performed and complied with, in all material respects, its obligations, agreements and covenants under the merger agreement required to be performed at or prior to the closing of the merger;

•	since the date of the merger agreement, no facts, changes, events, developments or circumstances have occurred, arisen, come into existence or become known that have had and are continuing to have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Dyax and its subsidiaries, taken as a whole;

•	Dyax must have delivered to SPI a certificate signed by its Chief Executive Officer and Chief Financial Officer of Dyax, dated the closing date of the merger, certifying as to the satisfaction by Dyax of the conditions described above; and

•	there must not be pending any legal proceeding against SPI, Dyax, Merger Sub, any subsidiary of Dyax or any of their respective directors, officers or members brought by a governmental entity in a jurisdiction where SPI or Dyax has meaningful operations challenging the merger agreement or the transactions contemplated therein, seeking to delay, restrain or prohibit the merger, or seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of Dyax and its subsidiaries (or SPI’s direct equity ownership of the surviving corporation or indirect equity ownership, following the effective time of the merger, of Dyax’s subsidiaries), which we refer to as the legal proceeding condition.

The obligations of Dyax to effect the merger are also subject to the satisfaction or waiver in writing of each of the following conditions, which we refer to as Shire group closing conditions:

•	the representations and warranties made by SPI and Merger Sub in the merger agreement must be accurate as of the date of the merger agreement and, other than representations and warranties made as of a particular date (which must have been accurate to the degree described below as of such date), as of the closing of the merger as if made on and as of the closing of the merger, except to the extent failure to be accurate, in the aggregate, would not impair in any material respect the ability of each of Shire, SPI and Merger Sub, as the case may be, to perform its obligations under the merger agreement or prevent or materially delay the consummation of the merger and the transactions contemplated by the merger agreement;

•	each of Shire, SPI and Merger Sub must have performed and complied with, in all material respects, its obligations, agreements and covenants under the merger agreement required to be performed at or prior to the closing of the merger;

•	SPI must have delivered to Dyax a certificate signed by an authorized officer of SPI, dated the date of the closing of the merger, certifying as to the satisfaction by SPI and Merger Sub of the conditions described above; and

•	the CVR agreement must be in full force and effect.

Termination

By mutual written consent of Dyax and SPI, the merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Dyax’s stockholders.

The merger agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the effective time of the merger by action of the board of directors of either SPI or Dyax upon delivery of written notice to the other party if:

•

the closing of the merger has not occurred by August 2, 2016, which we refer to as the termination date, provided, however, that if, as of such date, the regulatory condition has not been satisfied, but all of the other conditions to the merger have been satisfied or waived or will be capable of being satisfied or waived as of such date if the closing of the merger were otherwise to occur on such date and the regulatory condition remains capable of being satisfied or waived, then the termination date may be extended to November 2, 2016 at the election of SPI or Dyax by written notice to the other party (and such date will then be the termination date), which we refer to as the end date termination event, provided that this termination right will not be available to any party whose breach of the merger agreement contributed in any material respect to the failure of the closing of the merger to occur prior to the termination date;

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable, which we refer to as the regulatory termination event, provided that this termination right will not be available to any party whose breach of the merger agreement proximately contributed to the existence of such order in any material respect; or

•	this merger agreement was not duly adopted by holders of a majority of the Dyax shares entitled to vote on the merger at the special meeting or any adjournment or postponement thereof, which we refer to as the special meeting termination event.

The merger agreement may be terminated and the transactions contemplated therein may be abandoned by Dyax upon delivery of written notice to SPI:

•	at any time prior to the time the merger agreement is adopted by our stockholders, if (i) the board of directors authorizes Dyax, subject to complying with the terms described in “—Solicitation of Acquisition Proposals; Board Recommendation Changes—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page [●], in all material respects, to enter into an alternative acquisition agreement with respect to a superior proposal; (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, Dyax enters into an alternative acquisition agreement with respect to a superior proposal; and (iii) Dyax satisfies its obligations to disburse the Dyax termination fee (as described below), which we refer to as the alternative acquisition agreement termination event; or

•	at any time prior to the effective time of the merger, if there has been a breach of any representation, warranty, covenant or agreement made by Shire, SPI or Merger Sub in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, and such breach or untruth would give rise to a failure of the conditions to closing of the merger regarding the accuracy of representations and warranties and performance of covenants under Shire group closing conditions to be satisfied and such breach or untruth is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Dyax to SPI or (ii) the termination date, which we refer to as the Shire group termination event.

The merger agreement may be terminated and the merger may be abandoned by SPI at any time prior to the effective time of the merger upon delivery of written notice to Dyax:

•	if the board of directors has made and has not withdrawn a change of recommendation, which we refer to as the change of recommendation termination event; and

•	at any time prior to the effective time of the merger, if there has been a breach of any representation, warranty, covenant or agreement made by Dyax in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, and such breach or untruth gives rise to a failure of the conditions to closing of the merger regarding the accuracy of representations and warranties and performance of covenants under Dyax closing conditions to be satisfied and such breach or untruth is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by SPI to Dyax or (ii) the termination date, which we refer to as the Dyax breach termination event.

Termination Fee

Termination Fee Required to be Disbursed by Dyax

In certain circumstances, Dyax may be required to contribute to a newly formed Irish private limited company, centrally managed and controlled, domiciled and resident in Ireland, and to disburse the Dyax termination fee in exchange for one common share of such newly formed Irish private limited company, and to sell such common share to Shire in exchange for $1.00, if the merger agreement is terminated. The Dyax termination fee would be disbursable in the following circumstances:

•	if a bona fide acquisition proposal has been made to Dyax or any of its subsidiaries or any person has publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal with respect to Dyax or any of its subsidiaries (and such acquisition proposal or publicly announced intention has not been publicly withdrawn prior to the date of termination), thereafter the merger agreement is terminated by either SPI or Dyax due to the end date termination event or the special meeting termination event or by SPI due to the Dyax breach termination event and within twelve (12) months of such termination, Dyax or any of its subsidiaries has entered into an alternative acquisition agreement with respect to an acquisition proposal and such acquisition proposal is thereafter consummated (substituting 50% for 15% in the definition of acquisition proposal);

•	if the merger agreement is terminated by SPI due to the change of recommendation termination event; or

•	if the merger agreement is terminated by Dyax due to the alternative acquisition agreement termination event.

In an acquisition proposal event, Dyax must disburse the Dyax termination fee promptly after the consummation of such acquisition proposal, but in no event later than two (2) business days of such consummation.

In a change of recommendation event, Dyax must disburse the Dyax termination fee promptly, but in no event later than two (2) business days, after the date of such termination.

In a superior proposal event, Dyax must disburse the Dyax termination fee immediately prior to or substantially concurrently with, and as a condition of, such termination.

Termination Fee Required to be Disbursed by SPI

In certain circumstances, SPI may be required to disburse the SPI termination fee if the merger agreement is terminated. The SPI termination fee would be required to be disbursed if the following conditions are satisfied:

•	if SPI or Dyax has terminated the merger agreement due to the occurrence of the end date termination event or the regulatory termination event;

•	if, at the time of such termination, all conditions to the closing of the merger set forth in the merger agreement, other than the regulatory conditions, were satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the merger but which would be satisfied or would be capable of being satisfied if the closing date of the merger were the date of such termination); and

•	if at the time of such termination, any of the regulatory conditions has not been satisfied.

If the foregoing conditions are satisfied, SPI must promptly, but in no event later than two (2) business days after the date of such termination, disburse the SPI termination fee. However, SPI will not be obligated to disburse the SPI termination fee if Dyax has breached its obligations in any manner that has contributed in any material respect to the failure of the governmental order condition, regulatory condition or the legal proceeding condition to be satisfied.

Additional Amounts

If:

•	Dyax fails to promptly effect the disbursement of the Dyax termination fee due pursuant to its obligations under the merger agreement; or

•	SPI fails to promptly disburse the SPI termination fee due pursuant to its obligations under the merger agreement,

and in order to obtain such disbursement, the party entitled to receive such disbursement, which we refer to as the receiving party, commences a suit that results in a judgment against the party obligated to make such disbursement, which we refer to as the disbursing party, the disbursing party will disburse to the receiving party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as shown at the end of the day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such disbursement was required to be made through the date of disbursement, which we refer to as the additional amounts.

Expense Reimbursement

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated thereunder will be borne by the party incurring such expense. However, if the merger agreement is terminated due to the end date termination event, special meeting termination event or Dyax breach termination event, and prior to the time of termination and after the date of the merger agreement a bona fide acquisition proposal has been publicly announced or otherwise communicated to the board of directors and not withdrawn prior to the date of such termination, Dyax will reimburse SPI for its documented out-of-pocket expenses up to a maximum of $15,000,000, which we refer to as reimbursable expenses, promptly following receipt of an invoice from SPI documenting such expenses. Any reimbursable expenses owed to SPI will be credited against any Dyax termination fee.

Remedies

If a termination fee is required to be disbursed pursuant to the merger agreement, the receiving party’s right to the termination fee from the disbursing party and any additional amounts will be the sole and exclusive remedies of the receiving party and its respective affiliates against the disbursing party, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, agents or other representatives for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be consummated, and, upon disbursement of such amount, no such party will have any further liability or obligation relating to or arising out of the merger agreement or the merger or the other transactions contemplated by the merger agreement; provided that in no event will the receiving party be entitled to both the disbursement of the termination fee and specific performance of the merger agreement, and in no event will the disbursing party be required to disburse the termination fee on more than one occasion.

The parties have expressly acknowledged and agreed that:

•	upon any such termination of the merger agreement, where a receiving party is entitled to receive the termination fee and any additional amounts, such fee and amounts constitute a reasonable estimate of the monetary damages that will be suffered by the receiving party, and such fee and amounts are the sole and exclusive remedies of the receiving party; and

•

in the event the merger agreement is terminated under circumstances where the receiving party is entitled to a termination fee, in no event will a receiving party be entitled to seek or obtain any recovery or judgment in excess of the applicable termination fee (plus, in the case that a termination fee is not timely disbursed, the additional amounts) against the disbursing party, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates, agents or other representatives or any of their respective assets, and in no event will the receiving party be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, the merger agreement or the transactions contemplated thereby (including any breach by the disbursing party), the termination of the merger agreement, the failure to consummate the merger or the other transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any such breach, termination or failure; provided, however, that these rights and obligations will not limit the right of the parties to the merger agreement to specific performance of the merger agreement prior to the termination of the merger agreement in accordance with its terms.

The parties have also agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including with regard to the obligations of each party to consummate the merger and the obligation of SPI and Merger Sub to pay the aggregate consideration payable to Dyax’s stockholders, in each case, in accordance with the terms and subject to the terms of the merger agreement).

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, the surviving corporation will, and SPI will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent provided for under Dyax’s governance documents as in effect on the date of the merger agreement (and the surviving corporation will also advance expenses as incurred to the fullest extent provided for under Dyax’s governance documents as in effect on the date of the merger agreement subject to repayment under certain limited circumstances), each person who was entitled to such indemnification and advancement from Dyax and its subsidiaries immediately prior to the date of the agreement, which we collectively refer to as the indemnified parties, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director, officer or employee of Dyax or its subsidiaries (or services performed at the request of Dyax or its subsidiaries) at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger (including in connection with the merger and the transactions contemplated by the merger agreement and actions to enforce indemnification or the advancement right of any indemnified party).

Prior to the effective time of the merger, Dyax will, and if Dyax is unable to, SPI will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium for the extension of: (i) the directors’ and officers’ liability coverage of Dyax’s existing directors’ and officers’ insurance policies; and (ii) Dyax’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as Dyax’s current insurance carrier, which we collectively refer to as D&O insurance, with terms, conditions, retentions and limits of liability that are at least as favorable as Dyax’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Dyax or any of its subsidiaries by reason of serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement and the transactions or actions contemplated thereby). If Dyax and the surviving corporation fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and SPI will cause the surviving corporation to, continue to maintain in effect for a period of at least six (6) years from and after the effective time of the merger the D&O insurance in place as of the date of the merger agreement with at least as favorable terms, conditions, retentions and limits of liability as provided in Dyax’s existing policies as of the date of the merger agreement, or the surviving corporation will, and SPI will cause the surviving corporation to, use reasonable best efforts to purchase comparable D&O insurance for such six-year period with at least as favorable terms, conditions, retentions and limits of liability as provided in

Dyax’s existing policies as of the date of the merger agreement. However, this obligation is subject to a cap of 300% of the annual premiums currently paid by Dyax for such insurance and if the annual premiums exceed the cap, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding the cap.

Amendments and Waivers

Subject to applicable laws, at any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws. The failure of any party to assert any of its rights under the merger agreement or applicable law will not constitute a waiver of such rights and, except as otherwise expressly provided in the merger agreement, no single or partial exercise by any party of any of its rights under the merger agreement precludes any other or further exercise of such rights or any other rights under the merger agreement or applicable law.

THE CONTINGENT VALUE RIGHTS AGREEMENT

This section describes the material terms of the form of CVR agreement. The description in this section and elsewhere in this proxy statement, including, without limitation, in “The Merger Agreement” beginning on page [●], is qualified in its entirety by reference to the complete text of the form of CVR agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and might not contain all of the information about the form of CVR agreement that is important to you. We encourage you to read the form of CVR agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [●].

Under the merger agreement, the CVR agreement may be subject to any reasonable revisions that are requested by the rights agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any CVR holder). Shire, SPI and Dyax will cooperate, including by making changes to the form of CVR agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

The CVR Agreement

The CVRs will be governed by the terms of the CVR agreement, which will be entered at, or prior to, the effective time of the merger by Shire and the rights agent.

As provided in the merger agreement, each Dyax share outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive, in addition to the per share cash consideration, one CVR, which represents the right to receive a contingent payment of $4.00 in cash, without interest, less any applicable withholding or transfer taxes, upon the achievement of the milestone. As provided in the merger agreement, in addition to the amount of cash payable in respect of Dyax stock options and Dyax restricted stock units, (1) holders of Dyax stock options will be entitled to receive in respect of each Dyax stock option held at the effective time of the merger, one CVR multiplied by the total number of Dyax shares subject to such Dyax stock option and (2) holders of Dyax restricted stock units will be entitled to receive in respect of each Dyax restricted stock unit held at the effective time of the merger, one CVR multiplied by the total number of Dyax shares subject to such Dyax restricted stock unit. The contingent payment becomes payable upon the achievement of the milestone as set forth below.

Milestone Event

In this proxy statement, the “milestone” will be deemed to have occurred upon Shire’s or its affiliates’ (or their respective successors’ or assigns’) receipt of approval by the FDA of a biologic license application which approval grants Shire or its affiliates (or their respective successors or assigns) the right to market and sell DX-2930 in the United States in accordance with applicable law for the prevention of attacks of type 1 and type 2 HAE in patients with type 1 or type 2 HAE, as evidenced by the publication of such approval by the FDA; however, such approval (a) must not require the inclusion of a “boxed warning” (as defined in 21 CFR § 201.57(c)(1)) in the product labeling, (b) must not require the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA under the authority granted to it in 21 U.S.C. § 355-1 other than one whose elements are limited to the distribution of educational materials and (c) must not be granted by the FDA under subpart E of the Federal Drug and Cosmetic Act (21 CFR § 601). Such approval may contain (x) a voluntary commitment to conduct a post-approval study or clinical trial or (y) a post-approval study or clinical trial required pursuant to 21 USC § 355(o).

In this proxy statement, the “milestone period” means the period commencing as of the date of the CVR agreement and ending at 11:59 p.m., Eastern time, on December 31, 2019.

There is no assurance that any payment will be made under the CVRs. There are numerous risks and uncertainties associated with receiving payment under the CVRs, including the possibility that Shire or its affiliates may not receive approval by the FDA of a biologic license application meeting all the conditions as set forth in the CVR agreement. In addition, the CVRs are not freely transferable and will not be registered with the SEC or listed on any securities exchange. Also, the tax consequences regarding the receipt of the CVRs are uncertain. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page [●].

Milestone Payment

In this proxy statement, the “milestone payment” means the payment of $4.00 in cash per CVR, without interest, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR agreement.

If the milestone occurs, then, not more than ten (10) business days following the date of the achievement of the milestone, Shire will deliver or cause to be delivered to the rights agent: (i) a certificate certifying the date of the satisfaction of the milestone and that CVR holders are entitled to receive the milestone payment, which we refer to as the milestone achievement certificate; and (ii) a wire transfer of immediately available funds to an account designated by the rights agent, in the aggregate amount equal to the number of CVRs (as reflected in the CVR register) then outstanding multiplied by the amount of the milestone payment, which we refer to as the aggregate milestone payment. After receipt of the wire transfer described in the foregoing sentence, the rights agent will promptly (and in any event, within five (5) business days) pay (x) by one lump sum wire payment to The Depository Trust Company, which we refer to as DTC, for any CVR holder who is a former street name holder of Dyax shares and (y) for all other CVR holders, by check mailed, first-class postage prepaid, to the address of each CVR holder set forth in the CVR register or by other method of delivery as specified by the applicable CVR holder in writing to the rights agent. The rights agent will hold the aggregate milestone payment in a non-interest bearing account until such payment is made in accordance with the foregoing sentence. However, in no event will Shire be required to pay the milestone payment more than once, and Shire will not be required to pay the milestone payment if the milestone occurs after the expiration of the milestone period.

Any portion of any milestone payment that remains undistributed to the CVR holders six (6) months after the date of the milestone achievement certificate will be delivered by the rights agent to Shire, upon demand, and any CVR holder will thereafter look only to Shire for payment of such milestone payment, without interest, but such CVR holder will have no greater rights against Shire than those accorded to general unsecured creditors of Shire under applicable law.

Diligent Efforts

During the milestone period, Shire (and its successors and assigns) will, and will cause its (and their) subsidiaries to, use diligent efforts to achieve the milestone prior to the end of the milestone period and as promptly as practicable following the effective time of the merger.

In this proxy statement, “diligent efforts” means, with respect to DX-2930, using such efforts and resources normally used by persons of comparable size within the pharmaceutical industry for the development and seeking of regulatory approval for a pharmaceutical product having similar market potential as the DX-2930 at a similar stage of its development or product life, taking into account all relevant factors, including issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration and convenience, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development (other than any such product owned or controlled by Shire or any affiliate or that Shire or any affiliate is discovering, researching, developing, manufacturing or commercializing along with one or more collaborators), the launch or sale of a generic or biosimilar product, the regulatory structure involved, the regulatory environment and the expected profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product), and relevant technical, commercial, financial, legal, scientific and medical factors.

Characteristics of the CVRs; Restrictions on Transfer

The CVRs will not be evidenced by a certificate or other instrument. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR holder. The CVRs will not represent any equity or ownership interest in Shire or in any constituent company to the merger or any of their respective affiliates.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to any of the following permitted transfers: (a) upon death of a CVR holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC. Any attempted transfer, in whole or in part, that is not a permitted transfer as set forth in the immediately preceding sentence, will be void ab initio and of no effect.

Assignment Transactions

Shire will not, and will cause its affiliates, including the surviving corporation, not to, consummate any assignment transaction (as defined below) in which material commercialization rights to DX-2930 in the U.S. or the obligations set forth in “—Diligent Efforts” are transferred other than to an affiliate, unless (i) the acquiring person (each such person, we refer to as an acquiror) is either (x) one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue; or (y) a pharmaceutical or biotechnology company with a regulatory and scientific infrastructure comparable to that used by Shire to pursue the milestone for DX-2930 at such time; and (ii) Shire has delivered to the rights agent an officer’s certificate and opinion of counsel stating that such condition precedent has been complied with. In the event of the consummation of an assignment transaction permitted in the CVR agreement in which the assignee (as defined below) assumes all of Shire’s obligations under the CVR agreement, Shire may elect to be released from any and all obligations only if the acquiror in connection with such an assignment transaction expressly assumes, by an assumption agreement, executed and delivered to the rights agent, in form attached as Annex A to the CVR agreement, the due and punctual payment of any aggregate milestone payment and the performance or observance of every covenant of the CVR agreement not yet performed or observed on the part of Shire to be performed or observed.

However, Shire may, in its sole discretion and without the consent of any other party, consummate any change in control (as defined below).

In this proxy statement, an “assignment transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a change in control, pursuant to which rights in and to DX-2930 are sold, licensed, assigned or transferred to or acquired by any person other than by Shire or any of Shire’s subsidiaries. For purposes of clarification, an assignment transaction will not apply to sales of DX-2930 made by Shire or its affiliates or ordinary course licensing arrangements between Shire and its affiliates, on the one hand, and third-party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling DX-2930.

In this proxy statement, a “change in control” means (a) a merger or consolidation involving Shire in which Shire is not the surviving entity, (b) any transaction involving Shire in which Shire is the surviving entity but in which the stockholders of Shire immediately prior to such transaction own less than fifty percent (50%) of Shire’s voting power immediately after the transaction or (c) any other transaction pursuant to which rights in and to DX-2930 are transferred to or acquired by any person, by operation of law, other than by Shire or any of Shire’s subsidiaries.

General Assignment of the CVR Agreement

The CVR agreement is not assignable, provided, however, that (a) Shire may assign the CVR agreement to a person, which we refer to as assignee, (i) which is a direct or indirect wholly owned subsidiary of Shire, provided that Shire remains jointly and severally liable; (ii) with the prior consent of the CVR holders of at least thirty-five percent (35%) of the outstanding CVRs as set forth in the CVR register, which we refer to as the acting holders, whether evidenced in writing or taken at a meeting of the CVR holders; or (iii) in connection with a transaction involving an assignment transaction conducted in compliance with the foregoing and (b) the rights agent may assign the CVR agreement to a successor rights agent appointed in accordance with the CVR agreement.

Amendment and Termination of CVR Agreement

Amendments Without Consent of Holders

Without the consent of any CVR holder or the rights agent, Shire, when authorized by a board resolution, at any time and from time to time, may enter into one or more amendments to the CVR agreement, for any of the following purposes:

•	to evidence the succession of another person as a successor rights agent and the assumption by any such successor of the covenants and obligations of the rights agent in the CVR agreement;

•	to add to the covenants of Shire such further covenants, restrictions, conditions or provisions as Shire will consider to be for the protection of the CVR holders, provided that, in each case, such provisions do not adversely affect the interests of the CVR holders;

•	to cure any ambiguity, to correct or supplement any provision of the CVR agreement that may be defective or inconsistent with any other provision in the CVR agreement, or to make any other provisions with respect to matters or questions arising under the CVR agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the CVR holders;

•	as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, provided that such amendments do not adversely affect the interests of the CVR holders;

•	to reduce the number of CVRs, in the event any CVR holder agrees to renounce such CVR holder’s rights under the CVR agreement in accordance with the terms summarized in “—Renouncement”;

•	subject to the terms summarized in the “—Assignment Transactions”, to evidence the succession of another person to Shire and the assumption by any such successor of the covenants of Shire contained in the CVR agreement;

•	to evidence the assignment of the CVR agreement by Shire as provided in “—Assignment Transactions”; or

•	any other amendment to the CVR agreement that would provide any additional rights or benefits to the CVR holders or that does not adversely affect the legal rights under the CVR agreement of any such CVR holder.

Promptly after the execution by Shire and the rights agent of any amendment, Shire will mail (or cause the rights agent to mail) a notice by first-class mail to the CVR holders at their addresses as they appear on the CVR register, setting forth such amendment.

Amendments with Consent of Holders

Subject to the terms summarized in “—Amendment and Termination of CVR Agreement—Amendments Without Consent of Holders”, with the prior consent of CVR holders of at least a majority of the outstanding CVRs at the time of determination, whether evidenced in writing or taken at a meeting of the CVR holders, Shire, when authorized by a board resolution, and the rights agent may enter into one or more amendments to the CVR agreement for the purpose of adding, eliminating or changing any provisions of the CVR agreement, even if such addition, elimination or change is materially adverse to the interest of the CVR holders.

Termination

The CVR agreement will be terminated upon the earlier to occur of (a) the payment by the rights agent to each CVR holder of the milestone payment required to be paid under the terms of the CVR agreement in accordance with the requirements in “—Milestone Payment”, and (b) the expiration of the milestone period. The termination of the CVR agreement will not affect or limit the right to receive the milestone payments under the terms described in “—Milestone Payment” to the extent earned prior to termination of the CVR agreement.

Third-Party Beneficiaries; Action by Acting Holders

The respective covenants and agreements set forth in the CVR agreement are intended to be for the benefit of, and will be enforceable by the acting holders, who are intended third-party beneficiaries of the CVR agreement. In the event of any breach or threatened breach by Shire or assignee, on the one hand, or the rights agent or the acting holders, on the other hand, of any of their respective covenants or obligations set forth in the CVR agreement, Shire or assignee, on the one hand, and the rights agent or the acting holders, on the other hand, are entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of the CVR agreement, by the other(s) (as applicable), and to seek specific enforcement of the terms and provisions of CVR agreement.

Renouncement

Any CVR holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such CVR holder’s rights under the CVR agreement by written notice to the rights agent and Shire, which notice, if given, will be irrevocable. Shire may, in its sole discretion, at any time, offer consideration to CVR holders in exchange for their agreement to irrevocably renounce their rights under the CVR agreement.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR DYAX’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Dyax that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Dyax’s stockholders, as described below in this section.

The estimated value of the payments and benefits that Dyax’s named executive officers will receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the completion of the merger occurs on March 1, 2016, (ii) a per share cash consideration of $37.30, (iii) payment of $4.00 in cash in respect of each CVR, (iv) salary and target bonus levels as of the date of this proxy statement, (v) the number of unvested Dyax stock options and Dyax restricted stock units held by the named executive officers as of the date of this proxy statement, taking into account scheduled vestings prior to March 1, 2016 but excluding any additional grants that may occur, and (vi) a termination of each named executive officer by Dyax without “cause” or by the executive for good reason in connection with the completion of the merger. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with Dyax or the achievement of applicable performance goals, in each case, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/Benefits ($)(4)	Total ($)
Gustav Christensen	1,980,000	21,775,250	29,724	23,784,974
Burt Adelman	853,667	19,494,734	13,226	20,361,627
Andrew Ashe	649,167	10,317,447	20,577	10,987,191
Todd Bazemore	593,750	9,559,977	19,816	10,173,543
George Migausky	671,333	10,188,812	13,226	10,873,371

(1)	With the exception of the payments made in respect of the named executive officer’s outstanding equity awards, all amounts reflected in the table are attributable to double-trigger arrangements (i.e., payment of the amounts is triggered upon the named executive officer’s qualifying termination of employment, and not upon completion of the merger alone). As of the date of this proxy statement, it has not yet been determined which, if any, of the Dyax named executive officers are expected to continue in employment with us following the closing of the merger.

(2)	Amounts reflect the (a) cash severance and (b) prorated bonus that would become payable under each executive’s retention agreement upon a qualifying termination of employment as set forth below. Under the retention agreements, each of the executives is required to execute a release of claims in favor of Dyax as a condition to receiving these payments and must comply with non-competition and non-solicitation restrictions for a period of 12 months (21 months for Mr. Christensen) following the termination.

Name	Cash Severance ($)(a)	Prorated Bonus ($)(b)	Total ($)
Gustav Christensen	1,890,000	90,000	1,980,000
Burt Adelman	806,000	47,667	853,667
Andrew Ashe	615,000	34,167	649,167
Todd Bazemore	562,500	31,250	593,750
George Migausky	636,000	35,333	671,333

(a)	Pursuant to the terms of the executives’ retention agreements, for each of Messrs. Christensen, Adelman, Ashe, Bazemore and Migausky, the cash amount reflects the executive’s lump sum severance entitlement in an amount equal to 100% (150% for Mr. Christensen) of the sum of the executive’s base salary and target annual bonus for the year of termination.

(b)	Reflects a prorated portion of the executive’s annual bonus, based on the executive’s target annual bonus opportunity as of the date of this proxy statement.

(3)	As described further in the section titled “The Merger Agreement—Treatment of Common Stock and Stock-Based Awards” beginning on page [●], these amounts represent payments made in respect of unvested Dyax stock options and unvested Dyax restricted stock units upon completion of the merger as set forth in (a) and (b) below. Amounts reflected in the Equity column of the table do not include the following equity awards held by our named executive officers as of the date of this proxy statement that will vest in accordance with their terms prior to March 1, 2016, the assumed closing date of the merger: Mr. Christensen, 112,501 Dyax stock options with a weighted average exercise price of $8.34 and 37,500 Dyax restricted stock units; Mr. Adelman, 117,813 Dyax stock options with a weighted average exercise price of $7.21; Mr. Ashe, 62,311 Dyax stock options with a weighted average exercise price of $7.70 and 3,750 Dyax restricted stock units; Mr. Bazemore, 31,250 Dyax stock options with a weighted average exercise price of $11.02; and Mr. Migausky, 47,417 Dyax stock options with a weighted average exercise price of $9.40 and 11,875 Dyax restricted stock units.

(a)	The payments in respect of the unvested Dyax stock options held by each of the named executive officers are set forth below. In addition to the upfront cash payments that will be made to them in connection with the closing of the merger, Messrs. Christensen, Adelman, Ashe, Bazemore and Migausky are entitled to receive CVRs in connection with the cancellation of such executive’s unvested Dyax stock options, and the amounts reflected in the table below assume that each named executive officer receives payment with respect to all CVRs relating to his underlying unvested Dyax stock options.

Name	Unvested Dyax Stock Options (#)	Unvested Dyax Stock Options ($)	CVRs in respect of Unvested Dyax Stock Options (#)	CVRs in respect of Unvested Dyax Stock Options ($)
Gustav Christensen	700,000	17,426,500	700,000	2,800,000
Burt Adelman	621,561	15,846,927	621,561	2,486,244
Andrew Ashe	336,063	8,229,795	336,063	1,344,252
Todd Bazemore	322,916	8,268,313	322,916	1,291,664
George Migausky	331,999	8,117,416	331,999	1,327,996

(b)

The payments in respect of the unvested Dyax restricted stock units held by each of the named executive officers are set forth below. In addition to the upfront cash payments that will be made to them in connection with the closing of the merger, Messrs. Christensen, Adelman, Ashe, Bazemore and

Migausky are entitled to receive CVRs in connection with the cancellation of such executive’s unvested Dyax restricted stock units, and the amounts reflected in the table below assume that each named executive officer receives payment with respect to all CVRs relating to his underlying unvested Dyax restricted stock units.

Name	Unvested Dyax Restricted Stock Units (#)	Unvested Dyax Restricted Stock Units ($)	CVRs in respect of Unvested Dyax Restricted Stock Units (#)	CVRs in respect of Unvested Dyax Restricted Stock Units ($)
Gustav Christensen	37,500	1,398,750	37,500	150,000
Burt Adelman	28,125	1,049,063	28,125	112,500
Andrew Ashe	18,000	671,400	18,000	72,000
Todd Bazemore	0	0	0	0
George Migausky	18,000	671,400	18,000	72,000

(4)	Represents the value of continued medical, dental and life insurance coverage under Dyax benefit plans on the same basis as provided to the executive prior to his termination for a period of 12 months (18 months for Mr. Christensen) following the executive’s termination of employment per the terms of the retention agreements.

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Dyax is seeking a non-binding, advisory stockholder approval of the compensation of Dyax’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives Dyax’s stockholders the opportunity to express their views on the merger-related compensation of Dyax’s named executive officers.

Accordingly, Dyax is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to Dyax’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory Vote on Merger-Related Compensation for Dyax’s Named Executive Officers—Golden Parachute Compensation”, are hereby APPROVED”.

Vote Required and Dyax Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on Dyax, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that will or may be received by Dyax’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers and the merger agreement, such compensation will or may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by Dyax’s named executive officers in connection with the merger will be approved if holders of a majority of Dyax shares present in person or represented by proxy and entitled to vote on the proposal vote “FOR” such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY DYAX’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

MARKET PRICE OF DYAX SHARES

Dyax shares are listed for trading on NASDAQ under the symbol “DYAX”. The table below shows the high and low sales price of Dyax, for the periods indicated, as reported on NASDAQ.

	Dyax Share Price
	High		Low
FY 2013
First quarter		$4.39		$2.82
Second quarter		$4.50		$2.26
Third quarter		$7.07		$3.46
Fourth quarter		$9.29		$6.13

FY 2014
First quarter		$10.99		$7.26
Second quarter		$10.07		$6.05
Third quarter		$11.01		$8.09
Fourth quarter		$15.70		$9.19

FY 2015
First quarter		$18.07		$13.25
Second quarter		$30.55		$23.56
Third quarter		$29.33		$17.40
Fourth quarter (through [●], 2015)	$	[●]	$	[●]

The closing price of Dyax shares on NASDAQ on October 30, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $27.53 per Dyax share. If the merger is completed, you will be entitled to receive: (i) $37.30 in cash, without interest, less any applicable withholding or transfer taxes, plus (b) one CVR, which represents the right to receive a contingent payment of $4.00 in cash per CVR, without interest, less any applicable withholding or transfer taxes, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR agreement (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares). The cash amount of $37.30 per Dyax share represents an approximately 35% premium over Dyax’s closing share price on October 30, 2015 and an approximately 45% premium over Dyax’s volume-weighted average trading price for the 30-day trading period ended October 30, 2015.

On [●], 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Dyax shares on NASDAQ was $[●] per Dyax share. You are encouraged to obtain current market quotations for Dyax shares in connection with voting your Dyax shares.

We have never declared or paid cash dividends on Dyax shares. We do not anticipate paying cash dividends in the foreseeable future. Further, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside, or pay any dividends or other distribution on Dyax shares unless SPI consents in writing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth certain information regarding beneficial ownership of our common stock as of November 20, 2015, at which time there were 147,156,981 Dyax shares outstanding. Ownership information is included for: (i) our directors and the named executive officers; (ii) all directors and executive officers as a group; and (iii) each person or entity known by us to beneficially own more than 5% of our common stock. Except as specified below, each person or entity listed below had sole voting and investment power with respect to the shares listed next to their name. Unless otherwise noted below, the business address of the persons listed is: Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803.

Beneficial Stock Ownership of Directors and Executive Officers

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
Henry Blair(2)	1,050,962	*
Ron Cohen(3)	133,333	*
James Fordyce(4)	200,970	*
Mary Ann Gray(5)	232,440	*
Thomas Kempner(6)	1,812,936	1.23%
Marc Kozin(7)	131,305	*
David McLachlan(8)	137,433	*
Paolo Pucci(9)	113,333	*
Gustav Christensen(10)	2,460,122	1.67%
Burt Adelman(11)	841,043	*
Andrew Ashe(12)	337,778	*
Todd Bazemore(13)	123,666	*
George Migausky(14)	773,225	*
Abbie Celniker(15)	33,333	*
All current directors and executive officers as a group (12 persons)(16)	8,381,879	5.70%

*	Less than 1%

(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	Consists of: (i) 351,722 shares held by Mr. Blair personally, 61,745 shares of which are pledged as collateral for a line of credit, (ii) 665,040 shares of common stock issuable to Mr. Blair upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015, (iii) 34,100 shares held in trust for the benefit of Mr. Blair’s wife and child as to which Mr. Blair disclaims beneficial ownership, and (iv) 100 shares owned by Mr. Blair’s wife.
(3)	Consists entirely of shares of common stock issuable to Dr. Cohen upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(4)	Consists of: (i) 15,799 shares held by Mr. Fordyce personally, and (ii) 185,171 shares of common stock issuable to Mr. Fordyce upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(5)	Consists of: (i) 10,000 shares held by Dr. Gray personally, and (ii) 222,440 shares of common stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(6)

Consists of: (i) 997,336 shares of Common Stock held in trusts for the benefit of Mr. Kempner’s brother’s children, Mr. Kempner’s children, Mr. Kempner’s sister-in-law and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner’s spouse, (iii) 1,400 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner, and (iv) 539,805 shares owned by Loeb Holding Corporation, of which Mr. Kempner is the Chairman and Chief Executive Officer, and (v) 55,041 shares held by Mr. Kempner personally. Also includes 214,333 shares of common stock issuable to Mr. Kempner upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(7)	Consists of: (i) 22,971 shares held by Mr. Kozin personally, and (ii) 108,334 shares of common stock issuable to Mr. Kozin upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(8)	Consists of: (i) 29,100 shares of common stock held by Mr. McLachlan personally, and (ii) 108,333 shares of common stock issuable to Mr. McLachlan upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(9)	Consists of: (i) 5,000 shares of common stock held by Mr. Pucci personally, and (ii) 108,333 shares of common stock issuable to Mr. Pucci upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(10)	Consists of: (i) 306,512 shares of common stock held by Mr. Christensen personally, and (ii) 2,153,610 shares of common stock issuable to Mr. Christensen upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(11)	Consists of: (i) 28,125 shares of common stock held by Dr. Adelman personally, and (ii) 812,918 shares of common stock issuable to Dr. Adelman upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(12)	Consists of: (i) 34,127 shares of common stock held by Mr. Ashe personally, and (ii) 303,651 shares of common stock issuable to Mr. Ashe upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(13)	Consists of: (i) 13,750 shares of common stock held by Mr. Bazemore personally, and (ii) 109,916 shares of common stock issuable to Mr. Bazemore upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(14)	Consists of: (i) 71,350 shares of common stock held by Mr. Migausky personally, (ii) 15,000 shares held in three separate trusts (5,000 shares each) for the benefit of each of Mr. Migausky’s three children, as to which Mr. Migausky disclaims beneficial ownership, and (iii) 686,875 shares of common stock issuable to Mr. Migausky upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(15)	Consists entirely of shares of common stock issuable to Ms. Celniker upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.
(16)	See Notes 2 through 15. Includes 5,845,620 shares of common stock issuable upon the exercise of outstanding options exercisable within the 60-day period following November 20, 2015.

Security Ownership of Certain Beneficial Owners

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
FMR LLC(2)	21,609,326	14.685%
Federated Investors, Inc.(3)	12,461,400	8.47%
BlackRock, Inc.(4)	10,954,426	7.44%
PRIMECAP Management Co.(5)	10,869,860	7.39%
Janus Capital Management LLC(6)	9,036,933	6.14%

(1)	The entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)

On May 11, 2015, FMR LLC and certain related entities filed a Schedule 13G/A with the SEC, which reports beneficial ownership on behalf of its direct and indirect subsidiaries including FMR Co., Inc.  FMR LLC, a parent holding company, beneficially owns 21,609,326 shares of common stock with the sole power to dispose or to direct the disposition of 21,609,326 shares. Edward C. Johnson 3d has sole power to dispose or to direct the disposition of 21,609,326 shares; Abigail P. Johnson has sole power to dispose or to direct the disposition of 21,609,326 shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC

and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. None of FMR LLC, Edward C. Johnson 3d or Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management and Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Select Biotechnology Portfolio has sole voting power associated with 9,741,021 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	On February 11, 2015, Federated Investors, Inc. and certain related entities filed a Schedule 13G/A with the SEC, which states that Federated Investors, Inc. has shared voting and dispositive power over 12,461,400 shares of common stock. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors, Inc.’s voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.
(4)	On January 23, 2015, BlackRock, Inc. filed a Schedule 13G/A with the SEC. The Schedule 13G/A states that BlackRock, Inc. has sole voting power over 10,622,943 shares of our common stock and sole dispositive power over 10,954,426 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock. No one person’s interest in our common stock is more than five percent of the total outstanding common shares.
(5)	On February 13, 2015, PRIMECAP Management Company filed a Schedule 13G/A with the SEC, which states that PRIMECAP Management Company has sole voting power over 7,774,720 shares of our common stock and sole dispositive power over 10,869,860 shares. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.
(6)	On February 18, 2015, Janus Capital Management LLC filed a Schedule 13G with the SEC, which states that Janus Capital Management LLC has a direct 96.81% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 9,036,933 Dyax shares held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

APPRAISAL RIGHTS

If the merger is completed, Dyax’s stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal for their Dyax shares will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established therein.

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your Dyax shares and to receive payment in cash for the fair value of your Dyax shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your Dyax shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Dyax’s stockholders who do not vote in favor of the merger proposal and who properly demand and perfect appraisal for their Dyax shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of Section 262 of the DGCL procedures that a stockholder must follow in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, Dyax must notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to Dyax shares for which appraisal rights are available, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes Dyax’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Dyax shares, Dyax believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your Dyax shares, you must satisfy each of the following conditions. You must deliver to Dyax a written demand for appraisal of your Dyax shares before the vote is taken to approve the merger proposal at the special meeting, which written demand must reasonably inform us of the identity of the holder of record of Dyax shares who intends to demand appraisal of his, her or its Dyax shares; and you must not vote or submit a proxy in favor of the merger proposal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your Dyax shares as provided for in the merger agreement, but you will have no appraisal rights with respect to your Dyax shares. A holder of Dyax shares wishing to exercise appraisal rights must hold of record the Dyax shares on the date the written demand for appraisal is made and must continue to hold the Dyax shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to Dyax Corp., Attention: Corporate Secretary, 55 Network Drive, Burlington, Massachusetts 01803, must be delivered to Dyax before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the Dyax shares. The demand must reasonably inform Dyax of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its Dyax shares. A stockholder’s failure to deliver to Dyax the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of Dyax shares is entitled to demand an appraisal of the Dyax shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Dyax shares must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records and, in the case of uncertificated Dyax shares, should specify the stockholder’s mailing address and the number of Dyax shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s Dyax shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the Dyax shares of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those Dyax shares. If you hold your Dyax shares through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If Dyax shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If Dyax shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds Dyax shares as a nominee for others, may exercise his or her right of appraisal with respect to the Dyax shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of Dyax shares as to which appraisal is sought. Where no number of Dyax shares is expressly mentioned, the demand will be presumed to cover all Dyax shares held in the name of the record owner. If a stockholder holds Dyax shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such Dyax shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Dyax’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s Dyax shares by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the per share merger consideration offered in the merger within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its Dyax shares determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dyax shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Dyax shares to initiate all necessary petitions to perfect their appraisal rights in respect of Dyax shares within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of Dyax shares not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such Dyax shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of Dyax shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their Dyax shares and with whom agreements as to the value of their Dyax shares have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their Dyax shares to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their Dyax shares, the Delaware Court of Chancery will appraise the Dyax shares, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their Dyax shares. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal

Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a Dyax share is less than the per share merger consideration. In determining “fair value”, the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all Dyax shares entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote Dyax shares subject to that Company for any purpose or to receive payments of dividends or any other distribution with respect to those Dyax shares, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration (without interest) for his, her or its Dyax shares pursuant to the merger agreement. Inasmuch as Dyax has no obligation to file such a petition, and Dyax has no present intention to do so, any holder of Dyax shares who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the per share merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, Dyax’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF DYAX SHARES

If the merger is completed, Dyax shares will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Dyax shares.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, Investor Relations, 55 Network Drive, Burlington, Massachusetts 01803, telephone: (617) 225-2500. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2016, which we refer to as our 2016 Annual Meeting.

Some proposals pursuant to Rule 14a-8 under the Exchange Act may be eligible for inclusion in the proxy statement for our 2016 Annual Meeting. In order for a stockholder proposal to be considered for inclusion in Dyax’s proxy materials for the 2016 Annual Meeting, it must be received no later than December 16, 2015. However, if the date of our 2016 Annual Meeting is changed by more than 30 days from May 12, 2016, then the deadline for submission will be a reasonable time before Dyax begins to print and mail its proxy materials for our 2016 Annual Meeting. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement if it does not satisfy the standards set forth in the rules of the SEC.

In addition, the bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2016 Annual Meeting to give advance written notice to Dyax’s Corporate Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2016 Annual Meeting is held on May 12, 2016, this would require that the advance written notice would need to be given between March 13, 2016 and March 28, 2016.

WHERE YOU CAN FIND MORE INFORMATION

Dyax files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Dyax’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review Dyax’s SEC filings on its website at www.dyax.com. Information included on Dyax’s website is not a part of, and is not incorporated in, this proxy statement.

The SEC allows Dyax to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that Dyax has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about Dyax and its financial condition.

The following documents listed below that Dyax has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015;

•	Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2015, filed with the SEC on April 30, 2015;

•	Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2015, filed with the SEC on July 30, 2015;

•	Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2015, filed with the SEC on November 6, 2015;

•	Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Common Stockholders, filed on April 14, 2015; and

•	Current Reports on Form 8-K, filed with the SEC on March 31, 2015, April 6, 2015, April 9, 2015, May 14, 2015 and November 2, 2015.

All documents that Dyax files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of Dyax’s Current Reports on Form 8-K, and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from Dyax without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Dyax at the following address:

Dyax Corp.

55 Network Drive

Burlington, MA 01803

Telephone: (617) 225-2500

Attn: Corporate Secretary

If you would like to request documents, please do so by [●] to receive them before the special meeting. If you request any incorporated documents, Dyax will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your Dyax shares at the special meeting of Dyax stockholders. Dyax has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of November 2, 2015, among Dyax Corp., Shire Pharmaceuticals International, Parquet Courts, Inc. and Shire plc

Annex B	Form of Contingent Value Rights Agreement, to be entered into between Shire plc and American Stock Transfer & Trust Company, LLC

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex D	Opinion of Centerview Partners LLC, dated as of November 1, 2015

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

DYAX CORP.,

SHIRE PHARMACEUTICALS INTERNATIONAL,

PARQUET COURTS, INC.

and

SHIRE PLC

Dated as of November 2, 2015

Page
ARTICLE I

The Merger; Closing; Effective Time

1.1	The Merger	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1	The Certificate of Incorporation	A-2
2.2	The Bylaws	A-2

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1	Directors	A-2
3.2	Officers	A-2

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1	Effect on Capital Stock	A-3
4.2	Exchange of Shares	A-3
4.3	Treatment of Equity Awards and ESPP	A-6
4.4	Adjustments to Prevent Dilution	A-7

ARTICLE V

Representations and Warranties

5.1	Representations and Warranties of the Company	A-7
5.2	Representations and Warranties of Parent Holdco, Parent and Merger Sub	A-24

ARTICLE VI

Covenants

6.1	Interim Operations	A-26
6.2	Acquisition Proposals	A-29
6.3	Stockholders Meeting; Filings; Other Actions; Notification	A-32
6.4	Access and Reports	A-36
6.5	Stock Exchange De-listing	A-36
6.6	Publicity	A-36
6.7	Employee Benefits	A-37
6.8	Agreements Concerning Parent Holdco, Parent and Merger Sub	A-38
6.9	Indemnification; Directors’ and Officers’ Insurance	A-39
6.10	Takeover Statutes	A-40
6.11	Section 16 Matters	A-40
6.12	Parent Holdco Guarantee	A-40
6.13	Transaction Litigation	A-40
6.14	Resignations	A-40

A-i

Annex A	Defined Terms	A-I-1

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation	A-A-1
Exhibit B	Form of Bylaws of the Surviving Corporation	A-B-1
Exhibit C	Form of Contingent Value Rights Agreement	A-C-1

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 2, 2015, by and among Dyax Corp., a Delaware corporation (the “Company”), Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”) and Shire plc, a company incorporated in Jersey (“Parent Holdco”).

RECITALS

WHEREAS, the board of directors of the Company has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders (other than Parent Holdco, Parent and its Subsidiaries) and (iii) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, each of the boards of directors of Parent Holdco, Parent and Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent Holdco, Parent and Merger Sub, respectively;

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, on the date hereof immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Effective Time (as defined below), Parent Holdco and a rights agent mutually agreeable to Parent Holdco and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as EXHIBIT C (subject to changes permitted by Section 6.3(c)) (the “CVR Agreement”); and

WHEREAS, the Company, Parent Holdco, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE II. The Merger shall have the effects specified in the DGCL.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York on the third (3rd) business day, or such other place and time as mutually agreed upon in writing by the parties hereto (the “Closing Date”), following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. As used in this Agreement, the term “business day” means any day other than a Saturday or a Sunday or a day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

1.3 Effective Time. As soon as practicable following the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety to read as set forth in EXHIBIT A hereto, and such amended and restated Charter shall serve as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

2.2 The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in EXHIBIT B hereto, and such amended and restated Bylaws shall serve as the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1 Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a) Merger Consideration. Each outstanding share of common stock, par value $0.01 per share, of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for (or lost their right to) appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) of this Section 4.1(a) being an “Excluded Share” and, collectively, “Excluded Shares”) shall be converted into the right to receive (I) an amount in cash equal to $37.30 (the “Per Share Cash Consideration”) and (II) one (1) contractual contingent value right pursuant to the CVR Agreement (a “CVR”), in each case, without interest thereon ((I) and (II) collectively, the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Treatment of Excluded Shares. Each Share that is an Excluded Share pursuant to clause (ii) of the definition thereof, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g). Each Share that is an Excluded Share pursuant to clause (i) of the definition thereof shall remain outstanding and shall be unaffected by the Merger.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2 Exchange of Shares.

(a) Paying Agent. At or immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the former holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) in respect of the Per Share Cash Consideration (such cash amount being hereinafter referred to as the “Exchange Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement. The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a). If any holder of Shares that are Excluded Shares pursuant to clause (ii) of the definition thereof shall fail to perfect or otherwise shall waive, validly withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to any of such holder’s Excluded Shares, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL with respect to any of such holder’s Excluded Shares, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Per Share Cash Consideration as required to be paid pursuant to this Agreement with respect to such Excluded Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five (5) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (I) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Cash Consideration and (II) one (1) CVR for each Share represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) in accordance with and subject to the CVR Agreement, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any and all transfer and other Taxes required by reason of the issuance to such transferee have been paid or are not applicable.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE IV. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds and the CVRs to which the holder thereof is entitled pursuant to this ARTICLE IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment and delivery of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If the consideration owed to a former holder of Shares has not been paid prior to the date on which such consideration would otherwise escheat to, or become the property of, any Governmental Entity, any such consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, following compliance with the procedures set forth in Section 4.1(b), the Paying Agent will (I) issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Cash Consideration and (II) one (1) CVR for each Share represented by such lost, stolen or destroyed Certificate in accordance with and subject to the CVR Agreement.

(f) No Fractional CVRs. No fraction of a CVR will be issued in connection with the Merger or any other transaction contemplated by this Agreement and the CVR Agreement, and no certificates or scrip for any such fractional CVR shall be issued. Each holder of Shares who would otherwise be entitled to receive a fraction of a CVR pursuant to this Agreement, after aggregating all fractional CVRs to be received by such holder (a “Fractional CVR”), shall, upon surrender of such holder’s Shares, receive one (1) CVR in exchange for such Fractional CVR if the amount of such Fractional CVR is greater than or equal to 0.50 or no consideration for such Fractional CVR if the amount of such Fractional CVR is less than 0.50.

(g) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. Parent shall have the right to direct all negotiation with the Dissenting Stockholder(s) and the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

(h) Withholding Rights. Parent (or, as directed by Parent, any of the Company, the Surviving Corporation, the Paying Agent or the Rights Agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the CVR Agreement to any holder of Shares, Company Options (as defined in Section 4.3(a)) and Company RSUs (as defined in Section 4.3(b)) such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the holder of Shares, Company Options or Company RSUs in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(i) Transfer Taxes. All transfer, property, documentary, sales, use, stamp, registration and other such Taxes that are imposed on any of the parties by any Tax authority in connection with the transactions contemplated by this Agreement shall be borne by the applicable Company stockholder, Company RSU holder or Company Option holder, as applicable.

4.3 Treatment of Equity Awards and ESPP.

(a) Company Options. At the Effective Time, each outstanding option to purchase Shares (each, a “Company Option”) under the Company’s Amended and Restated 1995 Equity Incentive Plan (the “Stock Plan”) with a per share exercise price that is less than the Per Share Merger Consideration, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest and subject to Section 4.2(h)), as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time, (I) an amount in cash equal to the product of (i) the excess of (A) the Per Share Cash Consideration over (B) the exercise price per share of such Company Option, and (ii) the number of Shares underlying such Company Option and (II) one (1) CVR for each Share subject to such Company Option in accordance with and subject to the CVR Agreement; provided, for the avoidance of doubt, that no cash amount and no CVRs shall be payable with respect to a Company Option that has a per share exercise price that is equal to or exceeds the Per Share Cash Consideration and such Company Option shall be cancelled and terminated without any payment or delivery being made in respect thereof (whether in the form of cash or a CVR), and the holder of any such Company Option shall have no further rights with respect thereto.

(b) RSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit (each, a “Company RSU”) under the Stock Plan shall, automatically and without any required action on the part of the holder thereof, be deemed satisfied in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest and subject to Section 4.2(h)) as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time, (I) an amount in cash equal to (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Cash Consideration and (II) one (1) CVR for each Share subject to such Company RSU in accordance with and subject to the CVR Agreement; provided that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the end of the Final Offering (as defined below and as provided in clause (B)), the Company shall take all actions that may be necessary or required under the Company’s 1998 Employee Stock Purchase Plan, as amended on March 25, 2009 (the “ESPP”) and applicable Laws to ensure that (A) except for the six (6) month offering period under the ESPP that commenced on June 1, 2015 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (B) the Final Offering will end at the earlier to occur of December 1, 2015 and the date that is seven (7) business days prior to the anticipated Effective Time, (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase Shares in accordance with the ESPP as of the end of the Final Offering, (D) the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (E) no participant in the ESPP may increase his or her rate of payroll deductions used to purchase Shares under the ESPP for the remainder of the Final Offering, (F) only participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP for the remainder of the Final Offering and (G) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a), 4.3(b) and 4.3(c). The Company will provide drafts of all written materials in connection with the foregoing obligation to Parent not less than three (3) business days in advance of taking such action and shall consider in good faith any comments from Parent on such materials.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be ratably adjusted.

ARTICLE V

Representations and Warranties

5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined below) filed with or furnished to the Securities and Exchange Commission (the “SEC”) after January 1, 2015 and prior to the date hereof (including items incorporated by reference therein but excluding all cautionary and forward-looking disclosures, including without limitation, those contained under the captions “Risk Factors” or “Forward Looking Statements” or similarly titled captions) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the (i) Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) the Company and its Subsidiaries are duly qualified or licensed, and have all necessary governmental approvals, to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so organized or in existence, qualified or licensed or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement (including an amendment to such bylaws approved by the board of directors of the Company to include an exclusive forum bylaw prior to the date hereof), and each as so made available is in effect on the date of this Agreement. Each of the Subsidiaries of the Company are set forth in Section 5.1(a) of the Company Disclosure Letter, together with their jurisdiction of organization. Each of the Subsidiaries set forth in Section 5.1(a) of the Company Disclosure Letter is wholly-owned and, except for such Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or other ownership interest in any Person.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iii) “Company Material Adverse Effect” means an effect, change, event, development, circumstance or occurrence that, individually or in the aggregate, together with all other adverse effects, changes, events, developments, circumstances or occurrences that exist on the date of determination, has had or would reasonably be expected to have (a) a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect under this clause (a):

(A) any changes in global, national or regional economic conditions;

(B) any changes in conditions generally affecting the pharmaceutical, biopharmaceutical or biotechnology industries;

(C) any decline in the market price or trading volume of the Shares on the NASDAQ Stock Market (“NASDAQ”) (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect, subject to the other sub-clauses of clause (a) of this definition);

(D) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

(E) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this sub-clause (E) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect, subject to the other sub-clauses of clause (a) of this definition);

(F) the execution and delivery of this Agreement (except to the extent such change, effect or development was the result of a breach of Section 5.1(d)(ii)), the performance by any party hereto of its obligations hereunder or the public announcement or the pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Subsidiary with its employees or with any other third party;

(G) any litigation arising from allegations of any breach of fiduciary duty or violation of the Securities Laws relating to this Agreement or the CVR Agreement or the Merger or compliance by the Company with the terms of this Agreement or the CVR Agreement;

(H) changes or proposed changes in GAAP or in Laws applicable to the Company or any Subsidiary or the enforcement or interpretation thereof;

(I) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, biological attacks, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(J) any change resulting from or arising out of a hurricane, earthquake, flood, tsunami, tornado or other natural disaster, weather conditions or other similar force majeure event; and

(K) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent Holdco, Parent, Merger Sub or any of their respective Affiliates.

or (b) a material adverse effect on the ability of the Company to consummate the Merger or other transactions contemplated in this Agreement. Any effect, change, event, development, circumstance or occurrence referred to in sub-clauses (A), (B), (D), (H), (I) or (J) of clause (a) above may be taken into account in determining whether or not there has been a Company Material Adverse Effect pursuant to clause (a) above to the extent such effect, change, event, development, circumstance or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other biopharmaceutical companies.

(b) Capital Structure. The authorized capital stock of the Company consists of 201,000,000 Shares, of which 147,128,033 Shares were outstanding as of the close of business on October 30, 2015. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of October 30, 2015, other than 20,520,928 Shares reserved for issuance under the Stock Plan, with respect to which 13,760,875 Shares were issuable upon the exercise of outstanding Company Options (at a weighted-average exercise price of $8.050 per Share) and 557,601 Shares were subject to outstanding Company RSUs, and 672,186 Shares reserved for issuance in respect of the ESPP, the Company has no Shares reserved for issuance. Section 5.1(b) of the Company Disclosure Letter sets forth a correct and complete list of the outstanding Company Options and Company RSUs, and with respect to each such award, the date of grant and, where applicable, the exercise price thereof, as of October 30, 2015. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as is not reasonably expected to have a Company Material Adverse Effect, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth above, there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based in whole or in part on the value of any capital stock of the Company. Upon any issuance of any Shares in accordance with the terms of the Stock Plan or the ESPP, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance other than general restrictions on transfer imposed by the applicable U.S. federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”) (each, a “Lien”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary are owned by the Company (or a wholly owned Subsidiary of the Company).

(c) Corporate Authority; Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and, subject to obtaining the Company Requisite Vote, to consummate the Merger and any other transaction contemplated by this Agreement. This Agreement has been duly executed and delivered by the

Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”), and subject, with respect to the consummation of the Merger, to the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”).

(ii) The board of directors of the Company has unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved, subject to Section 6.2 hereof, to recommend that the holders of Shares adopt this Agreement (the “Company Recommendation”) and, as of the date hereof, none of such actions by the board of directors of the Company has been amended, rescinded or modified.

(d) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”) or foreign or state securities or “blue sky” laws, including the filing and dissemination of the Proxy Statement, (D) under stock exchange rules and (E) the filings, approvals and/or notices listed in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger, except those, the failure to make or obtain which are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company (each, a “Contract”) not otherwise terminable by the other party thereto on thirty (30) days’ or less notice or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company is subject, except, in the case of clause (B) or (C) of this Section 5.1(d)(ii), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(e) Company Reports; Financial Statements; Sarbanes-Oxley Act.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished by the Company since the Applicable Date and those filed or furnished by the Company subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to the Company Reports and none of the Company Reports is the subject of ongoing SEC review or investigation. The Company has made available to Parent all comment letters received from the SEC or the SEC staff from December 31, 2014 to the date of this Agreement, and all responses thereto, other than such comment letters and responses that are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval website, and Parent shall promptly make available to Parent any such comment letters and responses dated after the date of this Agreement.

(ii) Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the Company’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein.

(iv) (A) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (B) as of the date of this Agreement, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (1) any material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud known to the Company’s management, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Any matters described in (1) or (2) above are described in reasonable detail on Section 5.1(e)(iv) of the Company Disclosure Letter. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated.

(v) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(vi) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and true and correct.

(vii) Section 5.1(e) of the Company Disclosure Letter describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation SK of the SEC) that existed or were effected by the Company or its Subsidiaries since the Applicable Date.

(viii) Since the Applicable Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(f) Absence of Certain Changes. Other than in connection with the transactions contemplated by this Agreement, since December 31, 2014 and through the date of this Agreement, the Company and its Subsidiaries (i) have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and (ii) have not taken any action that would be prohibited by clauses (i), (ii), (iv)-(ix), (xi), (xvi) and (xvii) of Section 6.1(a) if taken after the date hereof and prior to the Closing. Since December 31, 2014, there has not been any change in the financial condition, business or results of operations of the Company that, individually or in the aggregate, has had, and is continuing to have, a Company Material Adverse Effect.

(g) Litigation and Liabilities.

(i) There are no criminal actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company and there are no civil or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company that, taken as a whole, are reasonably likely to be material to the Company, except for those that relate solely to the transactions contemplated by this Agreement (none of which were pending or, to the Knowledge of the Company, threatened as of the date hereof). Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(ii) The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since December 31, 2014, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (D) in connection with any Permitted Lien or (E) that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter.

As used in this Agreement, the term “ordinary course of business” shall include the taking of action with respect to the matters set forth in Section 5.1(a) of the Company Disclosure Letter and with respect to clinical trials with respect to the products and product candidates of the Company and its Subsidiaries, including costs and expenses incurred in connection therewith.

(h) Employee Benefits. (i) All material benefit and compensation plans, contracts, programs, policies or arrangements in respect of which the Company or any of its Subsidiaries is subject to continuing financial obligations or has or would reasonably be expected to have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, restricted stock, restricted stock unit, stock purchase, stock appreciation rights, stock-based, and incentive plans (whether or not material, the “Benefit Plans”) and employment, severance, separation, retention, change in control or similar plans, contracts, programs, policies or arrangements (in each case, whether or not subject to ERISA, covering one or more Persons or written or unwritten) are listed on Section 5.1(h) of the Company Disclosure Letter. With respect to each Benefit Plan listed on Section 5.1(h) of the Company Disclosure Letter, the Company has made available to Parent true and complete copies of (in each case, if applicable): (i) the Benefit Plan document (or a written description if such Benefit Plan is not set forth in a written document), (ii) the most recent summary plan description with respect to the Benefit Plan, (iii) any related trust, insurance policy or other funding vehicle (including any stop loss policy), (iv) the most recent actuarial or other valuation reports and audited financial statements, to the extent applicable, (v) all material correspondence with any Governmental Entity regarding the Benefit Plan, and (vi) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan intended to qualify under Section 401 of Code.

(ii) All Benefit Plans are in compliance with their terms and ERISA, the Code and other applicable Laws. None of the Benefit Plans are maintained by the Company or any of its Subsidiaries outside of the United States primarily for the benefit of employees of the Company and its Subsidiaries working outside of the United States. Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service upon which it can rely or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code, and nothing has occurred with respect each such Benefit Plan which would reasonably be expected to cause the loss of such qualification or exemption. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company and its Subsidiaries taken as a whole.

(iii) Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has, at any time during the last six (6) years, contributed to, been obligated to contribute to or otherwise had any liability in respect of any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), and neither the Company nor any ERISA Affiliate has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan.

(iv) As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened, complaint, claim, action, charge, suit, arbitration, mediation, proceeding, audit or litigation (“Action”) relating to the Benefit Plans, other than routine claims for benefits. Except to the extent required by Section 4980B of the Code and at the participant’s sole expense, no Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors or independent contractors (or any dependent thereof) of the Company or any of its Subsidiaries for periods extending beyond the termination of such person’s service with the Company and its Subsidiaries.

(v) Neither the execution of this Agreement, nor the consummation of the Merger, whether alone or in conjunction with any other event, will (A) entitle any current or former director, employee, or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay upon any termination of employment after the date hereof (other than severance pay required by any Law) or (B) except as set forth in Section 4.3 of this Agreement, accelerate the time of payment or vesting or result in any material increase in, or funding (through a grantor trust or otherwise) of, compensation or benefits under, or result in any other material obligation pursuant to, any of the Benefit Plans. No payment or benefit paid or provided, or to be paid or provided, whether contingent or otherwise, to any “disqualified individual” (as defined in Section 280G of the Code) of the Company or any of its Subsidiaries (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes due to the application of Section 280G of the Code. No Benefit Plan or other agreement or arrangement with any Person provides for a “gross-up” or similar payment in respect of any Taxes that may become payable as result of the application of Section 409A or Section 4999 of the Code.

(i) Labor Matters.

(i) As of the date of this Agreement: (I) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by, or negotiating, any collective bargaining agreement or other Contract with a labor union, or employee representative organization or works council (“Collective Bargaining Agreements”) and no employees of the Company or any of its Subsidiaries are represented by any labor union, employee representative organization or works council in connection with their employment with the Company or any of its Subsidiaries, (II) neither the Company nor any of its Subsidiaries is the subject of any proceeding, charge or complaint asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it or them to bargain with any labor union or labor organization and (III) there is no pending or, to the Knowledge of the Company, threatened, labor strike, material slowdown, picketing, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has experienced any such labor strike, material slowdown, picketing, walk-out, work stoppage or lockout within the past two (2) years. No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries or any labor union, employee representative organizations or works council, will be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(ii) The Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws relating to the employment and other engagement of labor (including, employment and labor standards, immigration, employee and other service provider classification (including under the Fair Labor Standards Act and similar state Laws and for purposes of eligibility to participate in Benefit Plans), the provision of and contributions to statutory benefits, labor relations and negotiation and consultation with employee representative bodies, occupational health and safety, human rights, workers’ compensation, severance payments and the provision of notice, employment equity, pay equity, wages, hours and medical leave), except where the failure to comply with such Laws has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material Action with respect to employment matters is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or before any Governmental Entity, and there is no material Action by or before any Governmental Entity with respect to a violation of any occupational safety or health standards that is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(j) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to be material to the Company taken as a whole. Except with respect to regulatory matters covered by Section 6.3(g), no investigation, review or enforcement by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which would not reasonably be expected to material to the Company taken as whole. The Company and each of its

Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole.

(ii) In the past five years, none of the Company, any of its Subsidiaries, or any of their respective directors, officers, consultants, or to the Knowledge of the Company, agents or other Persons acting for or on their behalf has (i) taken any action that would result in a violation in any material respect by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom, or any other applicable Law related to anti-corruption or anti-bribery (but, in each case, only to the extent such applicable Law is applicable to the foregoing Persons), (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any unlawful payment or gift of money or anything of value prohibited under any applicable Law concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”) and (iii) to the Company’s Knowledge, been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment. The Company has instituted and maintained policies and procedures designed to prevent such Persons from taking such actions (but, in each case, only to the extent such applicable Law is applicable to the Company or such Persons).

(k) Material Contracts.

(i) Except for this Agreement, for any Benefit Plans, for Contracts filed as exhibits to or incorporated by reference into the Company Reports, as of the date of this Agreement, neither the Company nor its Subsidiaries is a party to any Contract:

(A) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) that purports to limit or otherwise restrict in any material respect the ability of the Company or its Subsidiaries to compete in any business, therapeutic or geographic area (or that, following the Merger, would by its terms apply such limits or other restrictions to Parent or its Subsidiaries);

(C) under which (i) the Company or its Subsidiaries is licensed from a third party or (ii) the Company or its Subsidiaries license to a third party any Intellectual Property that is material to the continued operation of the business of the Company or its Subsidiaries, other than Contracts entered into in the ordinary course of business and Contracts with respect to Intellectual Property that is generally available on a commercial basis from third parties, including any Contracts providing for the license of software that is generally available on a commercial basis; provided that, for the purposes of this clause (C), Contracts related to the Company’s Licensing and Funded Research Program (“LFRP”) shall not be deemed to have been entered into in the ordinary course of business;

(D) (x) containing any standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire assets or securities of another Person or (y) containing a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000;

(E) that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of DX-2930, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on DX-2930;

(F) that relates to the identification, research, development or collaboration of DX-2930, in each case, that is material to the Company and its Subsidiaries taken as a whole;

(G) that provides for any stockholders, investors rights, registration rights or similar agreement or arrangement;

(H) with any sole-source suppliers of material tangible products or services or that includes any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing), any material exclusive dealing or minimum purchase arrangement;

(I) with a Collaboration Partner (as such term is defined below) that (x) requires aggregate payments by or to the Company and its Subsidiaries of $500,000 or more in the current or any future calendar year or (y) cannot be unilaterally terminated by the Company or any of its Subsidiaries without penalty without more than 30 days’ notice (excluding incidental provisions, including indemnities, that by their terms survive the termination of the relevant agreement);

(J) that requires aggregate payments by or to the Company and its Subsidiaries in excess of $500,000 on an annual basis;

(K) pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, or (y) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be unilaterally terminated by the Company or its Subsidiaries without penalty without more than 30 days’ notice (excluding incidental provisions, including indemnities, that by their terms survive the termination of the relevant agreement);

(L) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property;

(M) that relates to any swap, forward, futures, warrant, option or other derivative transaction;

(N) that provides for indemnification of any current or former officer, director or employee;

(O) for acquisition, sale or similar transactions pursuant to which (x) the Company (together with its Subsidiaries) is required to pay total consideration (including assumption of debt) in the current or any future calendar year in excess of $500,000 in the aggregate or (y) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) in the current or any future calendar year with a fair market value or purchase price of more than $500,000 in the aggregate;

(P) relating to indebtedness for borrowed money, any guarantees thereof (other than (x) Contracts solely among the Company and its wholly owned Subsidiaries and (y) financial guarantees entered into in the ordinary course of business consistent with past practice and surety or performance bonds or similar agreements entered into in the ordinary course of business consistent with past practice, in each case relating to indebtedness in existence on the date of this Agreement) or the granting of Liens (other than Permitted Liens) over the property or assets (including any Intellectual Property) of the Company or any of its Subsidiaries;

(Q) relating to any loan or other extension of credit (other than trade credits and accounts receivable in the ordinary course of business consistent with past practice) made by the Company or any of its Subsidiaries;

(R) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger;

(S) that is between the Company or its Subsidiaries and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Shares; or

(T) that involves a financial advisor or investment bank and provides for the payment of potential fees or rights of first refusal or similar rights to act in any capacity after the Effective Time.

Each such Contract described in clauses (A) through (T) above of this Section 5.1(k)(i) or excluded therefrom due to the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract.”

(ii) Each of the Material Contracts is valid and binding on the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate with other such failures, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, its Subsidiaries or, to the Knowledge of the executive officers of the Company, any other party, is in default under any Material Contract, in each case except for such defaults that, individually or in the aggregate with other such defaults, would not reasonably be expected to have a Company Material Adverse Effect. True, unredacted and complete copies of all of the Material Contracts have been made available to Parent.

(l) Real Property.

(i) Neither the Company nor any of its Subsidiaries owns any real property.

(ii) The Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted free and clear of any Liens other than Permitted Liens.

For the purpose of this Agreement, “Permitted Liens” shall mean (i) statutory Liens for Taxes, special assessments or other governmental or quasi-governmental charges that (a) are not yet due and payable or which may hereafter be paid without penalty or the amount or (b) the validity of which is being contested in good faith by appropriate proceedings, in each case of (a) and (b), for which sufficient reserves have been established in the financial statements and books and records of the Company in accordance with GAAP, (ii) landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, carriers’ or similar Liens that relate to obligations not due and payable and arise in the ordinary course of business, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old-age pension programs mandated under applicable Laws or other social security regulations, (iv) zoning, building, entitlement and other land-use regulations promulgated by Governmental Entities, (v) the interests of the lessors and sublessors of any leased properties, and (vi) easements, rights-of-way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto.

(m) Takeover Statutes. Other than Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Shares or the Merger. Assuming the accuracy of the representations and warranties of Parent Holdco, Parent and Merger Sub set forth in Section 5.2, the board of directors of the Company has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.

(n) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have been in substantial compliance with applicable Environmental Laws since the Applicable Date; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law since December 31, 2013 which has not been resolved; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any judicial actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

(o) Taxes.

(i) (A) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects; and (B) have paid all Taxes that are shown as due on such filed Tax Returns.

(ii) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries:

(A) have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

(B) have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return and the Company has identified to Parent in writing any such Tax Return to which an extension has been filed outside of the ordinary course of business and the relevant Tax Return is yet to be filed;

(C) have no pending or threatened audits, examinations, or assessments (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which the Company is a party;

(D) have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years;

(E) are not and have not been a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and have no liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(F) have no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens; and

(G) do not participate and have not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, governmental charges, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and (C) the term “Tax Sharing Agreements” means all agreements binding a party or any of its subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter lists all material (A) Patents included in the Company Intellectual Property and (B) Trademarks included in the Company Intellectual Property that are the subject of a registration or a pending application for registration (collectively, the “Scheduled Intellectual Property”) specifying as to each such item, as applicable, (1) the owner of such item, (2) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (3) the respective issuance, registration, or application number of such item, and (4) the date of application and issuance or registration of such item. The Scheduled Intellectual Property is (x) subsisting and solely with respect to the issued patents and registered Trademarks included therein, to the Knowledge of the Company, valid and enforceable, (y) is not subject to any Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business) and (z) is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto, except for such exceptions with respect to any of the foregoing that, individually or in the aggregate with other such exceptions, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) To the Knowledge of the Company, (A) the Company, or one or more of its Subsidiaries, owns or is authorized to use all Intellectual Property that is used in the operation of the businesses of the Company and its Subsidiaries as currently conducted, and (B) the Surviving Corporation will own or be authorized to use all such Intellectual Property immediately following the transaction contemplated by this Agreement, except, in each case of (A) or (B), for such failures to have such rights which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. For the avoidance of doubt, this Section 5.1(p)(ii) shall not constitute or be deemed to be a representation or warranty regarding non-infringement, non-misappropriation or non-violation of any Intellectual Property rights of any Person.

(iii) To the Knowledge of the Company, since the Applicable Date, (A) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, and (B) no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property rights, except, in each case of (A) or (B), for such exceptions that, individually or in the aggregate with other such exceptions, would not reasonably be expected to have a Company Material Adverse Effect.

(iv) To the Knowledge of the Company, as of the date of this Agreement, the Company or one or more of its Subsidiaries owns or has the right to use all Intellectual Property that is used in the conduct of their respective businesses as currently conducted. For the avoidance of doubt, the representations and warranty provided in this Section 5.1(p)(iv) is not intended to be and shall not be construed as a representation or warranty regarding the non-infringement, non-misappropriation or non-violation of the Intellectual Property of any third party, the sole and exclusive representation and warranty for which is provided in Section 5.1(p)(iii).

(v) There is no pending or, to the Knowledge of the Company, threatened in writing action, suit, proceeding or claim by others that the Company or its Affiliates infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

(vi) Neither the Company nor any of its Subsidiaries has granted any third party any right to enforce, sue on, or collect damages for the infringement of any Scheduled Intellectual Property.

(vii) Neither the Company nor any of its Affiliates has received any written notice of any threatened, actual, or pending claim, order, action, suit, or proceeding with respect to the Scheduled Intellectual Property, including, but not limited to any litigation, interference, reissue, reexamination, post-grant, inter partes review, or opposition proceeding; there is no pending or, to the Knowledge of the Company, threatened in writing claim, order, action, suit, or proceeding, including, but not limited to any litigation, interference, reissue, reexamination, post-grant, inter partes review, or opposition proceeding, by any Person challenging the Company’s and its Affiliates’ rights in or to any of the Scheduled Intellectual Property; and there is no pending or, to the Knowledge of the Company, threatened in writing claim, order, action, suit, or proceeding, including, but not limited to any litigation, interference, reissue, reexamination, post-grant, inter partes review, or opposition proceeding by others challenging the validity, enforceability or scope of any of the Scheduled Intellectual Property.

(viii) The Company and its Affiliates have not entered into any Contract granting any Person the right to control the prosecution of any of the Patents within the Scheduled Intellectual Property.

(ix) All current and former employees and consultants of the Company and its Affiliates who are or have been substantively involved in the design or development of the product(s) marketed or under development by the Company or its Affiliates have executed written Contracts or are otherwise obligated to assign to the Company or one of its Affiliates exclusive ownership of all of the Scheduled Intellectual Property.

(x) To the Knowledge of the Company, all of those who owe any duty of candor, disclosure, and good faith to the U.S. Patent and Trademark Office with respect to the Patents within the Scheduled Intellectual Property have fully complied with such duties with respect to such Patents under all applicable laws, including 37 C.F.R. § 1.56.

(xi) To the Knowledge of the Company, inventorship of the inventions claimed in the Patents within the Scheduled Intellectual Property is properly identified on such Patents.

(xii) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets included in the Company Intellectual Property. To the Knowledge of the Company, such Trade Secrets have not been disclosed to any Person except pursuant to written non-disclosure agreements, except for any disclosures that, individually or in the aggregate with other such disclosures, would not reasonably be expected to have a Company Material Adverse Effect.

(xiii) As of the date of this Agreement, the Company has not used any know-how or materials from Cambridge Antibody Technologies Limited, MedImmune Limited, or any of their respective Affiliates in connection with the design or development any material product(s) marketed or under development by the Company or its Affiliates.

(xiv) Notwithstanding any other provision of this ARTICLE V, the representations and warranties contained in this Section 5.1(p) constitute the sole and exclusive representations and warranties of the Company regarding infringement, misappropriation or other violation of any Intellectual Property of any Person.

(xv) For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all (A) registered and unregistered trademarks, service marks, certification marks, trade names, Internet domain names, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) national, convention, and multinational patents and patent applications issued or applied for in any jurisdiction, including any certificates of invention, provisionals, nonprovisionals, divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, patents of addition, term restorations, term adjustments, renewals, re-examinations, substitutions and extensions thereof (collectively, “Patents”); (C) trade secrets, including know-how, information, data, specifications, methods, procedures, tests, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, plans, designs, diagrams, sketches, inventions, discoveries, research tools, algortithms and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, formulations, studies, practices, sourcing information, in each case, to the extent qualifying as a trade secret under applicable Law (collectively, “Trade Secrets”); and (D) copyrights, including copyrights, whether registered or not, in all published and unpublished works of authorship and any registrations and applications, and renewals, extensions, restorations and reversions thereof, moral rights, database rights and design rights.

(q) Insurance. All material property damage (fire, malicious, accidental, flood, sprinkler and water damages), general liability, business interruption, clinical trial liability, worker’s compensation, automobile, directors and officers and product liability insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect, are reasonably adequate for the businesses engaged in by the Company and its Subsidiaries, are in conformity in all material respects with the requirements of all leases or other agreements to which the Company or its applicable Subsidiary is a party and, to the Knowledge of the Company, are valid and enforceable in accordance with their terms and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in material compliance with the terms and conditions of the Insurance Policies, have not received any notice of termination or material change to the terms (including any premiums) of any Insurance Policy and have notified their respective insurers of all material claims in accordance with the applicable provisions in the policy terms and conditions, and no material insurance claim made by the Company or its Subsidiaries has been questioned, denied or disputed. The Company has made available to Parent all material underwriting information and true, unredacted and complete copies of all of the Insurance Policies.

(r) Regulatory Matters.

(i) Each of the Company and its Subsidiaries has all Licenses necessary to conduct its business as presently conducted, including all such Licenses of the United States Food and Drug Administration (the “FDA”) or any other applicable U.S. or foreign drug regulatory authority (collectively with the FDA, the “Regulatory Authorities”) necessary to conduct its business as presently conducted (collectively, the “Regulatory Licenses”), except those Licenses the absence of which, individually or in the aggregate with other such absences, would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. There has not occurred any revocation or termination of any Regulatory License, or any material impairment of the rights of the Company or its Subsidiaries under any Regulatory License, except for any such revocation, termination or impairment that, individually or in the aggregate with other such revocations, terminations and impairments, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has operated in compliance in all material respects with applicable Laws administered or enforced by the FDA or any other Regulatory Authority, except where the failure so to comply, individually or in the aggregate with other such failures, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Since January 1, 2009, all preclinical studies and clinical trials, and other studies and tests conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries have been and, if still pending, are being conducted in compliance with all applicable Laws (including those pertaining to Good Laboratory Practice and Good Clinical Practice contained in 21 C.F.R. Part 58 and Part 312 and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54 and 56), except for noncompliances that, individually or in the aggregate with other such noncompliances, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2009, except for such exceptions that, individually or in the aggregate with other such exceptions, would not reasonably be expected to have a Company Material Adverse Effect, no clinical trial conducted by or, to the knowledge of the executive officers of the Company, on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Regulatory Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any ongoing clinical investigation conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries.

(iii) Since January 1, 2009, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that in any such case has resulted, or is reasonably likely to result, in debarment under 21 U.S.C. Section 335a and (B) neither the Company nor any of its Subsidiaries has hired any employee under debarment or used a vendor that, to the Knowledge of the Company, employed any person under debarment.

(iv) The Company has made available to Parent complete and correct copies of each Investigational New Drug Application, each similar state or foreign regulatory filing made on behalf of the Company or its Subsidiaries, including all related supplements, amendments and annual reports, and all correspondence between the Company and any of its Affiliates on one hand and any Regulatory Authority on the other hand.

(v) Since January 1, 2009 to the date of this Agreement, each medicinal or pharmaceutical product that is or has been researched, developed, manufactured, labeled, supplied, promoted, co-promoted, co-developed, co-marketed, tested, distributed, marketed, commercialized or sold by or on behalf of the Company or any of its Subsidiaries (each, a “Medicine”) is being done so in compliance with all applicable Health Laws, except for any noncompliance that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purpose of this Agreement, “Health Law” means any applicable Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the quality, identity, strength, purity, potency, safety, efficacy and use of medicinal and pharmaceutical products by regulating the research, development, manufacturing, advertising and distribution of these products, including applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including the U.S. Food, Drug and Cosmetic Act of 1938, the Public Health Service Act, the associated rules and regulations promulgated and guidances issued thereunder and all of their foreign equivalents.

(vi) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2009 to the date of this Agreement, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any partner or any other Person (other than Parent Holdco, Parent or any of its Affiliates) which pursuant to a Contract with the Company or any of its Subsidiaries co-develops, co-promotes, co-markets or otherwise has a license to develop, market or sell any Medicine of the Company or any of its Subsidiaries (any such Person, a “Collaboration Partner”) has received any written notice or other communication from any Health Authority (I) withdrawing approval of any Medicine of the Company or any of its Subsidiaries or placing on “clinical hold” any clinical trial sponsored by the Company or any of its Subsidiaries or (II) alleging any violation of any Health Law with respect to the research, development, marketing, manufacturing or distribution of any Medicine. Since January 1, 2009 and through the date hereof, neither the Company nor any of its Subsidiaries has received any notices of inspectional observations (including those reported on Form FDA 483), establishment inspection reports, warning letters, action letters or untitled letter, recalls, field notifications, market withdrawals or replacements, written warnings, “dear doctor” letters, investigator notices, safety alerts, post-approval “serious adverse event” reports or other material written notice of action relating to an alleged lack of safety or regulatory compliance except for those reports, letters or notices that would not reasonably be expected to have a Company Material Adverse Effect. For the purpose of this Agreement, “Health Authority” means the Governmental Entities which administer Health Laws including the FDA, the European Medicines Agency and other equivalent agencies.

(vii) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2009:

(A) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Collaboration Partners has received any written notice that the FDA or any other Governmental Entity has initiated or is considering initiating any steps, procedures or action to withdraw approval or the license for, suspend, detain, discontinue the development, manufacture, distribution, marketing, offering for sale or sale of, or reimbursement for, request the recall or field correction of, or take any enforcement action with respect to, any Medicine;

(B) the Company and its Subsidiaries have complied with all applicable Laws governing the preparation of, and submission to the applicable Governmental Entities of, any investigational new drug application (“IND”), new drug application (“NDA”), biologics license application (“BLA”), other clinical trial application or regulatory approval application, or foreign equivalent thereof relating to any Medicine;

(C) each IND, NDA, BLA, other clinical trial application or regulatory approval application, or foreign equivalent thereof relating to any Medicine has been approved or permitted to become effective by the relevant Governmental Entity or, if not effective, to the Knowledge of the Company, as of the date hereof, there are no facts which have led the Company or its Subsidiaries to believe, and the Company and its Subsidiaries have not received written notice from any Governmental Entity that, such IND, NDA, BLA, other clinical trial application or regulatory approval application, or foreign equivalent thereof is not in good standing or is unapprovable; and

(D) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening, initiating, or commencing any action to enjoin production of any Medicine at any facility and, to the Knowledge of the Company, there are no facts which could form the basis for such an action.

(viii) None of the Company, any of its Subsidiaries, nor to Knowledge of the Company, any of their respective officers, employees or agents (authorized to speak on behalf of the Company), has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Health Authority to invoke any similar policy, except for any act or disclosure or failure to disclose that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ix) There are no pending or, to the Knowledge of the Company, threatened filings of an action against the Company or any of its Subsidiaries relating to the Company or any Medicine under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(x) None of the Company, any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime for which any Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or is, to the Knowledge of the Company, the target or subject of any current investigation relating to any U.S. federal or state health care program related offense or foreign equivalent thereof.

(xi) Neither the Company nor any of its Subsidiaries, is party to any corporate integrity agreement, monitoring agreements, deferred prosecution agreement, consent decree or settlement order or other similar written agreements with or imposed by any Governmental Entity or has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code and, to the Knowledge of the Company, no such action is currently contemplated or pending.

(xii) Since January 1, 2009, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective agents has failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et. seq.) or foreign equivalent in any other jurisdiction in which any Medicine is sold, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger except that the Company has employed Centerview Partners LLC as its financial advisor. The Company previously has provided or made available to Parent a copy of the engagement letter with Centerview Partners LLC and the fees set forth therein are the only fees payable to them.

(t) Opinion of Financial Advisor. The board of directors of the Company has received the opinion of its financial advisor, Centerview Partners LLC, that as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, consideration, consisting of the Per Share Cash Consideration, together (and not separately) with one CVR, to be paid to the holders of Shares (other than Excluded Shares and Shares held by affiliates of Parent) pursuant to this Agreement is fair from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied on by Parent Holdco, Parent or Merger Sub; provided, however, the Company shall forward to Parent, solely for informational purposes, a copy of the written version of such opinion promptly following the execution of this Agreement and in no event later than three (3) business days after the date of this Agreement.

(u) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is (i) filed with the SEC or first published, amended or supplemented and (ii) sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent Holdco, Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

5.2 Representations and Warranties of Parent Holdco, Parent and Merger Sub. Parent Holdco, Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent Holdco, Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and the CVR Agreement. Parent Holdco owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of Parent.

(b) Corporate Authority. No vote of holders of capital stock of Parent Holdco or Parent is necessary to approve this Agreement, the CVR Agreement, the Merger and the other transactions contemplated hereby and thereby. Each of Parent Holdco, Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the CVR Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement, and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent Holdco, Parent and Merger Sub and is a valid and binding agreement of Parent Holdco, Parent and Merger Sub, enforceable against each of Parent Holdco, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The CVR Agreement, when executed and delivered by Parent Holdco, will be a valid and binding agreement of Parent Holdco, enforceable against Parent Holdco in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Approvals; No Violations; Etc.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Securities Act, the Exchange Act and foreign and state securities, takeover and “blue sky” Laws, including the registration of the CVR Agreement under Jersey Law, if necessary and (C) under the HSR Act, no notices, reports or other filings are required to be made by Parent Holdco, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent Holdco, Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the CVR Agreement by Parent Holdco, Parent and Merger Sub and the consummation by Parent Holdco, Parent and Merger Sub the Merger and the other transactions contemplated hereby and thereby.

(ii) The execution, delivery and performance of this Agreement and the CVR Agreement by Parent Holdco, Parent and Merger Sub do not, and the consummation by Parent Holdco, Parent and Merger Sub of, the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, certificate of formation or bylaws or comparable governing documents of Parent Holdco, Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent Holdco or any of its Subsidiaries pursuant to, any Contracts binding upon Parent Holdco, or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent Holdco, or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above of this Section 5.2(c)(ii), for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the ability of Parent Holdco, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent Holdco or Parent, threatened against Parent Holdco, Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent Holdco, Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Available Funds. Parent will have available to it at the Effective Time all funds necessary for the payment to the Paying Agent of the aggregate Per Share Cash Consideration.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent (free and clear of all Liens). Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent Holdco, Parent or Merger Sub for which the Company would have any liability.

(h) Ownership of Shares. Other than as a result of this Agreement, none of Parent Holdco, Merger Sub or any of their Affiliates is, or at any time during the last three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

(i) Information Supplied. None of the information supplied by Parent Holdco, Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is (i) filed with the SEC or first published, amended or supplemented or (ii) sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(j) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent Holdco, Parent and Merger Sub, Parent Holdco, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent Holdco, Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Parent Holdco, Parent and Merger Sub are familiar, that, assuming the absence of fraud, Parent Holdco, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that, in the absence of fraud, Parent Holdco, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, in the absence of fraud and except as expressly set forth in the representations and warranties of the Company included in Section 5.1, Parent Holdco, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), except as otherwise expressly contemplated or permitted by this Agreement or as required by a Governmental Entity or applicable Laws, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to (u) preserve their business organizations substantially intact, (v) maintain satisfactory relationships with Governmental Entities, customers and suppliers, and (w) keep available the services of their key employees, key consultants and executive officers, (x) in connection with any and all clinical trial(s) for DX-2930, notify Parent (i) promptly after receipt of any material communication from any Regulatory Authority or inspections of any manufacturing, research and development or clinical trial site and before giving any material submission to a Regulatory Authority and (ii) a reasonable time prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline, and (z) preserve and protect the Intellectual Property owned by the Company and its Subsidiaries; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i)-(xvii) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as Parent may approve in writing, (C) as is required by applicable Law or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments, other than, in the case of its Subsidiaries, in a manner that would not materially restrict the operation of its business;

(ii) (x) merge or consolidate the Company or any of its Subsidiaries with any other Person or (y) adopt a partial or complete plan of dissolution, liquidation, consolidation, recapitalization, restructuring or other reorganization of the Company or its Subsidiaries;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of Shares upon (x) the exercise or vesting, as applicable, of Company Options or Company RSUs outstanding as of the date hereof or in compliance with this Agreement or (y) in connection with the ESPP in compliance with this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $1,000,000 in the aggregate;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise or vesting, as applicable, of Company Options or Company RSUs or in connection with the ESPP in the ordinary course of business consistent with past practice);

(vii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than indebtedness in an aggregate principal amount not to exceed $1,000,000 outstanding at any time;

(viii) (x) other than in the ordinary course of business consistent with past practice, acquire any assets or equity interests in any other Person for a fair market value in an amount in excess of (1) $1,000,000 in a single transaction or series of related transactions or (2) $5,000,000 in the aggregate and (y) except for expenditures set forth in capital budgets made available to Parent prior to the date of this Agreement, make or authorize any capital expenditure in excess of $1,000,000 in the aggregate during any calendar year;

(ix) (x) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP, or (y) except as required by applicable Laws or GAAP, revalue in any material respect any of its assets, including writing off accounts or notes receivable, other than in the ordinary course of business and consistent with past practice;

(x) settle any pending or threatened litigation or other proceedings before a Governmental Entity if such settlement (A) does not comply with Section 6.13, (B) with respect to the current or future payment of monetary damages, involves the payment of monetary damages that exceed $1,000,000 individually or in the aggregate, net of any amount covered by insurance or indemnification, (C) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would reasonably be expected to have a material effect on the continuing operations of the Company or would reasonably be expected to impose material adverse restrictions on the business activities of the Company, (D) arises out of any matters related to the FCPA;

(xi) to the extent such action could materially affect the Company, (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;

(xii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, rights, operations, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than Permitted Liens or transactions (A) solely among the Company and/or its wholly owned Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries, (B) that do not carry a value in excess of $1,000,000 in the aggregate, (C) pursuant to Contracts listed on Section 6.1(a)(xii) of the Company Disclosure Letter in effect prior to the date of this Agreement, or (D) with respect to Contracts related to the LFRP entered into in the ordinary course of business consistent with past practice;

(xiii) except as required pursuant to Contracts or Benefit Plans in effect prior to the date of this Agreement or as required by applicable Law, (A) grant or provide any severance, termination or bonus payments (other than as set forth in Section 6.7(d)) or benefits to any current or former employee, director or independent contractor, (B) increase the compensation of or benefits payable to any current or former employee or director, except for, with respect to current employees annual merit-based pay increases in the ordinary course of business consistent with past practice and not to exceed 4% in the aggregate, (C) establish, adopt, terminate or amend any Benefit Plan (other than routine changes to welfare plans or any changes to Benefit Plans that would not result in more than a de minimis increase to the Company’s costs under such Benefit Plans or would accelerate the vesting of any awards outstanding under such Benefit Plan) or any plan, contract, program, policy or arrangement that would be a Benefit Plan if in effect on the date hereof, (D) enter into or negotiate any Collective Bargaining Agreement or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(xiv) hire or terminate the employment or engagement of any (x) executive officer or (y) employee with annualized base salary of more than $200,000, other than a termination for cause, or promote any employee, other than in the ordinary course of business consistent with past practice;

(xv) other than in the ordinary course of business, (A) amend, modify or terminate any Material Contract or (B) enter into any contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided that Contracts related to the LFRP will be deemed to be Material Contracts for purposes of this clause (xv);

(xvi) except as required by applicable Law, convene any regular or special meeting of the stockholders of the Company other than the Stockholders Meeting; or

(xvii) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent Holdco or Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent Holdco’s, Parent’s or their Subsidiaries’ operations. Prior to the Effective Time, each of Parent Holdco, Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(c) Parent will, promptly following the date of this Agreement, designate two (2) individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under this Section 6.1 and will ensure that such persons will respond, on behalf of Parent Holdco and Parent, to the Company’s written requests in an expeditious manner (email being sufficient). Parent Holdco and Parent agrees that, if no disapproval or reasonable request for additional information regarding any such written request from the Company is made within five (5) business days of the date on which Parent receives a request, then Parent Holdco and Parent will be deemed to have provided its approval to such request for all purposes under this Agreement. If Parent, within such five (5) business day period, reasonably requests additional information regarding the Company’s request, Parent Holdco and Parent must provide a response to the Company within five (5) business days following receipt from the Company of such additional information and, if it does not respond during such time period, Parent Holdco and Parent will be deemed to have provided its approval to such request for all purposes under this Agreement. The making of a request by the Company pursuant to this Section 6.1(c) shall not be an admission that, or otherwise imply that, the Company is required to seek an approval from Parent Holdco and Parent in connection with the subject matter of such request or any similar request.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or make available any non-public information or data to any Person relating to the Company or any of its Subsidiaries relating to, or that would reasonably be expected to lead to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal; or

(iv) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the date on which the Company Requisite Vote is obtained, but not after, the Company and its Representatives may (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal if (1) such Acquisition Proposal did not result from a knowing or intentional breach of the Company’s obligations under this Section 6.2 and (2) the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that, taken as a whole, are not less restrictive to the other party than those contained in the Confidentiality Agreement and the Company complies with the Confidentiality Agreement; it being understood that such confidentiality agreement must include a standstill provision, but need not prohibit the making, or amendment, of a private Acquisition Proposal; and (3) the Company promptly (but in any event within twenty-four (24) hours of providing such information) discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously disclosed or provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, subject to the conditions set forth in clause (A)(1)-(3) above; or (C) after having complied with Section 6.2(c), authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company, or any committee thereof, determines in good faith that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company, or any committee thereof, has determined in good faith based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company, or any committee thereof, determines in good faith that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company and/or any of its Subsidiaries or (ii) any direct or indirect acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in the case of each of clause (i) and clause (ii) of this Section 6.2(b), other than the Merger.

“Superior Proposal” means a bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement and taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal) is likely to be consummated and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger.

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee of the board of directors of the Company shall not:

(i) withhold, withdraw, qualify or modify, or resolve or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that the board of directors of the Company may take no position with respect to an Acquisition Proposal proposed through a tender offer or exchange offer until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by, and after compliance with, this Section 6.2(c), cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the date on which the Company Requisite Vote is obtained, but not after, the board of directors of the Company may (A) withhold, withdraw, qualify or modify the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) following a publicly announced or disclosed bona fide Acquisition Proposal (other than an Acquisition Proposal that is a tender offer or exchange offer) fail to reaffirm or republish without qualification or modification the Company Recommendation within ten (10) business days following the receipt of a written request to do so from Parent or (D) approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement, if (i) solely in a circumstance where any of the foregoing actions is in respect of an Acquisition Proposal, an Acquisition Proposal (with all references to “15%” in the definition of Acquisition Proposal being deemed to be references to “50%” for the purposes of usage of such term in this Section 6.2(c)) has been made, the board of directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and (ii) in all cases the board of directors of the Company determines in good faith that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”) and, in a circumstance where an Acquisition Proposal has been made may also take action pursuant to Section 8.3(a); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, at least one hundred twenty (120) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such one hundred twenty (120) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the board of directors of the Company not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the board of directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal prior to the time that is one hundred twenty (120) hours after it has provided the written notice required by clause (x) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(c), except that the deadline for such new written notice shall be reduced to seventy two (72) hours (rather than the one hundred twenty (120) hours otherwise contemplated by this Section 6.2(c)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal shall be reduced to the time that is seventy two (72) hours after it has provided such written notice (rather than the time that is one hundred twenty (120) hours otherwise contemplated by this Section 6.2(c)).

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), provided that any disclosure made pursuant to this Section 6.2(d)(i) that constitutes a Change of Recommendation shall result in all of the consequences of a Change of Recommendation as set forth in this Agreement, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that, the board of directors of Company or any committee thereof shall not effect a Change of Recommendation except in accordance with Section 6.2(c).

(e) Existing Discussions. The Company agrees that it will, and it will cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within two (2) days following the date of this Agreement) request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person and the Company shall terminate access to any virtual data room maintained by the Company for any such Person. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

(f) Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposal or offer (including any amendments thereto) and the status of any such discussions or negotiations. The Company agrees that it will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 6.2(f).

6.3 Stockholders Meeting; Filings; Other Actions; Notification.

(a) Stockholders Meeting. The Company shall schedule a special meeting of the holders of Shares to consent and vote upon the adoption of this Agreement (the “Stockholders Meeting”) to be held within forty-five (45) days of the initial mailing of the Proxy Statement, with the date of such meeting to be set after consultation with Parent; provided, however, that the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Parent, such consent of Parent not to be unreasonably withheld, conditioned or delayed, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (iii) if the Company reasonably believes that (1) it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote, whether or not a quorum is present or (2) it will not have sufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting (but in the case of (2), the date of the Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days) or (iv) as may be required by applicable Law. At the instruction of Parent, the Company shall postpone or adjourn the Stockholders Meeting if it is necessary or advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote; provided that Parent shall require no more than two (2) such postponement or adjournments, which together shall last no more than twenty (20) business days.

(b) Proxy Statement. As promptly as practicable and in no event later than fifteen (15) business days after the date of this Agreement, the Company shall (i) prepare and file a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) (ii) subject to Section 6.2, include in the Proxy Statement the Company Recommendation, (iii) furnish the information required to be provided to the holders of Shares pursuant to Delaware Law, the

Exchange Act and any other applicable Laws and (iv) unless a Change of Recommendation has been effected, use its reasonable efforts to solicit from holders of all of the Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Charter and bylaws (if applicable) to effect the Merger; provided, unless a Change of Recommendation has been effected, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent, Merger Sub and their counsel. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto, or for additional information, and unless a Change of Recommendation has been effected, shall provide to Parent, after Parent, Merger Sub and their counsel shall have had a reasonable opportunity to review and comment on the Proxy Statement and draft correspondence and due consideration has been given to such comments by the Company, copies of all correspondence between the Company and/or any of its Representatives and the SEC. The Company and Parent shall each use reasonable best efforts to promptly provide satisfactory responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon, or that the Company may commence mailing the Proxy Statement. Notwithstanding anything to the contrary in this Section 6.3(b), and subject to Section 6.2, the Company may amend or supplement the Proxy Statement in connection with a Change of Recommendation without the prior consent of Parent.

(c) CVR Agreement. At or prior to the Effective Time, Parent Holdco shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of CVR). Parent Holdco, Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(d) Cooperation.

(i) Subject to the terms and conditions set forth in this Agreement, the Company, Parent Holdco and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within fifteen (15) days of the date hereof) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger. Parent may withdraw and refile its initial filing if in its reasonable judgment such step is consistent with expeditiously obtaining a required clearance. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent Holdco and Parent or the Company, as the case may be, including the tax, regulatory and commercial considerations of each party, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall be interpreted to require either party to exchange its HSR Act filing, including attachments, with the other party, except on an outside counsel only basis. In exercising the foregoing rights, each of the Company, Parent Holdco and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding the foregoing, but subject to compliance with the remainder of this Section 6.3, including Parent’s right to withdraw and refile its initial filing, Parent shall, following consultation with the Company and after giving due consideration to its views and its obligation to use its reasonable best efforts to consummate the transactions contemplated by this Agreement as expeditiously as possible, direct and control all aspects of the parties’ efforts to gain regulatory clearance either before any Governmental Entity or in any action brought to enjoin the Merger and the other transactions contemplated hereby pursuant to any antitrust or competition Law including any divestiture activities.

(ii) The Company, on the one hand, and Parent and its Subsidiaries, on the other hand, shall use commercially reasonable efforts to cooperate with each other in connection with (A) reasonably optimizing the Tax consequences resulting from the transactions that may be required by Section 6.3(g) and (B) Parent’s integration planning (including by providing reasonable assistance in obtaining records and information and using commercially reasonable efforts to make available relevant third party advisors).

(e) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger. If Parent Holdco or Parent elects to file a registration statement and/or arrange financing, in accordance with the Securities Laws prior to the Closing Date, the Company will use its commercially reasonable efforts, at Parent’s request, (i) to permit the use of the Company’s financial statements in such registration statement and / or financing, (ii) to assist Parent with the preparation of pro forma financial statements by Parent, (iii) to cause its current or former independent accountants to (A) provide any necessary written consents to use their audit reports relating to the Company and to be named as an “Expert” in any document related to any registration statement, and (B) provide any customary “comfort letters” (including customary negative assurance comfort, including change period comfort) and (iv) provide such other information (financial or otherwise) that is reasonably requested by Parent in connection with any of (i) through (iv), provided that neither the Company nor any of its Subsidiaries shall be required to pay any fees, incur or reimburse any cost or expense, or make any payment or otherwise incur any liability relating to any such registration statement and / or financing to the extent the Parent does not have a reimbursement or indemnity obligation to the Company or its Subsidiaries pursuant this Section 6.3(e). Parent shall promptly, upon the written request of the Company (i) reimburse the Company for all reasonable out-of-pocket costs (including reasonable accountants’ fees) incurred by the Company or any of its Subsidiaries in connection with providing assistance requested by the Parent, pursuant to this Section 6.3(e) and (ii) indemnify the Company and its Subsidiaries for any damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with taking actions requested by the Parent, pursuant to, and otherwise in connection with this Section 6.3(e). Parent and the Merger Sub acknowledge and agree that the Closing shall not be conditioned upon any financing requirement of Parent or the Merger Sub.

(f) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, on the one hand, and Parent Holdco and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by Parent Holdco, Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger. Neither the Company nor Parent Holdco and Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger unless to the extent practicable: (i) it consults with the other party in advance and (ii) to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(g) Regulatory Matters. Without limiting the generality of the other undertakings pursuant to this Section 6.3, each of the Company (in the case of Sections 6.3(g)(i), 6.3(g)(iii) and 6.3(g)(iv)) and Parent Holdco (in all cases set forth below) agrees to take or cause to be taken the following actions, in each case subject to clause (iv) below:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) Parent Holdco agrees to, and will cause each of its Subsidiaries and Affiliates to, use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, which reasonable best efforts shall be deemed to include, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, without limitation, any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and, subject to Section 6.3(g)(iv), the proffer and agreement by Parent Holdco of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent Holdco or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Government Antitrust Entity (it being understood that, as it relates to the Company and its Subsidiaries, no such action will be binding on the Company or its Subsidiaries without the Company’s prior written consent unless it is contingent upon the occurrence of the Closing);

(iii) to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind, that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay beyond the Outside Date (as defined below), restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (g)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

(iv) notwithstanding anything to the contrary contained in this Agreement, including but not limited to Sections 6.3(g)(i)-(iii), Parent Holdco shall not be required to sell, lease, license or otherwise dispose of, or hold separate pending such disposition of, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent Holdco or any of their respective Subsidiaries, except any currently (as of the date of execution of this Agreement) marketed products of the Company that collectively generated gross revenues of no greater than $77,000,000 in the 2014 fiscal year; provided that, in connection with any divestiture required pursuant to this Section 6.3(g)(iv)) or that Parent Holdco elects to pursue in connection with the transactions contemplated by this Agreement, the Company will provide all cooperation reasonably requested to assist Parent Holdco in fulfilling Parent Holdco’s obligations at Parent Holdco’s sole cost and expense, including (a) making available its management team for meetings with prospective acquirers regarding the assets proposed to be divested, (b) assisting Parent

Holdco in its preparation of marketing materials and (c) otherwise assisting Parent Holdco in facilitating the transaction, in each case where any such transaction would be contingent upon the occurrence of the Effective Time.

(h) Obligation of Merger Sub. Parent Holdco and Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by the Agreement on the terms and conditions set forth in this Agreement. Immediately following the date of this Agreement, Parent shall provide or make available to the Company a copy of Parent’s approval of this Agreement, as the sole stockholder of Merger Sub.

6.4 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or any of its Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or to disclose privileged information; provided that the Company will use its reasonable best efforts to develop alternative processes to permit such disclosure, including without limitation, common interest agreements, outside counsel review, and requesting necessary consents from third parties, (B) be reasonably likely to result in a violation of any Law or (C) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation or other proceeding, to disclose or permit access to any information that is reasonably pertinent to such litigation or other proceeding. All requests for information made pursuant to this Section 6.4 shall be directed to the Company’s executive officers or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.5 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. If the Surviving Corporation is reasonably likely to be required to file any quarterly or annual periodic reports pursuant to the Exchange Act during the fifteen (15) days after the Closing Date, the Company will deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such quarterly or annual periodic reports reasonably likely to be filed during such period and fully executed officer certifications required to be filed with such quarterly or annual periodic reports.

6.6 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter, so long as this Agreement is in effect (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(c)), the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by any listing authority (including the U.K. Listing Authority) or by the request of any Governmental Entity.

6.7 Employee Benefits.

(a) Parent shall provide, or shall cause to be provided to each employee of the Company and its Subsidiaries who is employed as of immediately prior to the Effective Time and continues to be employed by the Surviving Corporation or any Affiliate (each, a “Continuing Employee”) the wages, incentive bonus opportunities and benefits set forth on Schedule 6.7(a).

(b) For purposes of vesting, benefit accruals (but not for benefit accrual purposes under any defined benefit pension plan), vacation and sick time credit and eligibility to participate under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Benefit Plans) (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors (to the extent credited by the Company and its Subsidiaries) before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to cause, to the extent consistent with Parent’s current employee benefit plans, programs and policies (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall use commercially reasonable efforts, to the extent consistent with Parent’s current employee benefit plans, programs and policies, to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c) Parent hereby acknowledges that a “change in control” or other event with similar import, within the meaning of the Benefit Plans that contain such terms, will occur upon the Effective Time. Parent shall, and shall cause the Surviving Corporation and any successor thereto to, in accordance with Section 6.7(c) of the Company Disclosure Letter, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Benefit Plans.

(d) If the Effective Time occurs prior to the time when bonuses are paid with respect to calendar year 2015, at the Effective Time the Company shall pay each participant in the Company’s incentive plans (the “Incentive Plans”) who remains employed through the Effective Time an annual incentive amount in respect of the 2015 fiscal year, equal to the actual level of performance achieved as of the earlier to occur of December 31, 2015 and the Effective Time (with such performance measure prorated, if applicable, for the portion of the performance cycle completed at the Effective Time), as determined by the compensation committee of the board of directors of the Company prior to the Effective Time in accordance with the terms of the applicable Incentive Plans and based on performance through the earlier to occur of December 31, 2015 and the day that is no more than five (5) business days prior to the Effective Time; provided that, with respect to any employee who is a party to an Executive Retention Agreement, if the Effective Time occurs in 2015 and such employee is terminated without “Cause” or “Good Reason” (as such terms are defined in his or her Executive Retention Agreement) following the Effective Time but prior to January 1, 2016, such employee will not be entitled to receive a prorated bonus with respect to calendar year 2015 pursuant to the Executive Retention Agreement. In no event shall the aggregate amount of all such bonuses be more than the amount that would be paid if the level of performance achieved was equal to 150% of each employee’s target.

(e) Unless otherwise requested by Parent at least five (5) days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, the Company 401(k) Profit Sharing Plan (the “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors (or other authorized committee) of resolutions terminating such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed). No later than the Effective Time, (i) the Company shall take all actions reasonably necessary to cause each Continuing Employee to become 100% vested in such Continuing Employee’s accounts under such Company 401(k) Plan, effective as of the Closing Date or, if earlier, the date on which such Company 401(k) Plan is terminated and (ii) Parent shall take all actions reasonably necessary to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to a tax-qualified defined contribution retirement plan maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) and to transfer outstanding loans to the Parent 401(k) Plan. Each Continuing Employee shall be eligible to become a participant in the Parent 401(k) Plan as soon as administratively practical after the Closing Date.

(f) The provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (other than Section 6.7(e)), (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time, or (iii) create any third-party beneficiary or other right (including, but not limited to, a right to employment) in any Person, including any current or former employee of the Company or any Subsidiary of the Company, or any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

(g) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, from and after the date hereof until the Effective Time, the Company shall permit Parent to meet with key employees and executive officers to discuss employment arrangements to be entered into between Parent, one of its Affiliates or the Surviving Corporation, and such key employees and executive officers following the Effective Time.

(h) Not later than five (5) business days prior to the anticipated Effective Time, the Company will update Section 5.1(b) of the Company Disclosure Letter to reflect then current information regarding the Company Options and Company RSUs, and provide such updated schedule to Parent.

6.8 Agreements Concerning Parent Holdco, Parent and Merger Sub. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger. Other than with respect to a potential transaction involving Baxalta, Parent Holdco agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing the assets of or equity in any Person or by any other manner if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to materially increase the risk of any Governmental Entity entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement prior to the Outside Date.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent provided for under the Company Charter and Company bylaws as in effect on the date hereof (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent provided for under the Company Charter and Company bylaws as in effect on the date hereof; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification), each Person who was entitled to such indemnification and advancement from the Company and its Subsidiaries (in each case, when acting in such capacity) immediately prior to the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.9 or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent Holdco, Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent Holdco, Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, certificate of formation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger or any other transaction contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transaction contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.11 Section 16 Matters. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

6.12 Parent Holdco Guarantee. Parent Holdco irrevocably and unconditionally guarantees to the Company the due and punctual performance of the obligations of Parent and Merger Sub hereunder (the “Guaranteed Obligations”) subject to the terms hereof. If, for any reason whatsoever, Parent or Merger Sub shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Holdco will forthwith pay or perform, or cause to be paid or performed, the Guaranteed Obligations. This is a guarantee of payment and performance and not merely of collectability.

6.13 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent of all civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings commenced or threatened against the Company or any of its Subsidiaries or the board of directors of the Company, or any committee thereof, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not agree to any settlement related to any Transaction Litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. For purposes of this Section 6.13, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent will not be afforded any decision-making power or other authority over such Transaction Litigation.

6.14 Resignations. Prior to the Effective Time, the Company shall cause each director of the Company or its Subsidiaries to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time; provided that, notwithstanding anything else to the contrary, such resignation will not result in the forfeiture of any Company RSUs or Company Options held by such individual and that all Company RSUs and Company Options held by such individual immediately prior to the Effective Time (whether vested or unvested) will be treated in accordance with Sections 4.3(a) and 4.3(b). The Company will cooperate with Parent to effect the replacement of any such directors selected by Parent at the Effective Time.

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger (collectively, an “Order”).

(b) Stockholder Approval. This Agreement shall have been duly adopted by stockholders of the Company constituting the Company Requisite Vote at the Stockholders Meeting or any adjournment or postponement thereof.

(c) Regulatory Condition. The applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger or the transactions contemplated by this Agreement shall have expired or been terminated.

7.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement, (w) other than those set forth in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), the first and second sentences of Section 5.1(b) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval), the last sentence of Section 5.1(f) (Absence of Certain Changes), Section 5.1(m) (Takeover Statutes), Section 5.1(s) (Brokers and Finders) and Section 5.1(t) (Opinion of Financial Advisor), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct as of such date or time), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to constitute, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); (x) the representations and warranties of the Company set forth in the first sentence of Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(c) (Corporate Authority; Approval) and 5.1(s) (Brokers and Finders) and Section 5.1(t) (Opinion of Financial Advisor), shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct in all material respects as of such date or time), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; (y) the representations and warranties of the Company set forth in the first and second sentences of Section 5.1(b) (Capital Structure) shall have been true and correct except for de minimis exceptions as of the date of this Agreement and shall be true and correct except for de minimis exceptions as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct except for de minimis exceptions as of such date or time), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; and (z) the representation and warranty set forth in the last sentence of Section 5.1(f) (Absence of Certain Changes)

and in Section 5.1(m) (Takeover Statutes) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct as of such date and time);

(b) (i) the Company shall have performed and complied with, in all material respects, its obligations, agreements and covenants under this Agreement required to be performed at or prior to the Closing Date and (ii) since the date hereof, no facts, changes, events, developments or circumstances shall have occurred, arisen, come into existence or become known that have had and are continuing to have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(c) the Company shall have delivered to Parent a certificate signed by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, certifying as to the satisfaction by the Company of the conditions described in (a) and (b) above; and

(d) there shall not be pending any legal proceeding against Parent, the Company, Merger Sub, any Subsidiary of the Company or any of their respective directors, officers or members brought by a Governmental Entity in a jurisdiction where Parent or the Company has meaningful operations challenging this Agreement or the transactions contemplated by this Agreement, seeking to delay, restrain or prohibit the Merger, or seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of Company and its Subsidiaries (or Parent’s direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Company’s Subsidiaries).

7.3 Condition to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:

(a) The representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date (which shall have been accurate to the degree described below as of such date), as of the Closing Date as if made on and as of the Closing Date, except to the extent failure to be accurate, in the aggregate, would not impair in any material respect the ability of each of Parent Holdco, Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement;

(b) Each of Parent Holdco, Parent and Merger Sub shall have performed and complied with, in all material respects, its obligations, agreements and covenants under the Agreement required to be performed at or prior to the Closing Date; and

(c) Parent shall have delivered to the Company a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying as to the satisfaction by Parent and Merger Sub of the conditions described in (a) and (b) above

(d) The CVR Agreement shall be in full force and effect.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company’s stockholders, by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company, and upon delivery of written notice to the other party if:

(a) the Closing shall not have occurred by August 2, 2016 (as it may be extended as described below in this Section 8.2(a), the “Termination Date”); provided, however, that if as of such date, the condition set forth in Section 7.1(c) is not satisfied but all of the other conditions set forth in ARTICLE VII shall have been satisfied or waived or shall be capable of being satisfied or waived as of such date if the Closing were otherwise to occur on such date and the condition set forth in Section 7.1(c) remain capable of being satisfied or waived, then the Termination Date may be extended from August 2, 2016 to November 2, 2016 (the “Outside Date”) at the election of Parent or the Company by written notice to the other party (and the Outside Date shall then be the Termination Date), provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have contributed to the failure of the Closing to have occurred prior to the Termination Date in any material respect;

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party that has breached in its obligations under this Agreement in any manner that shall have proximately contributed to the existence of such Order in any material respect; or

(c) this Agreement shall not have been duly adopted by stockholders of the Company constituting the Company Requisite Vote at the Stockholders Meeting or any adjournment or postponement thereof.

8.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company upon delivery of written notice to Parent:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of Section 6.2(c) in all material respects, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company satisfies its obligations to pay the Termination Fee under Section 8.5(b); or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent Holdco, Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, and such breach or untruth would give rise to a failure of the condition to Closing set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach or untruth is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the Termination Date.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Effective Time upon delivery of written notice to the Company:

(a) if the board of directors of the Company shall have made and not have withdrawn a Change of Recommendation; and

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, and such breach or untruth gives rise to a failure of the condition to Closing set forth in Section 7.2(a) or Section 7.2(b)(i) hereto to be satisfied and such breach or untruth is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the Termination Date.

8.5 Effect of Termination and Abandonment.

(a) Except as provided in paragraphs (b) and (c) below, in the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from fraud or any breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(c) or by Parent pursuant to Section 8.4(b);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay the Termination Fee; provided, however, that (A) no Termination Fee shall be payable pursuant to clause (i) of this paragraph (b) unless and until, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and such Acquisition Proposal is thereafter consummated (substituting “50%” for “15%” in the definition thereof); (B) such Termination Fee payable to Parent pursuant to clause (i) of this paragraph (b) shall be promptly payable after the consummation of such Acquisition Proposal (but in no event later than two (2) business days of such consummation), and (C) any Termination Fee payable pursuant to clause (iii) of this paragraph (b) shall be satisfied immediately prior to or substantially concurrently with, and as a condition of, such termination; provided that, if the Termination Fee is payable pursuant to Section 8.5(b)(i), the Termination Fee shall be reduced by any amount of Reimbursable Expenses (as defined below) the Company has previously paid to Parent pursuant to Section 8.5(d). The Company shall satisfy its obligation to pay a Termination Fee by (A) contributing to a newly formed Irish private limited company, centrally managed and controlled, domiciled and resident in Ireland, which may elect to be disregarded for U.S. federal income tax purposes (“Irish Holdco”), immediately available funds and any fees required to be paid pursuant to this Section 8.5 in exchange for one common share of Irish Holdco and (B) and by selling the Irish Holdco common share to Parent Holdco in exchange for US $1.00. For the avoidance of doubt, any Irish stamp duty liability arising in connection with the sale of Irish Holdco will be payable by Parent Holdco and Parent Holdco agrees to indemnify the Company against any such liability. As used in this Agreement, “Termination Fee” means (x) with respect to a payment required to be made by the Company an amount equal to $180,000,000 and (y) with respect to a payment required to be made by Parent an amount equal to $280,000,000.

(c) If (i) Parent or the Company shall have terminated this Agreement pursuant to Section 8.2(a) or 8.2(b) (with respect to an Order imposed by a Government Antitrust Entity), (ii) at the time of such termination, all conditions to the Closing set forth in this Agreement, other than the condition set forth in Section 7.1(a) (with respect to an Order imposed by a Government Antitrust Entity), Section 7.1(c) and/or Section 7.2(d) (with respect to a legal proceeding involving antitrust and/or competition Law) were satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination), and (iii) at the time of such termination, the condition set forth in Section 7.1(a) (with respect to an Order imposed by a Government Antitrust Entity), Section 7.1(c) or Section 7.2(d) (with respect to a legal proceeding involving antitrust and/or competition Law) has not been satisfied, then Parent shall promptly, but in no event later than two (2) business days after the date of such termination, pay the Company the Termination Fee, payable by wire transfer of immediately available funds to such account as the Company may designate in writing to Parent; provided that Parent shall not be obligated to pay the Company a Termination Fee under this Section 8.5(c) if the Company has breached its obligations under Section 6.3(g) in any manner that shall have contributed in any material respect to the failure of the conditions set forth in Section 7.1(a) (with respect to an Order imposed by a Government Antitrust Entity), Section 7.1(c) or Section 7.2(d) (with respect to a legal proceeding involving antitrust and/or competition Law) to be satisfied.

(d) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that if this Agreement is terminated pursuant to Sections 8.2(a), 8.2(c) or 8.4(b), and prior to the time of termination and after the date of this Agreement a bona fide Acquisition Proposal shall have been publicly announced or otherwise communicated to the board of directors of the Company and not withdrawn prior to the date of such termination, the Company shall reimburse Parent for its documented out-of-pocket expenses up to a maximum of $15,000,000 (the “Reimbursable Expenses”) promptly following receipt of an invoice from Parent documenting such expenses. Any Reimbursable Expenses paid to Parent shall be credited against any Termination Fee paid to Parent.

(e) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if (1) the Company fails to promptly effect the transfer of the amounts due pursuant to Section 8.5(b) or Section 8.5(d), including through the funding and transfer of Irish Holdco as contemplated in Section 8.5(b), or (2) Parent fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(c) (for purposes of this Section 8.5(e), the party obligated to make a payment, the “Paying Party” and the party entitled to receive a payment, the “Receiving Party”) and in order to obtain such payment, the Receiving Party commences a suit that results in a judgment against the Paying Party, the Paying Party shall pay to the Receiving Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as shown at the end of the day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of payment. If a Termination Fee is required to be paid pursuant to Section 8.5, the Receiving Party’s right to the Termination Fee from the Paying Party pursuant to this Section 8.5 and any additional amounts pursuant to this Section 8.5(e) shall be the sole and exclusive remedies of the Receiving Party and its respective Affiliates against the Paying Party, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Paying Party, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided further, however, that in no event will the Receiving Party be entitled to both the payment of the Termination Fee, and specific performance of this Agreement and in no event shall the Paying Party be required to pay the Termination Fee on more than one occasion. The parties hereto expressly acknowledge and agree that: (i) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, where a Receiving Party is entitled to receiving the Termination Fee, the payment of the Termination Fee pursuant to Section 8.5(b) or Section 8.5(c), respectively, and any additional amount due pursuant to this Section 8.5(e), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Receiving Party by reason of breach or termination of this Agreement, shall be in full and complete satisfaction of any and all monetary damages of the Receiving Party arising out of or related to this

Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach by the Company, Parent Holdco, Parent or Merger Sub, as applicable), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; and (ii) in the event this Agreement is terminated under circumstances where the Receiving Party is entitled to a Termination Fee, in no event shall a Receiving Party be entitled to seek or obtain any recovery or judgment in excess of the applicable Termination Fee (plus, in the case that a Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(e)) against the Paying Party, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, and in no event shall the Receiving Party be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including any breach by the Paying Party), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 8.5(e) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms.

ARTICLE IX

Miscellaneous and General

9.1 Survival. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE IV and Sections 6.7 (Employee Benefits) and 6.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger and any other transactions contemplated by this Agreement. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger, the other transactions contemplated by this Agreement or the termination of this Agreement.

9.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. The failure of any party to assert any of its rights hereunder or applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or applicable Law.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO

THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by this Agreement were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement) in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(c), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent Holdco, Parent or Merger Sub:

Shire Pharmaceuticals International

5 Riverwalk, Citywest Business Campus

Dublin

Ireland

Attention: Michael Garry

Email: mgarry@shire.com

Fax: +353 (0) 1 429 7701

with a copy to:

Shire

300 Shire Way

Lexington, MA 02421

Attention: Bill Mordan, General Counsel

Email: wrmordan@shire.com

Fax: (617) 613-4004

and

Ropes & Gray LLP Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:	Christopher D. Comeau
Paul M. Kinsella
Email:	christopher.comeau@ropesgray.com
paul.kinsella@ropesgray.com
Fax:	(617) 951-7050

If to the Company:

Dyax Corp. 55 Network Drive Burlington, MA 01803
Attention:	Andrew Ashe
Executive Vice President and General Counsel
E-mail: aashe@dyax.com
Fax: (617) 225-7708

with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004
Attention:	Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	veeraraghavank@sullcrom.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7 Entire Agreement. This Agreement and the CVR Agreement (including any annexes and exhibits hereto and thereto), the Company Disclosure Letter, the Confidentiality Agreement, dated October 9, 2015, between Parent Holdco and the Company (as may be amended from time to time, the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8 No Third Party Beneficiaries. Except as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) only, Parent Holdco, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Obligations of Parent Holdco, Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent Holdco or Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent Holdco and Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Definitions. Each of the terms set forth in ANNEX A is defined in the Section of this Agreement set forth opposite such term.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of or Annex or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Reference to a particular contract (including this Agreement), document or instrument means such contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Reference herein to “made available” (or words of similar import) in respect of information made available (or words of similar import) by the Company mean any information made available to Parent (including any information made available prior to the date hereof in the virtual data room maintained by the Company). Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “cash,” “dollars” and “$” mean United States Dollars. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex or Exhibit to, this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYAX CORP.

By:	/s/ Gustav Christensen
	Name:	Gustav Christensen
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SHIRE PHARMACEUTICALS INTERNATIONAL

By:	/s/ Michael Garry
	Name:	Michael Garry
	Title:	Director

PARQUET COURTS, INC.

By:	/s/ John Miller
	Name:	John Miller
	Title:	President and Treasurer

SHIRE PLC

By:	/s/ Flemming Ornskov
	Name:	Flemming Ornskov
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Term	Section
Acquisition Proposal	6.2(b)
Action	5.1(h)(iv)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
BLA	5.1(r)(vii)(B)
Book-Entry Share	4.1(a)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Collaboration Partner	5.1(r)(vi)
Collective Bargaining Agreement	5.1(i)(i)
Company	Preamble
Company 401(k) Plan	6.7(e)
Company Disclosure Letter	5.1
Company Intellectual Property	5.1(p)(xv)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company RSU	4.3(b)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Continuing Employee	6.7(a)
Contract	5.1(d)(ii)
CVR	5.1(d)(ii)
CVR Agreement	Recitals
D&O Insurance	6.9(b)
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Environmental Law	5.1(n)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(c)
Exchange Act	5.1(d)(i)

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Term	Section
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
FCPA	5.1(j)(ii)
FDA	5.1(r)(i)
Final Offering	4.3(c)
Fractional CVR	4.2(f)
GAAP	5.1(e)(iii)
Government Antitrust Entity	6.3(g)(i)
Governmental Entity	5.1(d)(i)
Guaranteed Obligations	6.12
Hazardous Substance	5.1(n)
Health Authority	5.1(r)(vi)
Health Law	5.1(r)(v)
HSR Act	5.1(d)(i)
Incentive Plans	6.7(d)
Indemnified Parties	6.9
Insurance Policies	5.1(q)
IND	5.1(r)(vii)(B)
Intellectual Property	5.1(p)(xv)
Irish Holdco	8.5(b)
IRS	5.1(h)(i)
Knowledge	5.1(g)
Laws	5.1(j)(i)
LFRP	5.1(b)(C)
Licenses	5.1(j)(i)
Lien	5.1(b)
Material Contract	5.1(k)(i)
Medicine	5.1(r)(v)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
NASDAQ	5.1(a)(C)
NDA	5.1(r)(vii)(B)
New Plans	6.7(b)
Old Plans	6.7(b)
Order	7.1(a)
ordinary course of business	5.1(g)
Outside Date	8.2(a)
Parent	Preamble
Parent 401(k) Plan	6.7(e)
Parent Holdco	Preamble
Patents	5.1(p)(xv)
Paying Agent	4.2(a)
Paying Party	8.5(e)
Permitted Liens	5.1(l)
Person	4.2(d)
Per Share Cash Consideration	4.1(a)
Per Share Merger Consideration	4.1(a)
Prohibited Payment	5.1(j)(ii)
Proxy Statement	6.3(b)
Receiving Party	8.5(e)

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Term	Section
Regulatory Authorities	5.1(r)(i)
Regulatory Licenses	5.1(r)(i)
Reimbursable Expenses	8.5(d)
Representatives	6.2(a)
Rights Agent	Recitals
Sarbanes-Oxley Act	5.1(e)(ii)
Scheduled Intellectual Property	5.1(p)(i)
SEC	5.1
Securities Act	5.1(d)(i)
Securities Laws	5.1(b)
Share, Shares	4.1(a)
Stockholders Meeting	6.3(a)
Stock Plans	4.3(a)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(m)
Tax, Taxes	5.1(o)
Tax Return	5.1(o)
Tax Sharing Agreements	5.1(o)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(xv)
Trademarks	5.1(p)(xv)
Transaction Litigation	6.13

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EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF

THE SURVIVING CORPORATION

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STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYAX CORP.

* * * * *

FIRST: The name of the corporation is Dyax Corp. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00. Each share of shall be entitled to one vote.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

NINTH: (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this NINTH ARTICLE to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(2) Any repeal or modification of this NINTH ARTICLE shall be prospective and shall not affect the rights under this NINTH ARTICLE in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

* * * * *

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IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on [    ] day of [            ], 2015.

/s/ [ ]
Name:
Title:

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EXHIBIT B

FORM OF BYLAWS OF

THE SURVIVING CORPORATION

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STATE of DELAWARE

AMENDED AND RESTATED

BYLAWS

OF

DYAX CORP.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. In addition to its registered office in the State of Delaware, the Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”), an annual meeting of stockholders, commencing with the year 2016, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.03. Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case

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of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation, these bylaws or the DGCL, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the certificate of incorporation or the DGCL, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Unless otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the affirmative vote of a majority of the shares of capital stock of the Corporation present, in person or by written proxy, at a meeting of stockholders and entitled to vote on the subject matter shall be the act of the stockholders.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c) Votes may be cast by any stockholder entitled to vote in person or by proxy. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast.

Section 2.07. Action by Consent. (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered

A-B-3

office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in the DGCL or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term of Office. The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one or more than nine. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of one director. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

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Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Section 3.13. Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a President, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

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Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an assistant Treasurer or the Secretary or an assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors

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may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in the DGCL and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the affirmative vote of a majority of the stockholders of entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

* * * * *

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EXHIBIT C

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

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EXHIBIT C

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

SHIRE PLC

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Rights Agent

Dated as of [●], 2015

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Page
Article I

Definitions

1.1	Definitions	A-C-4
1.2	Additional Definitions	A-C-6
1.3	Other Definitional Provisions	A-C-7

Article II

Contingent Value Rights

2.1	CVRs	A-C-7
2.2	Nontransferable	A-C-7
2.3	No Certificate; Registration; Registration of Transfer; Change of Address	A-C-7
2.4	Payment Procedures	A-C-8
2.5	No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent Holdco	A-C-9
2.6	Enforcement of Rights of Holders	A-C-9

Article III

The Rights Agent

3.1	Certain Duties and Responsibilities	A-C-9
3.2	Certain Rights of the Rights Agent	A-C-9
3.3	Resignation and Removal; Appointment of Successor	A-C-11
3.4	Acceptance of Appointment by Successor	A-C-11

Article IV

Covenants

4.1	List of Holders	A-C-11
4.2	Payment of Milestone Payment	A-C-11
4.3	Assignment Transactions	A-C-12
4.4	Diligent Efforts	A-C-12

Article V

Amendments

5.1	Amendments without Consent of Holders	A-C-12
5.2	Amendments with Consent of Holders	A-C-13
5.3	Execution of Amendments	A-C-13
5.4	Effect of Amendments	A-C-13

Article VI

Miscellaneous and General

6.1	Termination	A-C-13
6.2	Notices to the Rights Agent and Parent Holdco	A-C-13
6.3	Notice to Holders	A-C-14
6.4	Counterparts	A-C-15
6.5	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	A-C-15
6.6	Other Remedies	A-C-16
6.7	Entire Agreement	A-C-16
6.8	Third-Party Beneficiaries; Action by Acting Holders	A-C-16
6.9	Severability	A-C-16
6.10	Assignment	A-C-16
6.11	Benefits of Agreement	A-C-17
6.12	Legal Holidays	A-C-17
6.13	Interpretation; Construction	A-C-17

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CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2015 (this “Agreement”), by and between Shire plc, a company incorporated in Jersey (“Parent Holdco”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), in favor of each person who from time to time holds one or more contingent value rights (the “CVRs”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated November 2, 2015 (the “Merger Agreement”), by and among Dyax Corp., a Delaware corporation (the “Company”), Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), and Parent Holdco, pursuant to which Merger Sub will merge with and into the Company with the Company surviving (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, Parent Holdco has agreed to provide to the holders of shares of common stock, par value $0.01 per share of the Company (the “Shares”), holders of restricted stock units denominated in Shares (“RSU Holders”) and holders of stock options to purchase Shares (“Option Holders”) the right to receive the Milestone Payment (as defined below) during the Milestone Period (as defined below); and

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR is $4.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent Holdco and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

Definitions

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acting Holders” means, at the time of determination, Holders of at least thirty-five percent (35%) of the outstanding CVRs as set forth in the CVR Register.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than by Parent Holdco or any of Parent Holdco’s Subsidiaries. For purposes of clarification, an “Assignment Transaction” shall not apply to sales of the Product made by Parent Holdco or its Affiliates or ordinary course licensing arrangements between Parent Holdco and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling the Product.

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“Board of Directors” means the board of directors of Parent Holdco or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution of the Board of Directors that has been certified in writing by the chairman of the Board of Directors, the chief executive officer, chief financial officer, executive vice president, company secretary or a deputy company secretary of Parent Holdco to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, which has been delivered to the Rights Agent.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

“Change in Control” means (a) a merger or consolidation involving Parent Holdco in which Parent Holdco is not the surviving entity, (b) any transaction involving Parent Holdco in which Parent Holdco is the surviving entity but in which the stockholders of Parent Holdco immediately prior to such transaction own less than fifty percent (50%) of Parent Holdco’s voting power immediately after the transaction or (c) any other transaction pursuant to which rights in and to the Product are transferred to or acquired by any Person, by operation of law, other than by Parent Holdco or any of Parent Holdco’s Subsidiaries.

“Diligent Efforts” means, with respect to the Product, using such efforts and resources normally used by Persons of comparable size within the pharmaceutical industry for the development and seeking of regulatory approval for a pharmaceutical product having similar market potential as the Product at a similar stage of its development or product life, taking into account all relevant factors, including issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration and convenience, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development (other than any such product owned or controlled by Parent Holdco or any Affiliate or that Parent Holdco or any Affiliate is discovering, researching, developing, manufacturing or commercializing along with one or more collaborators), the launch or sales of a generic or biosimilar product, the regulatory structure involved, the regulatory environment and the expected profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product), and relevant technical, commercial, financial, legal, scientific and medical factors. For the avoidance of doubt, Section 4.4 shall apply to Parent Holdco and its successors and assigns.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

“Milestone” will be deemed to occur upon Parent Holdco’s or its Affiliates’ (or their respective successors or assigns) receipt of approval by the FDA of a biologic license application which approval grants Parent Holdco or its Affiliates (or their respective successors or assigns) the right to market and sell the Product in the United States in accordance with applicable Law for the prevention of attacks of type 1 and type 2 hereditary angioedema in patients with type 1 or type 2 hereditary angioedema, as evidenced by the publication of such approval by the FDA; provided that such approval (a) does not require the inclusion of a “boxed warning” (as defined in 21 CFR §201.57(c)(1)) in the product labeling, (b) does not require the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA under the authority granted to it in 21 U.S.C. § 355-1 other than one whose elements are limited to the distribution of educational materials and (c) is not granted by the FDA under subpart E of the Federal Drug and Cosmetic Act (21 CFR § 601); provided, further, for the avoidance of doubt, such approval may contain (x) a voluntary commitment to conduct a post-approval study or clinical trial or (y) a post-approval study or clinical trial required pursuant to 21 USC §355(o).

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“Milestone Payment” means $4.00 per CVR.

“Milestone Payment Date” means the date that is selected by Parent Holdco not more than ten (10) Business Days following the date of the achievement of the Milestone.

“Milestone Period” means the period commencing as of the date of this Agreement and ending 11:59 p.m., Eastern time, on December 31, 2019.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, an executive vice president, in each case of Parent Holdco, in his or her capacity as such an officer, and delivered to the Rights Agent or any other person authorized to act on behalf of Parent Holdco.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent Holdco or its Subsidiaries.

“Party” shall mean the Rights Agent, Parent Holdco and/or the Holder(s), as applicable.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company.

“Product” means the compound known as DX-2930, having the heavy chain and light chain as set forth in Appendix A.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

1.2 Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Acquiror	4.3(a)(i)
Aggregate Milestone Payment	2.4(a)
Agreement	Preamble
Company	Recitals
CVR	Preamble
CVR Register	2.3(b)
Equity Awards Schedule	2.3(b)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone Achievement Certificate	2.4(a)
Option Holders	Recitals
Parent	Recitals
Parent Holdco	Preamble
RSU Holders	Recitals
Shares	Recitals

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1.3 Other Definitional Provisions. Unless the context expressly otherwise requires:

(a) the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) the term “or” will not be deemed to be exclusive;

(g) references herein to any gender include the other gender; and

(h) any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

ARTICLE II

Contingent Value Rights

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders shall be the (i) holders of Shares other than Excluded Shares immediately prior to the Effective Time and (ii) holders of Company Options and Company RSUs immediately prior to the Effective Time whose Company Options and Company RSUs are converted into the right to receive the Per Share Merger Consideration pursuant to Article IV of the Merger Agreement.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted transfer, in whole or in part, that is not a Permitted Transfer, will be void ab initio and of no effect.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVRs shall, in the case of the holders of Shares immediately prior to the Effective Time, other than the Excluded Shares, be registered in the names and addresses of the holder as set forth in the form Parent Holdco furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Per Share Merger Consideration. The CVR Register will initially show one position for Cede & Co representing all Shares held by DTC on behalf of street holders held by such holders as of immediately prior to the Effective Time. In the case of RSU Holders and Option Holders, the CVRs shall be registered in the names and addresses of such RSU Holder or Option Holder, as applicable, and in a denomination equal to the number of Shares subject to the outstanding restricted stock units held by such RSU Holder immediately prior to the Effective Time or the number of Shares underlying the outstanding stock options held by such Option Holder immediately prior to the Effective Time, as applicable, and, in each case, as set forth in a schedule delivered by the Company to Parent Holdco (the “Equity Awards Schedule”). The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

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(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent Holdco and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the written notice is in proper form, promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If the Milestone occurs at any time prior to the expiration of the Milestone Period, then, on or prior to the Milestone Payment Date, Parent Holdco will deliver or cause to be delivered to the Rights Agent (i) a certificate (the “Milestone Achievement Certificate”) certifying the date of the satisfaction of the Milestone and that the Holders are entitled to receive the Milestone Payment and (ii) a wire transfer of immediately available funds to an account designated by the Rights Agent, in the aggregate amount equal to the number of CVRs (as reflected in the CVR Register) then outstanding multiplied by the amount of the Milestone Payment (the “Aggregate Milestone Payment”). After receipt of the wire transfer described in the foregoing sentence, the Rights Agent will promptly (and in any event, within five (5) Business Days) pay (x) by one lump sum wire payment to DTC for any Holder who is a former street name holder of Shares and (y) for all other Holders, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent (such amount in (x) and (y) together, an amount in cash equal to Aggregate Milestone Payment). The Rights Agent shall hold the Aggregate Milestone Payment in a non-interest bearing account until such payment is made in accordance with the foregoing sentence. Notwithstanding the foregoing, in no event shall Parent Holdco be required to pay the Milestone Payment more than once and Parent Holdco shall not be required to pay the Milestone Payment if the Milestone occurs after the expiration of the Milestone Period.

(b) Parent Holdco or the Rights Agent shall be entitled to deduct or withhold from the Milestone Payment, if payable, such amounts as may be required to be deducted or withheld with respect to the Milestone Payment or CVR under the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign Law relating to Taxes, as may be reasonably determined by Parent Holdco or the Rights Agent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary Tax forms in order to reduce or eliminate such withholding amounts. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and prior to the fifteenth (15th) day of February in the year following any payment of such Taxes by Parent Holdco or the Rights Agent, the Rights Agent shall deliver to the person to whom such amounts would otherwise have been paid the original Form 1099 or other reasonably acceptable evidence of such withholding.

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(c) Any portion of any Milestone Payment that remains undistributed to the Holders six (6) months after the date of the Milestone Achievement Certificate shall be delivered by the Rights Agent to Parent Holdco, upon demand, and any Holder shall thereafter look only to Parent Holdco for payment of such Milestone Payment, without interest, but such Holder shall have no greater rights against Parent Holdco than those accorded to general unsecured creditors of Parent Holdco under applicable Law.

(d) Neither Parent Holdco nor the Rights Agent shall be liable to any person in respect of any Milestone Payment delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent Holdco’s and/or the Rights Agent’s reasonable best efforts to deliver a Milestone Payment to the applicable Holder, such Milestone Payment has not been paid prior to the date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Entity, any such Milestone Payment shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent Holdco, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent Holdco agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent Holdco.

(e) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Parties agree to treat the CVRs and the Milestone Payment received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Shares and none of the Parties will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

(f) The Parties agree, to the extent consistent with applicable law, to treat the payments from the CVRs received with respect to the Company RSUs and Company Options for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the CVR as a payment itself).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent Holdco.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

The CVRs shall not represent any equity or ownership interest in Parent Holdco or in any constituent company to the Merger or any of their respective Affiliates.

2.6 Enforcement of Rights of Holders Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Acting Holders.

ARTICLE III

The Rights Agent

3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent Holdco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request,

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direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith on its part, incur no liability and be held harmless by Parent Holdco for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection, and shall be held harmless by Parent Holdco in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent Holdco with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent Holdco only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent Holdco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent Holdco), nor shall it be responsible for any breach by Parent Holdco of any covenant or condition contained in this Agreement;

(h) Parent Holdco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, suit or loss incurred without negligence, bad faith or willful or intentional misconduct;

(i) the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j) Parent Holdco agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent Holdco on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes other than withholding Taxes owed by Holders and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent Holdco for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

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3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent Holdco specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent Holdco has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent Holdco to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent Holdco, by a Board Resolution, shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent Holdco shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent Holdco fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent Holdco.

(d) The Rights Agent will cooperate with Parent Holdco and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent Holdco and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent Holdco or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

Covenants

4.1 List of Holders. Parent Holdco shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, in such form as Parent Holdco receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders and, with respect to RSU Holders and Option Holders, in such form as set forth in the Equity Awards Schedule.

4.2 Payment of Milestone Payment. Parent Holdco will duly deposit or cause to be deposited with the Rights Agent, on or prior to the Milestone Payment Date, the Milestone Payment to be made to the Holders in accordance with the terms of this Agreement. Such amounts shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due.

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4.3 Assignment Transactions.

(a) Parent Holdco shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction in which material commercialization rights to the Product in the U.S. or the obligations set forth in Section 4.4 of this Agreement are transferred other than to an Affiliate, unless (i) the acquiring Person (each such Person, an “Acquiror”) is either (x) one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, or (y) a pharmaceutical or biotechnology company with a regulatory and scientific infrastructure comparable to that used by Parent Holdco to pursue the Milestone for the Product at such time and (ii) Parent Holdco has delivered to the Rights Agent an Officer’s Certificate and Opinion of Counsel stating that such condition precedent has been complied with. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent Holdco’s obligations hereunder, Parent Holdco may elect to be released from any and all obligations hereunder only if the Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent Holdco to be performed or observed.

(b) Notwithstanding Section 4.3(a), Parent Holdco may, in its sole discretion and without the consent of any other party, consummate any Change in Control.

4.4 Diligent Efforts. During the Milestone Period, Parent Holdco (and its successors and assigns) shall, and shall cause its (and their) Subsidiaries to, use Diligent Efforts to achieve the Milestone prior to the end of the Milestone Period and as promptly as practicable following the Effective Time.

ARTICLE V

Amendments

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent Holdco, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent Holdco such further covenants, restrictions, conditions or provisions as Parent Holdco shall consider to be for the protection of the Holders, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, provided that, such amendments do not adversely affect the interests of the Holders;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

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(vi) subject to Section 4.3, to evidence the succession of another Person to Parent Holdco and the assumption by any such successor of the covenants of Parent Holdco contained herein;

(vii) to evidence the assignment of this Agreement by Parent Holdco as provided in Section 4.3; or

(viii) any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent Holdco, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

Miscellaneous and General

6.1 Termination. This Agreement will be terminated and of no force or effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent Holdco to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent to each Holder of the Milestone Payment required to be paid under the terms of this Agreement in accordance with Section 2.4(a), and (b) the expiration of the Milestone Period. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.2 Notices to the Rights Agent and Parent Holdco. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either party to

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the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier to such party, in the case of mail, facsimile or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent Holdco:

Shire plc

5 Riverwalk, Citywest Business Campus

Dublin

Ireland

Attention: Michael Garry

Fax: +353 (0) 1 429 7701

With a copy to:

Shire

300 Shire Way

Lexington, MA 02421

Attention: Bill Mordan, General Counsel

Fax: (617) 613-4004

If to Rights Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Trust Department

Phone: [●]

Fax: [●]

Email: [●]

With a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Legal Department

Phone: [●]

Fax: [●]

Email: [●]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. All such notices, requests, instructions, demands, waivers and other communications or documents give as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

6.3 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent Holdco and the Rights Agent on behalf of the Holders and delivered to each other, it being understood that Parent Holdco and the Rights Agent need not sign the same counterpart.

6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED IN ACCORDANCE WITH, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, and any appellate court from any thereof, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to and grants any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 6.5(a) in the manner provided for notices in Section 6.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) EACH PARTY

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UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(b).

6.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.8 Third-Party Beneficiaries; Action by Acting Holders. Parent Holdco and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who are intended third-party beneficiaries hereof. Parent Holdco and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the right of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The parties hereto hereby agree that irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Parent Holdco or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holders, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent Holdco or Assignee, on the one hand, and the Rights Agent or the Acting Holders, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to seek specific enforcement of the terms and provisions of this Agreement.

6.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

6.10 Assignment. This Agreement shall not be assignable provided, however, that (a) Parent Holdco may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is a direct or indirect wholly-owned subsidiaries of Parent Holdco, provided that Parent Holdco remains jointly and severally liable, (ii) with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.3.

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6.11 Benefits of Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent Holdco, which notice, if given, shall be irrevocable. Parent Holdco may, in its sole discretion, at any time, offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

6.12 Legal Holidays. In the event that any Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

6.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SHIRE PLC

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

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Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [                    ] (this “Agreement”), between Shire plc, a company incorporated in Jersey (“Assignor”) and [●], a [                    ] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”) are parties to a Contingent Value Rights Agreement dated as of [●] (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.	Assignment. Effective as of [●] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2.	Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware, without giving effect to the principles of conflicts of laws thereof.

5.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

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Annex B

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

SHIRE PLC

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Rights Agent

Dated as of [●], 2015

B-i

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2015 (this “Agreement”), by and between Shire plc, a company incorporated in Jersey (“Parent Holdco”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), in favor of each person who from time to time holds one or more contingent value rights (the “CVRs”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated November 2, 2015 (the “Merger Agreement”), by and among Dyax Corp., a Delaware corporation (the “Company”), Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), and Parent Holdco, pursuant to which Merger Sub will merge with and into the Company with the Company surviving (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, Parent Holdco has agreed to provide to the holders of shares of common stock, par value $0.01 per share of the Company (the “Shares”), holders of restricted stock units denominated in Shares (“RSU Holders”) and holders of stock options to purchase Shares (“Option Holders”) the right to receive the Milestone Payment (as defined below) during the Milestone Period (as defined below); and

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR is $4.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent Holdco and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

Definitions

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acting Holders” means, at the time of determination, Holders of at least thirty-five percent (35%) of the outstanding CVRs as set forth in the CVR Register.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than by Parent Holdco or any of Parent Holdco’s Subsidiaries. For purposes of clarification, an “Assignment Transaction” shall not apply to sales of the Product made by Parent Holdco or its Affiliates or ordinary course licensing arrangements between Parent Holdco and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling the Product.

“Board of Directors” means the board of directors of Parent Holdco or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution of the Board of Directors that has been certified in writing by the chairman of the Board of Directors, the chief executive officer, chief financial officer, executive vice president, company secretary or a deputy company secretary of Parent Holdco to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, which has been delivered to the Rights Agent.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

“Change in Control” means (a) a merger or consolidation involving Parent Holdco in which Parent Holdco is not the surviving entity, (b) any transaction involving Parent Holdco in which Parent Holdco is the surviving entity but in which the stockholders of Parent Holdco immediately prior to such transaction own less than fifty percent (50%) of Parent Holdco’s voting power immediately after the transaction or (c) any other transaction pursuant to which rights in and to the Product are transferred to or acquired by any Person, by operation of law, other than by Parent Holdco or any of Parent Holdco’s Subsidiaries.

“Diligent Efforts” means, with respect to the Product, using such efforts and resources normally used by Persons of comparable size within the pharmaceutical industry for the development and seeking of regulatory approval for a pharmaceutical product having similar market potential as the Product at a similar stage of its development or product life, taking into account all relevant factors, including issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration and convenience, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development (other than any such product owned or controlled by Parent Holdco or any Affiliate or that Parent Holdco or any Affiliate is discovering, researching, developing, manufacturing or commercializing along with one or more collaborators), the launch or sales of a generic or biosimilar product, the regulatory structure involved, the regulatory environment and the expected profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product), and relevant technical, commercial, financial, legal, scientific and medical factors. For the avoidance of doubt, Section 4.4 shall apply to Parent Holdco and its successors and assigns.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

“Milestone” will be deemed to occur upon Parent Holdco’s or its Affiliates’ (or their respective successors or assigns) receipt of approval by the FDA of a biologic license application which approval grants Parent Holdco or its Affiliates (or their respective successors or assigns) the right to market and sell the Product in the United States in accordance with applicable Law for the prevention of attacks of type 1 and type 2 hereditary angioedema in patients with type 1 or type 2 hereditary angioedema, as evidenced by the publication of such approval by the FDA; provided that such approval (a) does not require the inclusion of a “boxed warning” (as defined in 21 CFR §201.57(c)(1)) in the product labeling, (b) does not require the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA under the authority granted to it in 21 U.S.C. § 355-1 other than one whose elements are limited to the distribution of educational materials and (c) is not granted by the FDA under subpart E of the Federal Drug and Cosmetic Act (21 CFR § 601); provided, further, for the avoidance of doubt, such approval may contain (x) a voluntary commitment to conduct a post-approval study or clinical trial or (y) a post-approval study or clinical trial required pursuant to 21 USC §355(o).

“Milestone Payment” means $4.00 per CVR.

“Milestone Payment Date” means the date that is selected by Parent Holdco not more than ten (10) Business Days following the date of the achievement of the Milestone.

“Milestone Period” means the period commencing as of the date of this Agreement and ending 11:59 p.m., Eastern time, on December 31, 2019.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, an executive vice president, in each case of Parent Holdco, in his or her capacity as such an officer, and delivered to the Rights Agent or any other person authorized to act on behalf of Parent Holdco.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent Holdco or its Subsidiaries.

“Party” shall mean the Rights Agent, Parent Holdco and/or the Holder(s), as applicable.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company.

“Product” means the compound known as DX-2930, having the heavy chain and light chain as set forth in Appendix A.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

1.2 Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Acquiror	4.3(a)(i)
Aggregate Milestone Payment	2.4(a)
Agreement	Preamble
Company	Recitals
CVR	Preamble
CVR Register	2.3(b)
Equity Awards Schedule	2.3(b)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone Achievement Certificate	2.4(a)
Option Holders	Recitals
Parent	Recitals
Parent Holdco	Preamble
RSU Holders	Recitals
Shares	Recitals

1.3 Other Definitional Provisions. Unless the context expressly otherwise requires:

(a) the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) the term “or” will not be deemed to be exclusive;

(g) references herein to any gender include the other gender; and

(h) any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

ARTICLE II

Contingent Value Rights

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders shall be the (i) holders of Shares other than Excluded Shares immediately prior to the Effective Time and (ii) holders of Company Options and Company RSUs immediately prior to the Effective Time whose Company Options and Company RSUs are converted into the right to receive the Per Share Merger Consideration pursuant to Article IV of the Merger Agreement.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted transfer, in whole or in part, that is not a Permitted Transfer, will be void ab initio and of no effect.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVRs shall, in the case of the holders of Shares immediately prior to the Effective Time, other than the Excluded Shares, be registered in the names and addresses of the holder as set forth in the form Parent Holdco furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Per Share Merger Consideration. The CVR Register will initially show one position for Cede & Co representing all Shares held by DTC on behalf of street holders held by such holders as of immediately prior to the Effective Time. In the case of RSU Holders and Option Holders, the CVRs shall be registered in the names and addresses of such RSU Holder or Option Holder, as applicable, and in a denomination equal to the number of Shares subject to the outstanding restricted stock units held by such RSU Holder immediately prior to the Effective Time or the number of Shares underlying the outstanding stock options held by such Option Holder immediately prior to the Effective Time, as applicable, and, in each case, as set forth in a schedule delivered by the Company to Parent Holdco (the “Equity Awards Schedule”). The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent Holdco and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the written notice is in proper form, promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If the Milestone occurs at any time prior to the expiration of the Milestone Period, then, on or prior to the Milestone Payment Date, Parent Holdco will deliver or cause to be delivered to the Rights Agent (i) a certificate (the “Milestone Achievement Certificate”) certifying the date of the satisfaction of the Milestone and that the Holders are entitled to receive the Milestone Payment and (ii) a wire transfer of immediately available funds to an account designated by the Rights Agent, in the aggregate amount equal to the number of CVRs (as reflected in the CVR Register) then outstanding multiplied by the amount of the Milestone Payment (the “Aggregate Milestone Payment”). After receipt of the wire transfer described in the foregoing sentence, the Rights Agent will promptly (and in any event, within five (5) Business Days) pay (x) by one lump sum wire payment to DTC for any Holder who is a former street name holder of Shares and (y) for all other Holders, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent (such amount in (x) and (y) together, an amount in cash equal to Aggregate Milestone Payment). The Rights Agent shall hold the Aggregate Milestone Payment in a non-interest bearing account until such payment is made in accordance with the foregoing sentence. Notwithstanding the foregoing, in no event shall Parent Holdco be required to pay the Milestone Payment more than once and Parent Holdco shall not be required to pay the Milestone Payment if the Milestone occurs after the expiration of the Milestone Period.

(b) Parent Holdco or the Rights Agent shall be entitled to deduct or withhold from the Milestone Payment, if payable, such amounts as may be required to be deducted or withheld with respect to the Milestone Payment or CVR under the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign Law relating to Taxes, as may be reasonably determined by Parent Holdco or the Rights Agent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary Tax forms in order to reduce or eliminate such withholding amounts. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and prior to the fifteenth (15th) day of February in the year following any payment of such Taxes by Parent Holdco or the Rights Agent, the Rights Agent shall deliver to the person to whom such amounts would otherwise have been paid the original Form 1099 or other reasonably acceptable evidence of such withholding.

(c) Any portion of any Milestone Payment that remains undistributed to the Holders six (6) months after the date of the Milestone Achievement Certificate shall be delivered by the Rights Agent to Parent Holdco, upon demand, and any Holder shall thereafter look only to Parent Holdco for payment of such Milestone Payment, without interest, but such Holder shall have no greater rights against Parent Holdco than those accorded to general unsecured creditors of Parent Holdco under applicable Law.

(d) Neither Parent Holdco nor the Rights Agent shall be liable to any person in respect of any Milestone Payment delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent Holdco’s and/or the Rights Agent’s reasonable best efforts to deliver a Milestone Payment to the applicable Holder, such Milestone Payment has not been paid prior to the date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Entity, any such Milestone Payment shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent Holdco, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent Holdco agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent Holdco.

(e) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Parties agree to treat the CVRs and the Milestone Payment received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Shares and none of the Parties will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

(f) The Parties agree, to the extent consistent with applicable law, to treat the payments from the CVRs received with respect to the Company RSUs and Company Options for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the CVR as a payment itself).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent Holdco.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

The CVRs shall not represent any equity or ownership interest in Parent Holdco or in any constituent company to the Merger or any of their respective Affiliates.

2.6 Enforcement of Rights of Holders Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Acting Holders.

ARTICLE III

The Rights Agent

3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent Holdco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith on its part, incur no liability and be held harmless by Parent Holdco for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection, and shall be held harmless by Parent Holdco in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent Holdco with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent Holdco only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent Holdco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent Holdco), nor shall it be responsible for any breach by Parent Holdco of any covenant or condition contained in this Agreement;

(h) Parent Holdco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, suit or loss incurred without negligence, bad faith or willful or intentional misconduct;

(i) the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j) Parent Holdco agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent Holdco on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes other than withholding Taxes owed by Holders and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent Holdco for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent Holdco specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent Holdco has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent Holdco to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent Holdco, by a Board Resolution, shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent Holdco shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent Holdco fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent Holdco.

(d) The Rights Agent will cooperate with Parent Holdco and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent Holdco and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent Holdco or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

Covenants

4.1 List of Holders. Parent Holdco shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, in such form as Parent Holdco receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders and, with respect to RSU Holders and Option Holders, in such form as set forth in the Equity Awards Schedule.

4.2 Payment of Milestone Payment. Parent Holdco will duly deposit or cause to be deposited with the Rights Agent, on or prior to the Milestone Payment Date, the Milestone Payment to be made to the Holders in accordance with the terms of this Agreement. Such amounts shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due.

4.3 Assignment Transactions.

(a) Parent Holdco shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction in which material commercialization rights to the Product in the U.S. or the obligations set forth in Section 4.4 of this Agreement are transferred other than to an Affiliate, unless (i) the acquiring Person (each such Person, an “Acquiror”) is either (x) one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, or (y) a pharmaceutical or biotechnology company with a regulatory and scientific infrastructure comparable to that used by Parent Holdco to pursue the Milestone for the Product at such time and (ii) Parent Holdco has delivered to the Rights Agent an Officer’s Certificate and Opinion of Counsel stating that such condition precedent has been complied with. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent Holdco’s obligations hereunder, Parent Holdco may elect to be released from any and all obligations hereunder only if the Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent Holdco to be performed or observed.

(b) Notwithstanding Section 4.3(a), Parent Holdco may, in its sole discretion and without the consent of any other party, consummate any Change in Control.

4.4 Diligent Efforts. During the Milestone Period, Parent Holdco (and its successors and assigns) shall, and shall cause its (and their) Subsidiaries to, use Diligent Efforts to achieve the Milestone prior to the end of the Milestone Period and as promptly as practicable following the Effective Time.

ARTICLE V

Amendments

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent Holdco, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent Holdco such further covenants, restrictions, conditions or provisions as Parent Holdco shall consider to be for the protection of the Holders, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, provided that, such amendments do not adversely affect the interests of the Holders;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

(vi) subject to Section 4.3, to evidence the succession of another Person to Parent Holdco and the assumption by any such successor of the covenants of Parent Holdco contained herein;

(vii) to evidence the assignment of this Agreement by Parent Holdco as provided in Section 4.3; or

(viii) any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent Holdco, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

Miscellaneous and General

6.1 Termination. This Agreement will be terminated and of no force or effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent Holdco to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent to each Holder of the Milestone Payment required to be paid under the terms of this Agreement in accordance with Section 2.4(a), and (b) the expiration of the Milestone Period. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.2 Notices to the Rights Agent and Parent Holdco. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier to such party, in the case of mail, facsimile or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent Holdco:

Shire plc

5 Riverwalk, Citywest Business Campus

Dublin

Ireland

Attention: Michael Garry

Fax: +353 (0) 1 429 7701

With a copy to:

Shire

300 Shire Way

Lexington, MA 02421

Attention: Bill Mordan, General Counsel

Fax: (617) 613-4004

If to Rights Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Trust Department

Phone: [●]

Fax: [●]

Email: [●]

With a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Legal Department

Phone: [●]

Fax: [●]

Email: [●]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. All such notices, requests, instructions, demands, waivers and other communications or documents give as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

6.3 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent Holdco and the Rights Agent on behalf of the Holders and delivered to each other, it being understood that Parent Holdco and the Rights Agent need not sign the same counterpart.

6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED IN ACCORDANCE WITH, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, and any appellate court from any thereof, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to and grants any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 6.5(a) in the manner provided for notices in Section 6.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(b).

6.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.8 Third-Party Beneficiaries; Action by Acting Holders. Parent Holdco and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who are intended third-party beneficiaries hereof. Parent Holdco and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the right of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The parties hereto hereby agree that irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Parent Holdco or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holders, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent Holdco or Assignee, on the one hand, and the Rights Agent or the Acting Holders, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to seek specific enforcement of the terms and provisions of this Agreement.

6.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

6.10 Assignment. This Agreement shall not be assignable provided, however, that (a) Parent Holdco may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is a direct or indirect wholly-owned subsidiaries of Parent Holdco, provided that Parent Holdco remains jointly and severally liable, (ii) with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.3.

6.11 Benefits of Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent Holdco, which notice, if given, shall be irrevocable. Parent Holdco may, in its sole discretion, at any time, offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

6.12 Legal Holidays. In the event that any Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

6.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SHIRE PLC

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [                    ] (this “Agreement”), between Shire plc, a company incorporated in Jersey (“Assignor”) and [●], a [                    ] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”) are parties to a Contingent Value Rights Agreement dated as of [●] (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.	Assignment. Effective as of [●] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2.	Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware, without giving effect to the principles of conflicts of laws thereof.

5.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

B-I-1

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

B-I-2

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

November 1, 2015

The Board of Directors

Dyax Corp.

55 Network Drive

Burlington, MA 01803

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Dyax Corp., a Delaware corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among the Company, Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”),Parquet Courts, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Shire Plc, a company incorporated in Jersey (“Parent Holdco”). The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than Shares that are owned by (i) Parent, Merger Sub, any other direct or indirect subsidiary of Parent or by the Company and (ii) by Dissenting Stockholders (as defined in the Agreement) (the Shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of Parent, the “Excluded Shares”)) will be converted into the right to receive (a) an amount in cash equal to $37.30 per Share (the “Per Share Cash Consideration”), and (b) one contractual contingent value right (a “CVR”), representing the right to receive the Milestone Payment (as such term is defined in the Contingent Value Rights Agreement in the form attached to the Agreement (the “CVR Agreement”)), at the time provided for in the CVR Agreement (the Per Share Cash Consideration, together (and not separately) with one CVR, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM

NEW YORK        •        LONDON        •        SAN FRANCISCO        •        LOS ANGELES

The Board of Directors

Dyax Corp.

November 1, 2015

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided any investment banking or other services to the Company, Parent Holdco, Parent or Merger Sub for which we have received any compensation. We may provide investment banking and other services to or with respect to the Company, Parent Holdco or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent Holdco, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement and the CVR Agreement, each dated October 31, 2015 (the “Draft Agreements”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2014, December 31, 2013 and December 31, 2012; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement and CVR Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation,

The Board of Directors

Dyax Corp.

November 1, 2015

restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement and the CVR Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement, the CVR Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

PRELIMINARY COPY—SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF

DYAX CORP.

[•], 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along  perforated line and mail in the envelope provided.  i

     ■   00030003030000000000   2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
		FOR	AGAINST	ABSTAIN

1.  To adopt the Agreement and Plan of Merger, dated as of November 2, 2015, as it may be amended from time to time (the “Merger Agreement”), by and among Dyax Corp., a Delaware Corporation, Shire Pharmaceuticals International, a company incorporated in Ireland, Parquet Courts, Inc., a Delaware corporation and a wholly owned subsidiary of Shire Pharmaceuticals International, and Shire plc, a company incorporated in Jersey.

		☐	☐	☐

	2. To approve, by non-binding, advisory vote, certain compensation arrangements for Dyax Corp.’s named executive officers in connection with the merger.	☐	☐	☐

3.  To adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement.

		☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

0                     ■

DYAX CORP.

2016 SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Dyax Corp. hereby appoints Gustav Christensen and George Migausky, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the special meeting of stockholders (the “Special Meeting”) to be held at [●] [a.m.], local time on [●], 2016, at [●], and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted “FOR” approval of the proposal to adopt the Merger Agreement, as described in Proposal 1, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Dyax’s named executive officers in connection with the merger, as described in Proposal 2, and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement, as described in Proposal 3. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the Special Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

■	1.1	14475	■

SPECIAL MEETING OF STOCKHOLDERS OF

DYAX CORP.

[●], 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

i    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    i

¢	00030003030000000000 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1.

To adopt the Agreement and Plan of Merger, dated as of November 2, 2015, as it may be amended from time to time (the “Merger Agreement”), by and among Dyax Corp., a Delaware Corporation, Shire Pharmaceuticals International, a company incorporated in Ireland, Parquet Courts, Inc., a Delaware corporation and a wholly owned subsidiary of Shire Pharmaceuticals International, and Shire plc, a company incorporated in Jersey.

			☐	☐	☐

	2.	To approve, by non-binding, advisory vote, certain compensation arrangements for Dyax Corp.’s named executive officers in connection with the merger.	☐	☐	☐

3.

To adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement.

			☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢